    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1998

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                       AMERICAN INTERNATIONAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                            6331                       13-2592361
 (State or other jurisdiction      (Primary Standard Industrial        (I.R.S. Employer
              of                   Classification Code Number)      Identification Number)
incorporation or organization)

                                 70 PINE STREET
                            NEW YORK, NEW YORK 10270
                                 (212) 770-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               FLORENCE A. DAVIS

                       VICE PRESIDENT AND GENERAL COUNSEL
                       AMERICAN INTERNATIONAL GROUP, INC.
                                 70 PINE STREET
                            NEW YORK, NEW YORK 10270
                                 (212) 770-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

                             JAMES C. MORPHY, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                               NEW YORK, NY 10004
                                 (212) 558-4000
                           JONATHAN L. FREEDMAN, ESQ.
                              DEWEY BALLANTINE LLP
                          1301 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019
                                 (212) 259-8000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger (the "Merger") of American Bankers Insurance Group, Inc. ("American Bankers") with and into a subsidiary of the Registrant pursuant to the Agreement and Plan of Merger described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                           PROPOSED MAXIMUM
                                                           PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
TITLE OF EACH CLASS OF                        AMOUNT TO     OFFERING PRICE     OFFERING    REGISTRATION FEE
  SECURITIES TO BE REGISTERED(1)           BE REGISTERED(2)    PER SHARE       PRICE(3)          (4)
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $2.50 per share.... 18,971,255 Shs.       N/A       $1,944,078,775   $573,503.24
-----------------------------------------------------------------------------------------------------------
$3.125 Cumulative Convertible Serial
  Preferred Stock, Series C, par value
  $5.00 per share..........................  2,300,000 Shs.       N/A        $217,350,000     $64,118.25
===========================================================================================================

(1) This Registration Statement relates to the Common Stock, par value $2.50 per share (the "AIG Common Stock"), of the Registrant issuable to holders of the Common Stock, par value $1.00 per share (the "Common Stock"), of American Bankers and the $3.125 Cumulative Convertible Serial Preferred Stock, Series C, par value $5.00 per share (the "AIG Series C Preferred Stock") of the Registrant issuable to holders of the $3.125 Series B Cumulative Convertible Preferred Stock, no par value (the "Preferred Stock") of American Bankers in connection with the Merger.
(2) The number of shares to be registered pursuant to this Registration Statement is based on the maximum number of shares of AIG Common Stock and AIG Series C Preferred Stock issuable to shareholders of American Bankers in the Merger at an assumed maximum exchange ratio of (i) .4495 of a share of AIG Common Stock in exchange for each share of Common Stock (assuming that all shares of Common Stock are exchanged only for AIG Common Stock) and (ii) one share of AIG Series C Preferred Stock in exchange for each share of Preferred Stock, and assuming that the maximum number of shares of Common Stock to be acquired in the Merger for AIG Common Stock is 42,205,238 and the maximum number of shares of Preferred Stock to be acquired in the Merger for AIG Series C Preferred Stock is 2,300,000.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based on the product of the estimated maximum number of shares of Common Stock to be acquired in the Merger (42,205,238) multiplied by $46.0625, the average of the high and low prices of Common Stock on January 23, 1998, as reported on the New York Stock Exchange, plus the product of the estimated maximum number of shares of Preferred Stock to be acquired in the Merger (2,300,000) multiplied by $94.50, the average of the high and low prices of Preferred Stock on January 23, 1998, as reported on the New York Stock Exchange.

(4) Calculated by multiplying .000295 by the proposed maximum aggregate offering price. $421,059.44 of such amount is offset pursuant to Rule 457 by fees previously paid.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

              [AMERICAN BANKERS INSURANCE GROUP, INC. LETTERHEAD]
                                                                  R. KIRK LANDON
                                                           CHAIRMAN OF THE BOARD

                                                                January 30, 1998

Dear Fellow Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of American Bankers Insurance Group, Inc. The special meeting of the holders of $3.125 Series B Cumulative Convertible Preferred Stock will be held on March 4, 1998 at 10:00 A.M., Eastern time, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596. The special meeting of the holders of Common Stock will be held on March 6, 1998 at 10:00 A.M., Eastern time, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596. At the special meetings you will be asked to approve a merger pursuant to which:

     - American Bankers will become a wholly-owned subsidiary of American International Group, Inc.;

     - each share of Series B Preferred Stock will be converted into one share of AIG Cumulative Convertible Serial Preferred Stock, Series C which will contain terms substantially similar to the terms of the Series B Preferred Stock (after making appropriate conversion adjustments) and will be convertible into AIG Common Stock; and

     - each outstanding share of Common Stock will be converted, at the election of the holder, but subject to certain limitations, into $47.00 in cash, AIG Common Stock with a value equal to $47.00 (based on a specific ten day averaging period for AIG Common Stock), or a combination of cash and AIG Common Stock with a value equal to $47.00, as discussed more fully in the enclosed Proxy Statement/Prospectus, which you are urged to read carefully.

     The Board of Directors believes the merger will allow American Bankers to enjoy opportunities for operating efficiencies and synergies, particularly in the international distribution of American Bankers' products. American Bankers shareholders will have the opportunity to participate in these synergies following the merger as shareholders of American International Group, Inc.

     The Board of Directors has received a written opinion of Salomon Smith Barney to the effect that, based upon and subject to the matters set forth in the opinion, the consideration to be received by the holders of Series B Preferred Stock and Common Stock pursuant to the merger is fair, from a financial point of view, to the American Bankers shareholders (including holders of both Series B Preferred Stock and Common Stock).

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, AMERICAN BANKERS AND ITS SHAREHOLDERS (INCLUDING HOLDERS OF BOTH SERIES B PREFERRED STOCK AND COMMON STOCK) AND RECOMMENDS THAT HOLDERS OF SERIES B PREFERRED STOCK AND COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     YOUR VOTE IS IMPORTANT. To assure your representation at the special meeting applicable to you, please complete, sign and date the enclosed proxy card and return it in the enclosed white prepaid envelope marked "Proxy". This will allow your shares to be voted whether or not you attend the meeting.

     Holders of Series B Preferred Stock should not send their stock certificates with their proxy cards. Holders of Common Stock wishing to make a Cash Election or Stock Election, as described in this Proxy Statement/Prospectus, should send in their stock certificates along with the enclosed Election Form properly completed in the enclosed brown envelope marked "Election Form". An election to receive cash or stock in the Merger will not constitute a vote in favor of approval of the Merger.

                                          Sincerely yours,

                                          [/s/ R. Kirk Landon]

                                          R. Kirk Landon
                                          Chairman of the Board

                         [LETTERHEAD MEMBER COMPANIES]

              [AMERICAN BANKERS INSURANCE GROUP, INC. LETTERHEAD]

                            ------------------------

              NOTICE OF SPECIAL MEETING OF PREFERRED SHAREHOLDERS
                            ------------------------

     American Bankers Insurance Group, Inc. will hold a special meeting of the holders of $3.125 Series B Cumulative Convertible Preferred Stock, no par value, on March 4, 1998, at 10:00 A.M., Eastern time, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596 for the following purposes:

          1. To approve and adopt an Agreement and Plan of Merger, dated as of December 21, 1997, as amended and restated as of January 7, 1998, and as amended by Amendment No. 1 thereto dated as of January 28, 1998, among American Bankers Insurance Group, Inc., American International Group, Inc., and AIGF, Inc., and the merger contemplated thereby; and

          2. To transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.

     The accompanying Proxy Statement/Prospectus describes the proposed merger in detail.

     Only shareholders of record at the close of business on January 30, 1998 are entitled to notice of and to vote at the meeting. Under Florida law, holders of $3.125 Series B Cumulative Convertible Preferred Stock have no right to an appraisal of the value of their shares in connection with the merger.

                                          By Order of the Board of Directors

                                          [/s/ Arthur W. Heggen]
                                          Arthur W. Heggen
                                          Secretary

January 30, 1998
Miami, Florida

     THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SENDING A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                         [LETTERHEAD MEMBER COMPANIES]

              [AMERICAN BANKERS INSURANCE GROUP, INC. LETTERHEAD]
                            ------------------------

                NOTICE OF SPECIAL MEETING OF COMMON SHAREHOLDERS
                            ------------------------

     American Bankers Insurance Group, Inc. will hold a special meeting of the holders of common stock, par value $1.00 per share, on March 6, 1998, at 10:00 A.M., Eastern time, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596 for the following purposes:

          1. To approve and adopt an Agreement and Plan of Merger, dated as of December 21, 1997, as amended and restated as of January 7, 1998, and as amended by Amendment No. 1 thereto dated as of January 28, 1998, among American Bankers Insurance Group, Inc., American International Group, Inc., and AIGF, Inc., and the merger contemplated thereby; and

          2. To transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.

     The accompanying Proxy Statement/Prospectus describes the proposed merger in detail.

     Only shareholders of record at the close of business on January 30, 1998 are entitled to notice of and to vote at the meeting. Under Florida law, holders of Common Stock have no right to an appraisal of the value of their shares in connection with the merger.

                                          By Order of the Board of Directors

                                          [/s/ Arthur W. Heggen]
                                          Arthur W. Heggen
                                          Secretary

January 30, 1998
Miami, Florida

     THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SENDING A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                         [LETTERHEAD MEMBER COMPANIES]

                             DATED JANUARY 30, 1998

                     AMERICAN BANKERS INSURANCE GROUP, INC.
                                PROXY STATEMENT
                            ------------------------

                       AMERICAN INTERNATIONAL GROUP, INC.
                                   PROSPECTUS

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the holders of $3.125 Series B Cumulative Convertible Preferred Stock, no par value (the "Preferred Stock"), and the holders of Common Stock, par value $1.00 per share (the "Common Stock"), of American Bankers Insurance Group, Inc., a Florida corporation ("American Bankers"), in connection with the solicitation of proxies by the Board of Directors of American Bankers (the "American Bankers Board") for use at the special meeting of holders of Preferred Stock and at any and all adjournments or postponements thereof (the "Preferred Shareholders Special Meeting") to be held at 10:00 a.m., Eastern time, on March 4, 1998, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596 and at the special meeting of holders of Common Stock and at any and all adjournments or postponements thereof (the "Common Shareholders Special Meeting" and, together with the Preferred Shareholders Special Meeting, the "Special Meetings") to be held at 10:00 a.m., Eastern time, on March 6, 1998, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596.

     This Proxy Statement/Prospectus also constitutes the Prospectus of American International Group, Inc. ("AIG") for use in connection with the offer and issuance of shares of $3.125 Cumulative Convertible Serial Preferred Stock, Series C, par value $5.00 per share (the "AIG Series C Preferred Stock"), and shares of Common Stock, par value $2.50 per share (the "AIG Common Stock"), of AIG pursuant to the merger (the "Merger") of American Bankers with and into AIGF, Inc., a Florida corporation and a newly formed, wholly-owned subsidiary of AIG ("AIGF"), pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 21, 1997, as amended and restated as of January 7, 1998, and as amended by Amendment No. 1 thereto dated as of January 28, 1998, among American Bankers, AIG and AIGF, a copy of which is attached hereto as Appendix I.

     As a result of the Merger, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (as hereinafter defined) (other than shares owned by AIG, AIGF or any other direct or indirect subsidiary of AIG (the "AIG Companies") or owned by American Bankers or any direct or indirect subsidiary of American Bankers (the "American Bankers Companies") and in each case not held on behalf of third parties (collectively, the "Excluded Preferred Shares")) shall be converted into, and become exchangeable for, one share of AIG Series C Preferred Stock. The AIG Series C Preferred Stock will contain terms substantially similar to the terms of the Preferred Stock (after making appropriate conversion adjustments) and will be convertible into AIG Common Stock.

     As a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the AIG Companies or the American Bankers Companies and in each case not held on behalf of third parties (collectively, the "Excluded Common Shares" and, together with the Excluded Preferred Shares, the "Excluded Shares")) shall be converted into, and become exchangeable for, at the election of such holder, and subject to certain limitations and procedures more fully described in this Proxy Statement/Prospectus, (i) $47.00 in cash, without interest, subject to a maximum number of shares of Common Stock that can be converted into cash (in excess of which shares will be converted into AIG Common Stock) or (ii) AIG Common Stock with a value of $47.00 (based on a specific ten day averaging period for AIG Common Stock), subject to AIG's right, in certain circumstances and subject to certain limitations, to pay a portion of such consideration in cash in lieu of AIG Common Stock. Holders of Common Stock shall receive cash in lieu of fractional shares of AIG Common Stock otherwise payable.

     HOLDERS OF PREFERRED STOCK AND COMMON STOCK ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 19.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     This Proxy Statement/Prospectus, the Notice of Special Meeting of Preferred Shareholders, the Notice of Special Meeting of Common Shareholders, the accompanying forms of proxy and the Election Form and Letter of Transmittal are first being mailed to shareholders of American Bankers on or about February 2, 1998.
        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 30, 1998.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
QUESTIONS AND ANSWERS ABOUT THE MERGER................................................    1
WHO CAN HELP ANSWER YOUR QUESTIONS....................................................    5
AVAILABLE INFORMATION.................................................................    6
INCORPORATION OF DOCUMENTS BY REFERENCE...............................................    7
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.............................    8
SUMMARY...............................................................................    9
MARKET PRICE AND DIVIDEND INFORMATION.................................................   14
  Dividend Information................................................................   15
  Recent Closing Prices...............................................................   15
  Number of Shareholders..............................................................   15
SELECTED CONSOLIDATED FINANCIAL DATA..................................................   16
COMPARATIVE PER SHARE DATA............................................................   18
RISK FACTORS..........................................................................   19
THE SPECIAL MEETINGS..................................................................   20
  General; Dates, Times and Places....................................................   20
  Purpose of the Special Meetings.....................................................   20
  Revocation of Proxies...............................................................   20
  Record Dates; Votes Required........................................................   20
  Quorum..............................................................................   21
  Expenses of Solicitation............................................................   21
  Miscellaneous.......................................................................   21
THE MERGER............................................................................   22
  Background of the Merger............................................................   22
  Projections.........................................................................   24
  Reasons for the Merger; Recommendation of the American Bankers Board................   25
  Opinion of American Bankers' Financial Advisor......................................   28
  Certain Federal Income Tax Consequences of the Merger...............................   31
  Required Regulatory Filings and Approvals...........................................   34
  Resale of AIG Series C Preferred Stock and AIG Common Stock.........................   34
  Management and Operations Following the Merger......................................   35
  Interests of Certain Persons in the Merger..........................................   35
  Absence of Appraisal Rights.........................................................   36
  Accounting Treatment................................................................   36
  Public Trading Markets..............................................................   36
RECENT DEVELOPMENTS...................................................................   36
THE MERGER AGREEMENT..................................................................   38
  General; the Election; Merger Consideration.........................................   38
  Closing; Effective Time.............................................................   40
  Cancellation of Shares..............................................................   40
  Fractional Shares...................................................................   40
  Exchange of Certificates............................................................   40
  Distributions with Respect to Unexchanged Shares....................................   41
  Transfers...........................................................................   41
  Termination of Exchange Fund........................................................   41
  Lost, Stolen or Destroyed Certificates..............................................   42
  Adjustments to Prevent Dilution.....................................................   42

  Conditions of the Proposed Merger...................................................   42
  Conduct of American Bankers' Business Prior to the Merger...........................   43
  Agreement Not to Solicit Other Offers...............................................   44
  Employee Benefits...................................................................   45
  Treatment of Stock Options..........................................................   46
  Tax Matters.........................................................................   46
  Certain Other Covenants and Agreements..............................................   47
  Representations and Warranties......................................................   49
  Termination.........................................................................   50
  Expenses and Termination Fees.......................................................   50
  Amendment and Waiver................................................................   51
  Alternative Transaction Structure...................................................   51
RELATED AGREEMENTS AND TRANSACTIONS...................................................   52
  Stock Option Agreement..............................................................   52
  Voting Agreement....................................................................   54
  Amendment to American Bankers' Rights Agreement.....................................   55
  Employment Agreements...............................................................   55
  Amendments to Severance Agreements..................................................   56
INFORMATION REGARDING AIG.............................................................   56
INFORMATION REGARDING AMERICAN BANKERS................................................   57
DESCRIPTION OF AIG CAPITAL STOCK......................................................   58
  General.............................................................................   58
  AIG Common Stock....................................................................   58
  AIG Preferred Stock.................................................................   58
  AIG Series C Preferred Stock........................................................   58
COMPARATIVE RIGHTS OF COMMON SHAREHOLDERS.............................................   66
  Authorized Capital..................................................................   67
  Election and Size of Board of Directors.............................................   67
  Removal of Directors................................................................   67
  Vacancies on the Board of Directors.................................................   68
  Action By Written Consent...........................................................   68
  Amendments to Charter...............................................................   69
  Amendments to Bylaws................................................................   69
  Special Meetings of Shareholders....................................................   69
  Vote on Extraordinary Corporate Transactions........................................   70
  Inspection of Documents.............................................................   70
  Dividends...........................................................................   71
  Appraisal Rights of Dissenting Shareholders.........................................   71
  Indemnification of Directors and Officers...........................................   72
  Limitation of Liability.............................................................   73
  Preemptive Rights...................................................................   73
  Special Redemption Provisions.......................................................   73
  Preferred Stock Purchase Rights.....................................................   74
  Shareholder Suits...................................................................   74
  Business Combination Restrictions...................................................   74
LEGAL MATTERS.........................................................................   76
EXPERTS...............................................................................   76

APPENDIX I    -- MERGER AGREEMENT
APPENDIX II   -- STOCK OPTION AGREEMENT
APPENDIX III  -- VOTING AGREEMENT
APPENDIX IV   -- SALOMON SMITH BARNEY OPINION
APPENDIX V    -- CERTIFICATE OF DESIGNATION OF AIG $3.125 CUMULATIVE CONVERTIBLE SERIAL
                 PREFERRED STOCK, SERIES C
APPENDIX VI   -- CERTIFICATE OF DESIGNATION OF AMERICAN BANKERS $3.125 CUMULATIVE
                 CONVERTIBLE SERIES B PREFERRED STOCK
APPENDIX VII  -- LETTER FROM CENDANT CORPORATION TO AMERICAN BANKERS

                             QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

     This summary highlights certain information from this document, is qualified by reference thereto and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document, the documents referred to in the "Incorporation of Certain Documents by Reference" section at the beginning of this document and the Appendices hereto. The summary does not contain a complete statement of material information relating to the Merger Agreement, the Merger, or other matters discussed in this document.

Q:  WHY IS AMERICAN BANKERS PROPOSING TO MERGE WITH AIG?

A: The American Bankers Board determined to recommend approval of the Merger Agreement and the Merger based on a wide variety of factors, including:

    - American Bankers' historical growth and the capital requirements which would be needed to sustain a similar level of growth in the future;

    - potential synergies in connection with the Merger;

    - AIG's historical financial performance, international experience and its depth of knowledge and experience in regulatory matters;

    - the terms and provisions of the Merger Agreement and related agreements;

    - the fairness opinion of American Bankers' financial advisor, Salomon Smith Barney; and

    - historical market prices and recent trading activity of the Common Stock.

    The American Bankers Board also considered certain countervailing factors such as AIG's historically high price/earnings ratio and the possible effect of the recent turmoil in the financial markets in Asia on AIG.

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this Proxy Statement/Prospectus, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed white prepaid return envelope marked "Proxy" as soon as possible, so that your shares of Preferred Stock and/or Common Stock may be represented at the Preferred Shareholders Special Meeting or the Common Shareholders Special Meeting, as the case may be. The Preferred Shareholders Special Meeting will take place on March 4, 1998 at 10:00 a.m., Eastern time, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596. The Common Shareholders Special Meeting will take place on March 6, 1998 at 10:00 a.m., Eastern time, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596. The American Bankers Board unanimously recommends voting IN FAVOR OF the proposed Merger.

    If you are a holder of Common Stock, also complete, sign and mail the Election Form in the enclosed brown return envelope marked "Election Form" as soon as possible, in order to indicate whether you prefer to receive cash or AIG Common Stock in the Merger for all or any part of your shares of Common Stock. In order to be effective, Election Forms must be submitted to the exchange agent listed on the return envelope no later than 5:00 p.m. New York City time on the third trading day prior to the date of the consummation of the Merger (the "Election Deadline") and must be accompanied by the certificates representing the shares of Common Stock for which the election is being made or an appropriate guarantee of delivery by a commercial bank or trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. The Election Deadline will not occur any earlier than 5:00 p.m., New York City time, on March 3, 1998. AIG will publicly announce the Election Deadline not later than 10:00 a.m. on the trading day preceding the date on which the Election Deadline occurs. Holders who fail to submit an effective Election Form will be treated as non-electing shareholders.

    If you are a participant in the American Bankers Leveraged Employee Stock Option Plan, please read carefully the accompanying letter from the Company. Plan participants will receive their proxy cards and Election Forms by mail shortly. They are NOT included with this Proxy Statement/Prospectus.

Q: WHY ARE THE PREFERRED SHAREHOLDERS SPECIAL MEETING AND THE COMMON SHAREHOLDERS SPECIAL MEETING BEING HELD AT SEPARATE TIMES?

A: The Merger Agreement must be approved by both the holders of a majority of the outstanding shares of Preferred Stock and the holders of a majority of the outstanding shares of Common Stock, each voting as a separate class. The Preferred Shareholders Special Meeting has been scheduled to be held prior to the Common Shareholders Special Meeting so that the holders of Common Stock will know the result of the vote of the holders of Preferred Stock prior to the Common Shareholders Special Meeting. As soon as practicable following the Preferred Shareholders Special Meeting, American Bankers will publicly announce by means of a press release the results of the vote at that meeting, and, if the Merger Agreement is not approved by the requisite vote of the holders of Preferred Stock, will file with the Commission and mail to the holders of Common Stock a supplement to this Proxy Statement/Prospectus which contains the results.

    In the event that the Merger Agreement is not approved by the requisite vote of the holders of Preferred Stock, the Common Shareholders Special Meeting will be postponed to a later date to enable the holders of Common Stock to evaluate the information contained in the supplement. In addition, the Merger Agreement provides that if the holders of a majority of the outstanding shares of Preferred Stock do not approve the Merger Agreement, the proposed transaction will be restructured without any further action, including any action by the American Bankers Board. The transaction as restructured would not require the approval of the holders of Preferred Stock. It would also be fully taxable to holders of Common Stock.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which for purposes of voting on the proposed Merger will have the same effect as voting against the proposed Merger.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the Preferred Shareholders Special Meeting or Common Shareholders Special Meeting, as applicable. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to American Bankers at the address on page 4. Third, you can attend the Preferred Shareholders Special Meeting or Common Shareholders Special Meeting, as applicable, and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  CAN I CHANGE MY ELECTION AFTER I HAVE MAILED MY SIGNED ELECTION FORM?

A: Yes. You can change your election at any time before the Election Deadline by submitting a written notice of revocation or a later dated Election Form to the exchange agent.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES WHEN I RETURN MY ELECTION FORM?

A: For holders of Common Stock, yes. An Election Form will not be effective unless accompanied by certificates representing the shares of Common Stock for which the election is being made or an appropriate guarantee of delivery by a commercial bank or trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. ChaseMellon Shareholder Services L.L.C., the Exchange Agent, will hold the certificates on your behalf. If for any reason the Merger is not consummated, your certificates will be returned to you.

    Holders of Preferred Stock should not send in their stock certificates now.

Q:  WHAT WILL HOLDERS OF PREFERRED STOCK RECEIVE IN THE MERGER?

A: Holders of Preferred Stock will receive one share of AIG Series C Preferred Stock in exchange for each share of Preferred Stock. The AIG Series C Preferred Stock will be governed by terms substantially similar to the terms of the Preferred Stock (after making appropriate conversion adjustments) and will be convertible into AIG Common Stock.

Q:  WHAT WILL HOLDERS OF COMMON STOCK RECEIVE IN THE MERGER?

A: Subject to the limitation set forth below, holders of Common Stock that elect to receive cash will receive $47.00 in cash in exchange for each share of Common Stock. The maximum aggregate amount of cash that AIG will pay to holders of Common Stock will be equal to 49.9% of the total value of the consideration paid to all holders of Common Stock in connection with the Merger (the "Maximum Cash Pool"). If cash elections are made with respect to more than 49.9% of the outstanding shares of Common Stock, AIG will make cash payments on a pro rata basis to holders that elect to receive cash so that the total amount of cash paid equals the Maximum Cash Pool. The remaining consideration paid to holders of Common Stock that elect to receive cash will be in the form of AIG Common Stock.

    Subject to AIG's election described below, holders of Common Stock that make no election ("non-electing shareholders") or that elect to receive AIG Common Stock will receive a portion of a share of AIG Common Stock with a value equal to $47.00 (as determined based on the average of the closing prices per share of AIG Common Stock on the NYSE for the ten trading days ending on the third trading day prior to the date that the Merger is consummated, the "Base Period Stock Price") in exchange for each share of Common Stock. If the Base Period Stock Price is less than $104.5625 and cash elections have been made with respect to less than 49.9% of the outstanding shares of Common Stock, AIG will be entitled, at its election and subject to the limitations set forth below, to pay in cash a portion of the consideration to be received by holders of Common Stock that elect to receive AIG Common Stock or that make no election. The maximum amount of cash that AIG may elect to pay such holders per share of Common Stock will be equal to $47.00 minus the product of .4495 and the Base Period Stock Price (the "Per Share Cash Top-Up Amount"). In addition, the maximum aggregate amount of cash that AIG may pay to all non-electing shareholders will be equal to the Maximum Cash Pool minus the aggregate amount of cash paid to holders of Common Stock that elect to receive cash. The maximum aggregate amount of cash that AIG may pay to holders of Common Stock that elect to receive AIG Common Stock will be equal to the lesser of (i) the Maximum Cash Pool or (ii) the product of the number of shares of Common Stock outstanding upon consummation of the Merger and the Per Share Cash Top-Up Amount, in each case minus the aggregate amount of cash paid to holders of Common Stock that elect to receive cash or that make no election.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the Merger as quickly as possible. In addition to the approvals of the holders of Preferred Stock and Common Stock, we must also obtain certain insurance and other regulatory approvals that are expected to be obtained following the Common Shareholders Special Meeting. We expect to complete the Merger during March 1998.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The Merger generally will not cause federal income tax to be imposed on holders of Preferred Stock. In addition, the Merger generally will not cause federal income tax to be imposed on holders of Common Stock to the extent such holders receive AIG Common Stock. Holders of Common Stock generally will have to pay federal income taxes on any cash received by such holders to the extent of any gain they may have on their Common Stock. In general, such gain will be capital gain. To review the tax consequences to shareholders in greater detail, see page 32. If, however, the

    Merger is restructured because the holders of Preferred Stock do not approve the Merger, holders of Common Stock generally will have to pay federal income taxes on any gain they may have on their Common Stock, even if they receive only AIG Common Stock in the Merger. There will be no immediate federal income tax consequences to holders of Preferred Stock in such a circumstance, but a later conversion of the Preferred Stock into AIG Common Stock would be a taxable transaction. To review in greater detail the federal income tax consequences to shareholders if the Merger is so restructured, see page 32.

Q:  ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?

A: The Merger does involve risks. For a discussion of certain risk factors that should be considered in evaluating the Merger, see "Risk Factors", beginning on page 19.

Q:  WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETINGS?

A: We do not expect to ask you to vote on any matter other than the Merger at the Preferred Shareholders Special Meeting or the Common Shareholders Special Meeting.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

        If you have more questions about the Merger, you should contact:

                     American Bankers Insurance Group, Inc.
                            11222 Quail Roost Drive
                              Miami, Florida 33157
                          Attention: P. Bruce Camacho
                          Phone Number: (305) 252-7060

                                       or

                       American International Group, Inc.
                                 70 Pine Street
                            New York, New York 10270
                        Attention: John T. Wooster, Jr.
                          Phone Number: (212) 770-3146

   If you would like additional copies of the Proxy Statement/Prospectus, you should contact:

                            MacKenzie Partners, Inc.
                         (212) 929-5500 (call collect)
                                       or
                         Call Toll-Free 1-800-322-2885

     NO PERSON HAS BEEN AUTHORIZED BY AIG OR AMERICAN BANKERS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER AIG OR AMERICAN BANKERS. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF AIG SERIES C PREFERRED STOCK AND AIG COMMON STOCK TO WHICH IT RELATES OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, IMPLY OR CREATE ANY IMPLICATION THAT THERE HAVE NOT BEEN ANY CHANGES IN THE AFFAIRS OF AIG OR AMERICAN BANKERS OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     AIG and American Bankers are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by each of AIG and American Bankers may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. This Web site can be accessed at http://www.sec.gov. In addition, material filed by each of AIG and American Bankers can be inspected at the offices of the New York Stock Exchange (the "NYSE"), at 20 Broad Street, New York, New York 10005.

     This Proxy Statement/Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed by AIG under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering of AIG Series C Preferred Stock and AIG Common Stock in connection with the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Reference is made to the Registration Statement for further information with respect to AIG, the AIG Series C Preferred Stock, the AIG Common Stock, American Bankers, and the Merger. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement.

     As used in this Proxy Statement/Prospectus, the term "American Bankers" means American Bankers Insurance Group, Inc. and its subsidiaries, and the term "AIG" means American International Group, Inc. and its consolidated subsidiaries. All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to American Bankers was provided by the management of American Bankers. AIG assumes no responsibility for the accuracy of such information. All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to AIG was provided by the management of AIG. American Bankers assumes no responsibility for the accuracy of such information.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by AIG under File No. 1-8787 and by American Bankers under File No. 0-9633 pursuant to the Exchange Act are incorporated herein by reference:

          (a) (1) AIG's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

             (2) AIG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

             (3) the description of AIG's Common Stock as contained in Item 1 of AIG's Registration Statement on Form 8-A dated September 20, 1984;

        (b) (1) American Bankers' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

             (2) American Bankers' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

             (3) American Bankers' Current Report on Form 8-K dated January 13, 1998, as amended by the Form 8-K/A dated January 20, 1998;

             (4) the description of American Bankers' Series A Participating Preferred Stock as contained in Item 1 of American Bankers' Registration Statement on Form 8-A dated March 10, 1988, as amended by the Form 8 dated November 27, 1990;

             (5) the description of the Preferred Stock as contained in Item 1 of American Bankers' Registration Statement on Form 8-A filed on July 16, 1996; and

             (6) the description of the Common Stock as contained in Item 1 of American Bankers' Registration Statement on Form 8-A filed on April 20, 1981.

     All documents filed by AIG and American Bankers with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of any securities offered hereby shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein, or in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF PREFERRED STOCK OR COMMON STOCK, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON AS FOLLOWS: WITH RESPECT TO AIG, TO AMERICAN INTERNATIONAL GROUP, INC., 70 PINE STREET, NEW YORK, NEW YORK 10270,
ATTENTION: DIRECTOR OF INVESTOR RELATIONS (TELEPHONE: 212-770-7074); AND WITH RESPECT TO AMERICAN BANKERS, TO AMERICAN BANKERS INSURANCE GROUP, INC., 11222 QUAIL ROOST DRIVE, MIAMI, FLORIDA 33157, ATTENTION: P. BRUCE CAMACHO (TELEPHONE
(305) 252-7060). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE MADE BY FEBRUARY 25, 1998.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

          (i) certain statements, including possible or assumed future results of operations of AIG and American Bankers contained in "The
     Merger -- Background of the Merger," "The Merger -- Projections ," "The Merger -- American Bankers' Reasons for the Merger," "The Merger -- Opinion of American Bankers' Financial Advisor," "Information Regarding
     AIG -- Recent Developments" and "Information Regarding American
     Bankers -- Recent Developments", including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and certain statements incorporated by reference from documents filed with the Commission by American Bankers, including any statements contained herein, or therein regarding the development of possible or assumed future results of operations of AIG's and American Bankers' businesses, the markets for AIG's and American Bankers' services and products, anticipated capital expenditures, regulatory developments, competition or the effect of the Merger;

          (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions contained in the sections of this Proxy Statement/Prospectus cited above or, in the case of American Bankers, incorporated herein; and

          (iii) other statements contained or, in the case of American Bankers, incorporated by reference, herein regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. American Bankers' shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof or, in the case of American Bankers documents incorporated by reference, the date of such document.

     All subsequent written and oral forward-looking statements attributable to AIG or American Bankers or persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither AIG nor American Bankers undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    SUMMARY

     This summary highlights certain information from this document, is qualified by reference thereto and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document, the documents referred to in the "Incorporation of Certain Documents by Reference" section at the beginning of this document and the Appendices hereto. The summary does not contain a complete statement of material information relating to the Merger Agreement, the Merger, or other matters discussed in this document.

THE COMPANIES

American International Group, Inc.
70 Pine Street
New York, New York 10270
212-770-7000

     AIG is a holding company with a market capitalization, as of December 31, 1997, of approximately $76 billion, which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG's primary activities include both general and life insurance operations.

American Bankers Insurance Group, Inc.
11222 Quail Roost Drive
Miami, Florida 33157-6596
305-253-2244

     American Bankers is a specialty insurer providing primarily credit-related insurance products in the U.S. and Canada as well as in Latin America, the Caribbean and the United Kingdom. The majority of American Bankers' gross collected premiums are derived from credit-related insurance products sold through financial institutions and other entities which provide consumer financing as a regular part of their businesses.

REASONS FOR THE MERGER

     The American Bankers Board determined to recommend approval and adoption of the Merger Agreement and the Merger based on a wide variety of factors, including American Bankers' historical growth and the capital requirements which would be needed to sustain a similar level of growth in the future, potential synergies in connection with the Merger, AIG's international experience and its depth of knowledge and experience in regulatory matters, the terms and provisions of the Merger Agreement and related agreements, the opinion of American Bankers' financial advisor, Salomon Smith Barney, historical market prices and recent trading activity of the Common Stock, and certain countervailing factors such as AIG's historically high price/earnings ratio and the possible effect of the recent turmoil in the financial markets in Asia on AIG. See "The Merger -- Reasons for the Merger; Recommendation of the American Bankers Board."

THE SPECIAL MEETINGS

     When and where the meetings will be held. The Preferred Shareholders Special Meeting will be held at 10:00 a.m., Eastern time, on March 4, 1998, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596.

     The Common Shareholders Special Meeting will be held at 10:00 a.m., Eastern time, on March 6, 1998, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596.

     Purposes of the Special Meetings. At the Special Meetings, holders of Preferred Stock and Common Stock will be asked to approve the Merger Agreement and the consummation of the Merger.

     Record Date; Voting Power. Holders of Preferred Stock and Common Stock who owned shares as of the close of business on January 30, 1998, the Record Date, are entitled to vote at the Special Meetings.

     On the Record Date, there were outstanding 2,300,000 shares of Preferred Stock allowed to vote at the Preferred Shareholders Special Meeting and approximately 42,205,238 shares of Common Stock allowed to vote at the Common Shareholders Special Meeting. Holders of Preferred Stock and Common Stock each will have one vote at the Preferred Shareholders Special Meeting and Common Shareholders Special Meeting, respectively, for each share of Preferred Stock or Common Stock held of record on the Record Date.

     Votes Required. The affirmative vote of the holders of a majority of the outstanding shares of

Preferred Stock as of the Record Date and a majority of the outstanding shares of Common Stock as of the Record Date, each voting as a separate class, is required to approve and adopt the Merger Agreement and the consummation of the Merger. As of the Record Date, American Bankers' directors and executive officers and their affiliates as a group beneficially owned no shares of Preferred Stock that were issued and outstanding as of such date and 4,177,200 shares, or approximately 9.9%, of the shares of Common Stock that were issued and outstanding as of such date. Each of Messrs. Landon and Gaston who, as of the Record Date, in the aggregate beneficially owned 3,391,066 shares, or approximately 8.0%, of the shares of Common Stock, have contractually agreed with AIG to vote in favor of the Merger Agreement and the consummation of the Merger and have agreed, if requested by AIG, to execute irrevocable proxies in connection therewith. See "Related Agreements and Transactions -- Voting Agreement."

     As of the Record Date, there were 6 holders of record of Preferred Stock and approximately 1,850 holders of record of Common Stock as shown on the records of American Bankers' transfer agents for shares of such stock. Based on the 2,300,000 shares of Preferred Stock and approximately 42,205,238 shares of Common Stock outstanding and entitled to vote on the Record Date, a total of 1,150,001 shares of Preferred Stock and approximately 21,102,620 shares of Common Stock are required to be voted in favor of the Merger Agreement and the Merger in order for the Merger to be approved and consummated. Accordingly, American Bankers' directors, executive officers and their affiliates (i) do not hold any shares of Preferred Stock and (ii) hold shares of Common Stock representing approximately 19.8% of the total number of shares of Common Stock required for approval of the Merger. Holders of approximately 16.0% of the number of shares of Common Stock required for approval of the Merger have contractually agreed to vote in favor of the Merger.

     Quorum; Abstentions and Broker Non-Votes. The required quorum for both the Preferred Shareholders Special Meeting and Common Shareholders Special Meeting is a majority of the shares of Preferred Stock and Common Stock, respectively, issued and outstanding as of the Record Date. Both abstentions and broker non-votes will be included in determining the number of shares present and voting at the Preferred Shareholders Special Meeting and Common Shareholders Special Meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the consummation of the Merger. THE ACTIONS PROPOSED IN THIS PROXY STATEMENT/PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF PREFERRED STOCK AND COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

     Alternative Transaction. The Merger Agreement provides that if the holders of the Preferred Stock do not approve the Merger Agreement and the Merger, the transaction will be restructured, as described below in "The Merger
Agreement -- Alternative Transaction Structure", without any further action, including any action by the American Bankers Board. The transaction as restructured would not require the approval of the holders of Preferred Stock, but would be taxable for federal income tax purposes to holders of Common Stock to the extent of any gain they may have on their Common Stock even if such holders receive only AIG Common Stock in the Merger.

RECOMMENDATION TO SHAREHOLDERS

     The American Bankers Board believes that the Merger is fair to, and in the best interests of, American Bankers and its shareholders (including holders of both Preferred Stock and Common Stock), and unanimously recommends that holders of Preferred Stock and Common Stock vote FOR approval and adoption of the Merger Agreement and the Merger.

     Other Interests of Officers and Directors in the Merger. In considering the recommendation of the American Bankers Board with regard to the Merger, shareholders should be aware that a number of American Bankers officers and directors have option agreements, employment agreements, severance agreements or benefit plans that provide them with interests in the Merger that are different from, and in addition to, the interests of shareholders of American Bankers generally. See "The Merger -- Interests of Certain Persons in the Merger."

     Opinion of Financial Advisor. In deciding to approve the Merger, the American Bankers Board considered an opinion from its financial advisor, Salomon Smith Barney, as to the fairness of the consideration to be received by holders of Preferred Stock and Common Stock pursuant to the Merger, as of the date of such opinion. This opinion is attached as Appendix IV to this Proxy Statement/Prospectus. Shareholders are encouraged to read this opinion in its entirety.

THE MERGER

     THE MERGER AGREEMENT IS ATTACHED AS APPENDIX I TO THIS DOCUMENT. THE AMERICAN BANKERS BOARD ENCOURAGES YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. IT IS THE LEGAL DOCUMENT GOVERNING THE MERGER.

     What American Bankers' Shareholders will receive in the Merger; Stock Elections. Holders of Preferred Stock will receive one share of AIG Series C Preferred Stock in exchange for each share of Preferred Stock. The AIG Series C Preferred Stock will contain terms substantially similar to the terms of the Preferred Stock (after making appropriate conversion adjustments) and will be convertible into AIG Common Stock.

     Subject to the limitation set forth below, holders of Common Stock that elect to receive cash will receive $47.00 in cash in exchange for each share of Common Stock. The maximum aggregate amount of cash that AIG will pay to holders of Common Stock will be equal to 49.9% of the total value of the consideration paid to all holders of Common Stock in connection with the Merger (the "Maximum Cash Pool"). If cash elections are made with respect to more than 49.9% of the outstanding shares of Common Stock, AIG will make cash payments on a pro rata basis to holders that elect to receive cash so that the total amount of cash paid equals the Maximum Cash Pool. The remaining consideration paid to holders of Common Stock that elect to receive cash will be in the form of AIG Common Stock.

     Subject to AIG's election set forth below, holders of Common Stock that make no election ("non-electing shareholders") or that elect to receive AIG Common Stock will receive a portion of a share of AIG Common Stock with a value equal to $47.00 (as determined based on the average of the closing prices per share of AIG Common Stock on the NYSE for the ten trading days ending on the third trading day prior to the date that the Merger is consummated, the "Base Period Stock Price") in exchange for each share of Common Stock. If the Base Period Stock Price is less than $104.5625 and cash elections have been made with respect to less than 49.9% of the outstanding shares of Common Stock, AIG will be entitled, at its election and subject to the limitations set forth below, to pay in cash a portion of the consideration to be received by holders of Common Stock that elect to receive AIG Common Stock or that make no election. The maximum amount of cash that AIG may elect to pay such holders per share of Common Stock will be equal to $47.00 minus the product of .4495 and the Base Period Stock Price (the "Per Share Cash Top-Up Amount"). In addition, the maximum aggregate amount of cash that AIG may pay to all non-electing shareholders will be equal to the Maximum Cash Pool minus the aggregate amount of cash paid to holders of Common Stock that elect to receive cash. The maximum aggregate amount of cash that AIG may pay to holders of Common Stock that elect to receive AIG Common Stock will be equal to the lesser of (i) the Maximum Cash Pool or (ii) the product of the number of shares of Common Stock outstanding upon consummation of the Merger and the Per Share Cash Top-Up Amount, in each case minus the aggregate amount of cash paid to holders of Common Stock that elect to receive cash or that make no election.

     Conditions to the Merger. The completion of the Merger depends upon a number of conditions being met, including the following:

     - the approval of the Merger by the holders of a majority of the outstanding shares of Preferred Stock and a majority of the outstanding shares of Common Stock, each voting as a separate class;

     - that no law has been enacted or injunction entered which effectively prohibits the Merger;

     - that all necessary approvals of governmental authorities and all material required consents of third parties shall have been obtained;

     - the receipt of opinions from tax counsel for each company regarding certain federal income tax consequences of the Merger;

     - that AIG's and American Bankers' respective representations and warranties are true and correct in all material respects and the parties have performed in all material respects their respective obligations under the Merger Agreement; and

     - that the shares of AIG Series C Preferred Stock to be issued to holders of Preferred Stock and the shares of AIG Common Stock to be issued to holders of Common Stock have been authorized for listing on the NYSE subject to official notice of issuance.

     Certain of the conditions to the Merger may be waived by the party entitled to assert the condition.

     Termination of the Merger Agreement. AIG and American Bankers can agree to terminate the Merger Agreement without completing the Merger, and either of the companies can terminate the Merger Agreement if any of the following occurs:

     - the Merger is not completed by September 30, 1998;

     - a court or other governmental authority permanently prohibits the Merger; or

     - the other company materially breaches or fails to comply with any of its representations or warranties or obligations under the Merger Agreement.

     In addition, AIG can terminate the Merger Agreement if (A) the required approval of the holders of Common Stock is not received at the Common Shareholders Special Meeting, (B) American Bankers enters into a binding agreement for a business combination with a third party or (C) the American Bankers Board withdraws or adversely modifies its approval or recommendation of the Merger Agreement or fails to reconfirm its recommendation of the Merger Agreement. American Bankers can terminate the Merger Agreement if at any time after June 19, 1998 the American Bankers Board authorizes American Bankers to enter into a binding written agreement for a business combination with a third party and AIG does not make, after at least five business days' notice of such proposed business combination, an offer that is at least as favorable as such proposed business combination.

     Termination Fee. The Merger Agreement requires American Bankers to pay to AIG a termination fee of $66 million if the Merger Agreement is terminated under certain circumstances.

     Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits the companies from completing the Merger until after the companies have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. On January 20, 1998 the companies furnished that information and expect that the waiting period will expire on February 19, 1998 unless early termination is granted prior thereto. However, the Department of Justice and the Federal Trade Commission will continue to have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed.

     The Merger is also subject to the receipt of certain approvals from various state and foreign insurance regulatory authorities. In December 1997 and January 1998 AIG made all applicable filings. As of the date of this Proxy Statement/Prospectus, approvals are pending in certain jurisdictions.

     Accounting Treatment. The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price paid by AIG will be allocated based on fair values of assets acquired and liabilities assumed. Such allocations will be made based upon valuations and other studies that have not been finalized. The excess of such purchase price over the amounts so allocated will be treated as goodwill.

     Federal Income Tax Consequences. The Merger generally will not cause federal income tax to be imposed on holders of Preferred Stock. In addition, the Merger generally will not cause federal income tax to be imposed on holders of Common Stock to the extent such holders receive AIG Common Stock. Holders of Common Stock generally will have to pay federal income taxes on any cash received by such holders to the extent of any gain they may have on their Common Stock. In general, such gain will be capital gain. To review the tax consequences to shareholders in greater detail, see page 32. If the Merger is restructured as described below in "The Merger Agreement -- Alternative Transaction Structure" because the holders of Preferred Stock do not approve the Merger, holders of Common Stock will generally have to pay federal income taxes on any gain they may have on their Common Stock, even if they receive only AIG Common Stock in the Merger. There will be no immediate federal income tax consequences to holders of Preferred Stock in such a circumstance, but a later conversion of the Preferred Stock into AIG Common Stock would be a taxable transaction. To review in greater detail the federal income tax consequences that would result to shareholders if the Merger is so restructured, see page 52.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS WILL DEPEND ON THEIR INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO THEM OF THE MERGER.

     Appraisal Rights. Under Florida law, holders of Preferred Stock and Common Stock have no right to an appraisal of the value of their shares in connection with the Merger.

     Listing of AIG Series C Preferred Stock and Common Stock. AIG will list the shares of AIG Series C Preferred Stock and AIG Common Stock to be issued in connection with the Merger on the New York Stock Exchange.

RISK FACTORS

     In considering whether to approve the Merger Agreement and the consummation of the Merger, holders of Preferred Stock and Common Stock should carefully review and consider the information contained below in "Risk Factors."

RECENT DEVELOPMENTS

     On January 27, 1998, Cendant Corporation ("Cendant") publicly announced a proposal to acquire American Bankers for $58 per share of Common Stock, to be paid in cash and common stock of Cendant. In connection with such proposal, Cendant commenced litigation against American Bankers, members of the American Bankers Board, AIG and AIGF. On January 28, 1998, Cendant commenced a tender offer seeking to purchase 23,501,260 shares of Common Stock, subject to the terms and conditions stated therein, at $58 per share in cash. In addition, several shareholder suits have been filed asserting essentially the same claims purportedly on behalf of all American Bankers' shareholders. See "Recent Developments."

STOCK OPTION AGREEMENT

     AIG and American Bankers have entered into a Stock Option Agreement under which American Bankers has granted AIG an option to purchase a number of newly issued shares of Common Stock equal to approximately 19.9% of the outstanding shares of Common Stock if certain events occur. The combined value of the termination fee and the stock option is limited to $66 million. The Stock Option Agreement may make it more difficult and expensive for American Bankers to consummate a business combination with a party other than AIG.

     Subsequent to the announcement of Cendant's proposal, AIG on January 27, 1998 sent a notice to American Bankers exercising its option to purchase, subject to applicable regulatory approvals, approximately 19.9% of the outstanding shares of Common Stock.

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

     THE COMPANIES HAVE MADE FORWARD LOOKING STATEMENTS IN THIS DOCUMENT (AND, IN THE CASE OF AMERICAN BANKERS, IN DOCUMENTS THAT ARE INCORPORATED BY REFERENCE) THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. FORWARD LOOKING STATEMENTS INCLUDE INFORMATION CONCERNING POSSIBLE OR ASSUMED FUTURE RESULTS OF OPERATIONS OF AIG OR AMERICAN BANKERS. WHEN WORDS SUCH AS "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS ARE USED, THEY ARE INTENDED TO IDENTIFY FORWARD LOOKING STATEMENTS. SHAREHOLDERS SHOULD NOTE THAT MANY FACTORS, SOME OF WHICH ARE DISCUSSED ELSEWHERE IN THIS DOCUMENT AND IN THE DOCUMENTS WHICH ARE INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE, COULD AFFECT THE FUTURE FINANCIAL AND BUSINESS RESULTS OF AIG AND AMERICAN BANKERS AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD LOOKING STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE INTO THIS DOCUMENT.

                     MARKET PRICE AND DIVIDEND INFORMATION

     AIG Common Stock is listed on the NYSE (symbol "AIG"). Common Stock and Preferred Stock are listed on the NYSE (symbol "ABI" and "ABI 3 1/8 Pfd", respectively). The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices per share of AIG Common Stock, Common Stock and Preferred Stock reported on the NYSE Composite Tape (and, for periods prior to July 9, 1997 with respect to Common Stock and Preferred Stock, the Nasdaq National Market) and the dividends declared for AIG Common Stock, Common Stock and Preferred Stock. All prices are as reported by the National Quotation Bureau, Incorporated.

                                                                                                           AMERICAN
                                                                                                           BANKERS
                                           AIG                            AMERICAN BANKERS                PREFERRED
                                     COMMON STOCK(1)                       COMMON STOCK(2)                 STOCK(3)
                             -------------------------------- ----------------------------------------- --------------
                             HIGH       LOW         DIVIDENDS     HIGH            LOW         DIVIDENDS HIGH       LOW
                             ----       ---         ---------     -----           ---         --------- ----       ---
1995:
  First Quarter..............  47 15/16 43 1/16        .051             15 5/16   11 3/4      .09
  Second Quarter.............  52 13/16  4515/16       .051             16 1/8    13 5/16     .095
  Third Quarter..............  57 11/16  473/4         .057             18 5/8    15 7/16     .095
  Fourth Quarter.............  63 1/4    551/16        .057             19 1/2    17 7/16     .095
1996:
  First Quarter..............  68 1/2    599/16        .057             19 13/16  16 3/4      .095
  Second Quarter.............  65 3/4    583/4         .057             21 15/16  16 7/16     .10
  Third Quarter..............  67 1/4    601/16        .067             25 1/8    19 29/32    .10        59        50
  Fourth Quarter.............  76 3/4    6711/16       .067             25 15/16  23 3/32     .10        60 1/4    561/2
1997:
  First Quarter..............  85 5/16   7111/16       .067             29 1/2    24 3/8      .10        68 1/2    605/8
  Second Quarter............. 100 3/16   76            .067             34 1/32   25 3/16     .105       76 3/4    617/8
  Third Quarter.............. 106 1/2    943/8         .075             38 5/16   33 11/16    .11        82 1/2    721/2
  Fourth Quarter............. 111 15/16  98            .075             45 15/16  36 11/16    .11        93 3/8    79
1998:
  First Quarter (through
     January 26, 1998)....... 110 1/8   1001/2         .075(4)           46 1/4   45 5/8      nil        96 1/8    933/16
     (through January 27,
       1998)................. 111 1/8   1001/2         .075(4)           55 7/8   45 5/8      nil       114 5/8    933/16


                               DIVIDENDS
                               ---------
1995:
  First Quarter..............
  Second Quarter.............
  Third Quarter..............
  Fourth Quarter.............
1996:
  First Quarter..............
  Second Quarter.............
  Third Quarter..............     .807
  Fourth Quarter.............     .781
1997:
  First Quarter..............     .781
  Second Quarter.............     .781
  Third Quarter..............     .781
  Fourth Quarter.............     .781
1998:
  First Quarter (through
     January 26, 1998).......     .781(5)
     (through January 27,
       1998).................     .781(5)

---------------
(1) All AIG Common Stock information has been adjusted to reflect the stock splits effected as 50 percent common stock dividends in July 1995 and July 1997.

(2) All Common Stock information has been adjusted to reflect a two-for-one stock split which was effected in September 1997.

(3) Preferred Stock was not publicly traded prior to July 23, 1996.

(4) Declared on November 17, 1997 to be paid on March 20, 1998 to holders of record on March 6, 1998.

(5) Declared on January 12, 1998 to be paid on February 2, 1998 to holders of record on January 26, 1998.

DIVIDEND INFORMATION

     Following the Merger, subject to the dividend preference of any of AIG's Preferred Stock, including the AIG Series C Preferred Stock, which may be outstanding, the holders of AIG Common Stock will be entitled to receive such dividends as may be declared by the AIG Board from funds legally available therefor. Certain restrictions apply under applicable insurance laws to the payment of dividends to AIG by its insurance subsidiaries.

RECENT CLOSING PRICES

     The following table sets forth the closing prices per share of AIG Common Stock, Common Stock and Preferred Stock on the NYSE on December 19, 1997, the last trading day before announcement of the proposed Merger, on January 26, 1998, the last trading day before the announcement of Cendant's proposal to acquire American Bankers, and on January 27, 1998, the latest practicable trading day before the printing of this Proxy Statement/Prospectus.

                                                AIG          AMERICAN BANKERS     AMERICAN BANKERS
                                            COMMON STOCK       COMMON STOCK       PREFERRED STOCK
                                            ------------     ----------------     ----------------
    December 19, 1997.....................      $1047/8            $ 441/4              $ 887/8
    January 26, 1998......................      $108               $ 461/4              $ 961/8
    January 27, 1998......................      $111 1/8           $ 55 7/8             $114 5/8

     BECAUSE THE MARKET PRICE OF AIG COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE SHARES OF AIG COMMON STOCK THAT HOLDERS OF COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE FOLLOWING THE MERGER. AMERICAN BANKERS SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR AIG COMMON STOCK, COMMON STOCK AND PREFERRED STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR AIG COMMON STOCK OR AIG SERIES C PREFERRED STOCK OR COMMON STOCK OR PREFERRED STOCK.

NUMBER OF SHAREHOLDERS

     As of January 30, 1998, there were 6 shareholders of record who held shares of Preferred Stock and approximately 1,850 shareholders of record who held shares of Common Stock, as shown on the records of American Bankers' transfer agents for such shares.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of AIG as of and for the years ended December 31, 1996, 1995 and 1994, with the exception of the balance sheet data for 1994, has been derived from consolidated financial statements of AIG which have been audited by Coopers & Lybrand L.L.P., independent auditors, and incorporated by reference into this Proxy Statement/Prospectus. The balance sheet for 1994 and the selected consolidated financial data of AIG as of and for the years ended December 31, 1993 and 1992 have been derived from audited consolidated financial statements previously filed with the Commission but not incorporated by reference herein. The selected consolidated financial data as of and for the nine months ended September 30, 1997 and 1996, has been derived from unaudited consolidated financial statements filed with the Commission and incorporated by reference herein and include all adjustments (consisting of normal recurring accruals) which AIG considers necessary for a fair presentation of the consolidated financial position, results of operations and cash flows. Operating results for the nine months ended September 30, 1997, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. Certain accounts in the selected consolidated financial data for the nine months ended September 30, 1996 have been conformed to the 1997 presentation. This information is qualified in its entirety by, and should be read in conjunction with the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" for AIG incorporated by reference in this Proxy Statement/Prospectus.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF AIG
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                 NINE MONTHS ENDED                               YEARS ENDED DECEMBER 31,
                                   SEPTEMBER 30,          -----------------------------------------------------------------------
                            ---------------------------       1996           1995           1994           1993          1992
                                               1996       ------------   ------------   ------------   ------------   -----------
                                           ------------
                                1997       (UNAUDITED)
                            ------------
                            (UNAUDITED)
REVENUES(A)................ $ 22,651,700   $ 20,584,813   $ 28,205,272   $ 25,874,022   $ 22,358,709   $ 20,068,287   $18,388,627
GENERAL INSURANCE:
  Net premiums written.....   10,286,766      9,722,560     12,691,679     11,893,022     10,865,753     10,025,903     9,138,528
  Net premiums earned......    9,297,356      8,763,905     11,854,815     11,405,731     10,286,831      9,566,640     9,209,390
  Adjusted underwriting
    profit (loss)..........      371,574        340,465        398,944        361,583        147,517         10,391      (195,084)
  Net investment income....    1,366,275      1,244,475      1,689,371      1,545,717      1,435,092      1,340,480     1,252,086
  Realized capital gains...      106,787         50,697         64,985         68,075         52,487         65,264        67,134
  Operating income.........    1,844,636      1,635,637      2,153,300      1,975,375      1,635,096      1,416,135     1,124,136
LIFE INSURANCE:
  Premium income...........    7,329,233      6,508,465      8,978,246      8,038,150      6,724,321      5,746,046     4,853,087
  Net investment income....    2,147,593      2,046,296      2,675,881      2,264,905      1,748,428      1,499,714     1,313,838
  Realized capital gains...       12,789         22,600         34,798         32,703         86,706         54,576        43,257
  Operating income.........    1,147,289        958,055      1,323,758      1,090,605        952,484        781,611       667,453
  Agency and service fee
    operating income.......           --             --         52,267         56,909         54,129         60,247        52,570
Financial services
  operating income.........      487,434        374,761        523,906        417,741        404,853        390,038       346,442
Equity in income of
  minority-owned insurance
  operations...............       84,593         74,322         99,359         81,722         56,005         39,589        27,929
Other realized capital
  losses...................      (20,602)        (1,072)       (11,792)       (28,944)       (52,340)       (12,742)      (11,293)
Income before income taxes
  and cumulative effect of
  accounting changes.......    3,451,245      2,943,850      4,013,222      3,465,883      2,951,979      2,601,081     2,137,048
Income taxes...............    1,003,497        816,827      1,115,965        955,500        776,464        683,003       512,033
Income before cumulative
  effect of accounting
  changes..................    2,447,748      2,127,023      2,897,257      2,510,383      2,175,515      1,918,078     1,625,015
Cumulative effect of
  accounting changes, net
  of tax:
  AIG......................           --             --             --             --             --             --        31,941
  Minority-owned insurance
    operations.............           --             --             --             --             --         20,695            --
Net income.................    2,447,748      2,127,023      2,897,257      2,510,383      2,175,515      1,938,773     1,656,956
Earnings per common share:
  Income before cumulative
    effect of accounting
    changes................         3.48           3.01           4.10           3.53           3.05           2.68          2.27
  Cumulative effect of accounting changes, net of tax:
    AIG....................           --             --             --             --             --             --           .04
    Minority-owned
      insurance
      operations...........           --             --             --             --             --            .03            --
Net income.................         3.48           3.01           4.10           3.53           3.05           2.71          2.31
Cash dividends per common
  share....................          .21            .18            .25            .21            .19            .17           .15
Total assets...............  158,612,085    144,649,284    148,431,002    134,136,398    114,346,117    101,014,848    92,722,182
Long-term debt(b)..........   18,343,000     15,421,257     17,506,359     14,452,851     12,613,907     10,955,963     9,517,595
Capital funds
  (shareholders' equity)...   23,866,960     21,061,321     22,044,224     19,827,103     16,421,661     15,224,195    12,782,152

---------------
(a) Represents the sum of general net premiums earned, life premium income, agency commissions, management and other fees, net investment income, financial services commissions, transaction and other fees, equity in income of minority-owned insurance operations and realized capital gains (losses). In 1997, agency operations were insignificant and are presented as a component of general insurance. Agency operations for the nine months ended September 30, 1996 have been reclassified to conform to the 1997 presentation.

(b) Including commercial paper and excluding that portion of long-term debt maturing in less than one year.

     Pro forma combined earnings per share of AIG Common Stock for the year ended December 31, 1996 and for the nine months ended September 30, 1997, when adjusted to give effect to the Merger and the issuance of an estimated number of shares of AIG Common Stock and AIG Series C Preferred Stock in connection therewith, are not expected to differ materially from historical earnings per share of AIG Common Stock for those periods.

     The selected financial data of American Bankers for the years 1996, 1995 and 1994, presented below, with the exception of the balance sheet data for 1994, has been derived from the audited consolidated financial statements of American Bankers incorporated by reference in this Proxy Statement/Prospectus. The balance sheet data for 1994 and the selected financial data presented below for 1993 and 1992 has been derived from audited consolidated financial statements previously filed with the Commission but not incorporated by reference in this Proxy Statements/Prospectus. Selected financial data for the nine month periods ended September 30, 1997 and 1996 have been derived from unaudited consolidated financial statements filed with the Commission and incorporated by reference in this Proxy Statement/Prospectus and, in the opinion of American Banker's management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position for each of the interim periods presented. Results for the nine months ended September 30, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The information shown below is qualified in its entirety by, and should be read in conjunction with, the related consolidated financial statements of American Bankers, including the related notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" for American Bankers incorporated by reference in this Proxy Statement/Prospectus.

                  SELECTED FINANCIAL DATA OF AMERICAN BANKERS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           NINE MONTHS ENDED                          YEARS ENDED DECEMBER 31,
                                             SEPTEMBER 30,         --------------------------------------------------------------
                                       -------------------------      1996         1995         1994         1993         1992
                                                        1996       ----------   ----------   ----------   ----------   ----------
                                                     -----------
                                          1997       (UNAUDITED)
                                       -----------
                                       (UNAUDITED)
Revenues
  Net premiums earned................  $1,093,700    $1,052,400    $1,378,500   $1,240,700   $1,094,300   $  882,000   $  733,000
  Net investment income..............      99,300        87,200       121,200       99,400       74,400       70,400       67,500
  Realized investment gains..........       9,100         6,300         7,800          700        2,700        5,400        2,800
  Gain on insurance settlement.......                                                                          5,400
  Other income.......................      17,000        15,400        21,500       20,100       15,400       10,100        8,800
                                       ----------    ----------    ----------   ----------   ----------   ----------   ----------
Total revenues.......................   1,219,100     1,161,300     1,529,000    1,360,900    1,186,800      973,300      812,100
                                       ----------    ----------    ----------   ----------   ----------   ----------   ----------
Benefits and expenses
  Benefits, claims, losses, and
    settlement expenses..............     409,300       412,700       523,000      463,100      437,900      349,800      299,800
  Commissions........................     454,000       433,500       571,800      526,500      437,700      358,000      289,400
  Operating expenses.................     224,600       204,300       280,800      251,500      220,200      181,700      153,800
  Interest expenses..................      12,100        13,000        17,500       15,600       11,200        8,100        9,600
                                       ----------    ----------    ----------   ----------   ----------   ----------   ----------
Total benefits and expenses..........   1,100,000     1,063,500     1,393,100    1,256,700    1,107,000      897,600      752,600
                                       ----------    ----------    ----------   ----------   ----------   ----------   ----------
  Pre-tax income from operations.....     119,100        97,800       135,900      104,200       79,800       75,700       59,500
                                       ----------    ----------    ----------   ----------   ----------   ----------   ----------
Income tax (expense) benefit
  Current............................     (30,500)      (17,600)      (28,900)     (25,200)     (14,800)     (24,400)     (19,000)
  Deferred...........................      (3,700)      (11,900)      (12,500)      (6,700)      (8,500)       2,000        1,800
                                       ----------    ----------    ----------   ----------   ----------   ----------   ----------
                                          (34,200)      (29,500)      (41,400)     (31,900)     (23,300)     (22,400)     (17,200)
                                       ----------    ----------    ----------   ----------   ----------   ----------   ----------
Net income before cumulative effect
  of change in accounting............      84,900        68,300        94,500       72,300       56,500       53,300       42,300
Cumulative effect of change in
  accounting for income taxes........                                                                         (1,000)
                                       ----------    ----------    ----------   ----------   ----------   ----------   ----------
Net income...........................  $   84,900    $   68,300    $   94,500   $   72,300   $   56,500   $   52,300   $   42,300
                                       ----------    ----------    ----------   ----------   ----------   ----------   ----------
Per common share data
Primary
  Net income before cumulative effect
    of change in accounting..........  $     1.89    $     1.62    $     2.20   $     1.74   $     1.37   $     1.43   $     1.29
  Cumulative effect of change in
    accounting for income taxes......                                                                          (0.03)
Net Income...........................  $     1.89    $     1.62    $     2.20   $     1.74   $     1.37   $     1.40   $     1.29
                                       ----------    ----------    ----------   ----------   ----------   ----------   ----------
Fully diluted
  Net income before cumulative effect
    of change in accounting..........  $     1.81    $     1.59    $     2.16   $     1.74   $     1.37   $     1.39   $     1.20
  Cumulative effect of change in
    accounting for income taxes......                                                                          (0.03)
Net income...........................  $     1.81    $     1.59    $     2.16   $     1.74   $     1.37   $     1.36   $     1.20
                                       ----------    ----------    ----------   ----------   ----------   ----------   ----------
Dividends per common share...........  $     0.32    $     0.30    $     0.40   $     0.38   $     0.36   $     0.34   $     0.30
                                       ==========    ==========    ==========   ==========   ==========   ==========   ==========
Total Assets.........................  $3,679,000    $3,356,000    $3,469,500   $2,987,700   $2,432,500   $2,160,500   $1,404,300
Notes Payable........................  $  241,500    $  245,100    $  222,500   $  236,000   $  197,800   $  158,900   $  139,600
Stockholders' Equity.................  $  796,300    $  678,300    $  710,200   $  513,000   $  405,900   $  399,300   $  268,400

     1996 and prior per common share data is restated to reflect stock split which was effected in September, 1997.

     The amounts for 1993 and forward are reported in accordance with Financial Accounting Standards Board Statement 113.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain earnings, dividend and book value per share data for American Bankers and AIG on an historical basis and historical equivalent basis. The information set forth below should be read in conjunction with the historical consolidated financial statements of American Bankers and AIG, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                                            NINE MONTHS ENDED                  YEAR ENDED
                                                              SEPTEMBER 30,                   DECEMBER 31,
                                                    ---------------------------------         ------------
                                                        1997                1996                  1996
                                                    -------------       -------------         ------------
                                                     (UNAUDITED)         (UNAUDITED)
AMERICAN BANKERS HISTORICAL(1)
  Earnings per share..........................         $  1.81             $  1.59               $ 2.16
  Cash dividends declared per share...........             .32                 .30                  .40
  Book value per share........................           16.39               13.81                14.56

AIG HISTORICAL(2)
  Earnings per share..........................            3.48                3.01                 4.10
  Cash dividends declared per share...........             .21                 .18                  .25
  Book value per share........................           34.02               29.91                31.31

AIG HISTORICAL EQUIVALENT FOR AMERICAN BANKERS
  SHAREHOLDERS(3)
  Earnings per share..........................            1.47                1.27                 1.73
  Cash dividends declared per share...........             .09                 .08                  .10
  Book value per share........................           14.39               12.65                13.24

---------------
(1) All American Bankers information has been adjusted to reflect a two-for-one stock split which was effected in September 1997.

(2) All AIG information has been adjusted to reflect the stock split effected as a 50 percent common stock dividend in July 1997.

(3) Represents AIG Historical information multiplied by a fraction, the numerator of which is $47.00 and the denominator of which is equal to an assumed Base Period Stock Price of $111 1/8 (the closing price of AIG Common Stock on January 27, 1998).

                                  RISK FACTORS

     Holders of Preferred Stock and Common Stock should consider carefully all of the information contained in the Proxy Statement/Prospectus, including the following factors:

ALLOCATION AND PRO-RATION; AIG TOP-UP ELECTION; MARKET FLUCTUATIONS

     The Merger Agreement provides that the maximum aggregate amount of cash that AIG will pay to holders of Common Stock will not exceed the Maximum Cash Pool. In the event that Cash Elections (as hereinafter defined) are submitted with respect to an aggregate number of shares of Common Stock which, except for the limitation imposed by the Maximum Cash Pool, would require AIG to pay cash in the aggregate in excess of the Maximum Cash Pool, a pro rata portion of such shares of Common Stock will be converted into the right to receive the Cash Election Merger Consideration (as hereinafter defined). Such proration as to each holder of Common Stock will be based upon the ratio of (i) the Maximum Cash Pool to (ii) the aggregate number of shares of Common Stock with respect to which Cash Elections are submitted, multiplied by $47.00. All shares of Common Stock for which a Cash Election is made but for which the Cash Election Merger Consideration is not paid because of the limitation imposed by the Maximum Cash Pool, will be converted into the right to receive the Stock Election Merger Consideration (as hereinafter defined).

     The Merger Agreement further provides that holders of Common Stock who make a Stock Election (as hereinafter defined) or no election generally will receive AIG Common Stock with a value of $47.00 (as determined based on the Base Period Stock Price). In the event, however, that the Base Period Stock Price is below $104.5625 and the entire Maximum Cash Pool has not been paid to holders of Common Stock that made Cash Elections, AIG will be entitled, at its election, to pay in cash a portion of the consideration to be received by holders of Common Stock that make a Stock Election or no election. The maximum amount of cash that AIG may elect to pay such holders per share of Common Stock will equal the Per Share Cash Top-Up Amount. In addition, the aggregate amount of cash that AIG may elect to pay to holders of Common Stock that make a Stock Election or no election is subject to certain additional limitations, as described under "The Merger Agreement -- General; the Election; Merger Consideration." Holders of Common Stock generally will have to pay federal income taxes on any cash received by such holders to the extent of any gain they may have on their Common Stock. See "The Merger -- Certain Federal Income Tax Consequences of the Merger."

     Due to the foregoing, no assurance can be given that holders of Common Stock will receive all of their Merger Consideration (as hereinafter defined) in the form elected.

     In determining whether to make a Stock Election (or no election), holders of Common Stock are urged to consider the impact of the fluctuations in the market price of AIG Common Stock. There is no assurance that the market value of the portion of a share of AIG Common Stock (plus, if applicable, any Per Share Cash Top-Up Amount) received for each share of Common Stock will equal $47.00 at the time of closing of the Merger (or thereafter) since the Base Period Stock Price used to calculate the exchange ratio will be based on the average of the closing prices of AIG Common Stock on the NYSE for the ten trading days ending on the third trading day prior to the date of consummating the Merger.

ALTERNATIVE TRANSACTION STRUCTURE

     In the event that the Merger Agreement is not approved by the holders of a majority of the outstanding shares of Preferred Stock or AIG reasonably determines that such approval is not likely to be obtained, the Merger Agreement provides that the Merger Agreement will be amended to restructure the proposed Merger. The amended Merger Agreement, inter alia, would (i) provide that AIGF would be merged into American Bankers (in lieu of the proposed merger of American Bankers into AIGF), (ii) provide that the shares of Preferred Stock would remain outstanding after the Merger pursuant to their existing terms and conditions (except that appropriate conversion adjustments would be made and such shares would become convertible into AIG Common Stock) and (iii) eliminate certain tax-related covenants and conditions contained in the Merger Agreement. Such amended Merger Agreement would require the approval of the holders of a majority of the outstanding shares of Common Stock, but would not require the approval of the holders of shares of Preferred Stock.

     In the event that the amended Merger Agreement is approved by the holders of Common Stock, such holders generally will have to pay federal income tax on all Merger Consideration, whether in the form of cash or AIG Common Stock, that they receive in the Merger to the extent of any gain they may have on their Common Stock. See "The Merger Agreement -- Alternative Transaction Structure."

                              THE SPECIAL MEETINGS

GENERAL; DATES, TIMES AND PLACES

     The enclosed proxy is solicited by and on behalf of the American Bankers Board for use at the Preferred Shareholders Special Meeting and the Common Shareholders Special Meeting, as applicable. The Preferred Shareholders Special Meeting will be held on March 4, 1998 at 10:00 A.M., Eastern time, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596, and the Common Shareholders Special Meeting will be held on March 6, 1998 at 10:00 A.M., Eastern time, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596.

PURPOSE OF THE SPECIAL MEETINGS

     The purpose of the Special Meetings is to consider and vote upon the approval and adoption of the Merger Agreement and the Merger, and to transact any other business that is properly brought before the Special Meetings.

REVOCATION OF PROXIES

     Any person signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of revocation to American Bankers, by mailing to American Bankers a later dated proxy which is received by American Bankers prior to the applicable Special Meeting or by voting in person at the applicable Special Meeting.

RECORD DATES; VOTES REQUIRED

     All voting rights for the Preferred Shareholders Special Meeting are vested exclusively in the holders of Preferred Stock, with each share entitled to one vote. Only holders of shares of Preferred Stock of record at the close of business on January 30, 1998 (the "Record Date") are entitled to notice of and to vote at the Preferred Shareholders Special Meeting. Holders of shares of Preferred Stock have no dissenters' rights of appraisal in connection with the Merger.

     All voting rights for the Common Shareholders Special Meeting are vested exclusively in the holders of Common Stock, with each share entitled to one vote. Only holders of shares of Common Stock of record at the close of business on the Record Date are entitled to notice of and to vote at the Common Shareholders Special Meeting. Holders of shares of Common Stock have no dissenters' rights of appraisal in connection with the Merger.

     Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote by the holders of (i) at least a majority of the shares of Preferred Stock outstanding as of the Record Date and (ii) at least a majority of the shares of Common Stock outstanding as of the Record Date, each voting as a separate class.

     Under NYSE rules, brokers and nominees are precluded from exercising their voting discretion on the proposal to approve and adopt the Merger Agreement and the Merger and, for this reason, absent specific instructions from the beneficial owner of shares, are not permitted to vote such shares thereon. Because the affirmative vote of a majority of the shares of Preferred Stock and Common Stock, outstanding on the Record Date, each voting as a class, is required for approval of the Merger, a broker non-vote or an abstention with respect to the Merger will have the effect of a vote against the Merger.

     As of the Record Date, directors and executive officers of American Bankers and their affiliates as a group did not beneficially own any shares of Preferred Stock. As of the Record Date, directors and executive officers of American Bankers and their affiliates as a group beneficially owned 4,177,200 shares of Common Stock, or approximately 9.9% of the shares of Common Stock outstanding as of the Record Date. Messrs. R. Kirk Landon, Chairman of the American Bankers Board, and Gerald N. Gaston, Vice Chairman, President and Chief Executive Officer, of American Bankers, who held in the aggregate as of the Record Date approximately 8.0% of the combined voting power of the Common Stock outstanding as of the Record Date, have entered into a voting agreement (the "Voting Agreement"), in which they have agreed, among other things, to vote all of their shares of Common Stock in favor of the adoption and approval of Merger Agreement and the Merger. See "Related Agreements and Transactions -- Voting Agreement". Based on the approximately 42,205,238 shares of Common Stock outstanding as of the Record Date, a total of approximately 21,102,620 shares of Common Stock are required to be voted in favor of the Merger Agreement and the Merger in order for the Merger Agreement and the Merger to be approved by the holders of the Common Stock. Accordingly, American Bankers directors, executive officers and their affiliates hold shares representing approximately 19.8% of the total number of shares of Common Stock required for approval of the Merger Agreement and the Merger. Holders of approximately 16.0% of the total number of shares of Common Stock required for approval of the Merger Agreement and the Merger have contractually agreed to vote in favor of the Merger Agreement and the Merger.

QUORUM

     The Florida Business Corporation Act (the "FBCA"), the American Bankers Third Amended and Restated Articles of Incorporation (the "American Bankers Articles"), the American Bankers Bylaws (the "American Bankers Bylaws") and the Exchange Act contain requirements governing the actions of American Bankers shareholders at the Special Meetings. According to the American Bankers Bylaws, holders of a majority of the shares of Preferred Stock outstanding on the Record Date must be present, either in person or by proxy, at the Preferred Shareholders Special Meeting to constitute a quorum, and holders of a majority of the shares of Common Stock outstanding on the Record Date must be present, either in person or by proxy, at the Common Shareholders Special Meeting to constitute a quorum. In general, abstentions and broker non-votes are counted as present or represented for the purposes of determining a quorum for the Special Meetings.

EXPENSES OF SOLICITATION

     The expenses of this solicitation will be borne by American Bankers. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxy materials to their principals and American Bankers will, upon request, reimburse them for reasonable expenses of so doing. Solicitation of proxies from some shareholders may be made by American Bankers' officers and regular employees by telephone, facsimile, or in person after the initial solicitation. In addition, MacKenzie Partners, Inc. ("MacKenzie") has been retained to assist in the solicitation of proxies. MacKenzie may contact holders of shares of Preferred Stock and Common Stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials to beneficial owners of shares of Preferred Stock and Common Stock. MacKenzie will receive reasonable and customary compensation for its services (estimated at $15,000), will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

MISCELLANEOUS

     It is not expected that any matter not referred to herein will be presented for action at the Special Meetings. If any other matters are properly brought before the Special Meetings, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meetings, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting additional votes. However, shares represented by proxies that have been voted "AGAINST" the Merger Agreement and the Merger will not be used to vote "FOR" postponement or adjournment of the Special Meetings for the purposes of allowing additional time for soliciting additional votes "FOR" the approval and adoption of the Merger Agreement and the Merger.

     As soon as practicable following the Preferred Shareholders Special Meeting, American Bankers will publicly announce by means of a press release the results of the vote at that meeting and, if the Merger is not approved by the requisite vote of the holders of Preferred Stock, will file with the Commission and mail to the holders of Common Stock a supplement to this Proxy Statement/Prospectus which contains the results. In that event, the Common Shareholders Special Meeting will be postponed to a later date, to enable the holders of Common Stock to evaluate the information contained in the supplement.

     Holders of Preferred Stock should not send their stock certificates with their proxy cards. Holders of Common Stock should send in their proxy cards and separately should send in the enclosed Election Form properly completed with their stock certificates. An election to receive cash or stock in the Merger will not constitute a vote in favor of approval of the Merger.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In the spring of 1997, Barclays Capital ("Barclays"), in the course of discussions with a representative of American Bankers concerning banking matters, raised with American Bankers the possibility of forming a relationship with AIG. A meeting was arranged among Gerald N. Gaston, Vice Chairman, President and Chief Executive Officer, and Floyd G. Denison, Executive Vice President, of American Bankers, representatives of Barclays, and Howard I. Smith, Executive Vice President and Chief Financial Officer of AIG, and other members of AIG's management. At that meeting on March 4, 1997, no specific transaction was discussed and management of American Bankers informed AIG that the company was not for sale. Following the meeting, however, AIG and American Bankers entered into a confidentiality agreement, dated April 30, 1997, for the purpose of exploring a possible relationship between the two companies.

     On May 9, 1997, management of American Bankers and representatives of Smith Barney Inc. (now associated with Salomon Brothers Inc and, collectively with Salomon Brothers Inc, doing business as and referred to herein as "Salomon Smith Barney"), met with Mr. Smith and other representatives of AIG, representatives of Barclays and representatives of Goldman, Sachs & Co. ("Goldman Sachs"), which had been retained by AIG, to discuss the nature of AIG's interest in American Bankers and to refine and develop a due diligence list initially prepared by AIG.

     On May 23, 1997, at its regularly scheduled meeting, the American Bankers Board was informed of the discussions that had taken place with AIG. The American Bankers Board authorized the Chief Executive Officer, Chairman of the Board and other appropriate officers of American Bankers to respond to requests for information regarding American Bankers' business and to review and discuss with AIG possible forms of joint business arrangements. At that time, the American Bankers Board informed management that American Bankers was not for sale. Also at this meeting the American Bankers Board authorized the retention of Salomon Smith Barney to advise American Bankers regarding a potential transaction with AIG. American Bankers executed an engagement letter with Salomon Smith Barney on August 13, 1997.

     Maurice R. Greenberg, Chairman and Chief Executive Officer of AIG, and Mr. Smith met with Mr. Gaston and Mr. Denison during May and June of 1997. Mr. Greenberg expressed skepticism concerning a possible joint venture or business combination with American Bankers because AIG estimated that it would realize an insufficient rate of return on its investment based on 1997 and 1998 earnings estimates for American Bankers derived from publicly available information concerning American Bankers. Soon thereafter, however, Mr. Greenberg requested that Mr. Smith meet with Mr. Denison to study possible synergies and expense savings that might result from a business combination between AIG and American Bankers.

     On July 9, 1997, the American Bankers Board met and was informed of AIG's views regarding a possible transaction.

     On July 10, 1997, Messrs. Denison and Gaston met with Messrs. Smith and Louis F. Zearo, Vice President and Deputy Comptroller of AIG. At that meeting, Mr. Smith reiterated Mr. Greenberg's statement that AIG considered a transaction between AIG and American Bankers to be unlikely. Notwithstanding Mr. Smith's statement, possible synergies and expense savings were discussed and Mr. Smith requested more detailed expense information on American Bankers' operations.

     On July 29, 1997, management of American Bankers presented Mr. Smith with a written analysis regarding possible synergies and expense savings.

     In August 1997, AIG requested that management of American Bankers allow representatives of AIG to visit American Bankers to review American Bankers' business and to consider possible synergies and expense savings and revenue enhancement issues. During that month, two groups from AIG visited American Bankers. The first group, which included Mr. Zearo and certain data processing and marketing personnel of AIG, met with, among other officers of American Bankers, R. Kirk Landon, Chairman of the American Bankers Board, and Messrs. Gaston and Denison. Their visit included a review of American Bankers' data processing facilities. The second group, comprised of all marketing personnel, met with Messrs. Gaston, Gene Becker, Chief

Marketing Officer of American Bankers, and Jay Fuchs, President of American Bankers Insurance Company of Florida and American Bankers Life Assurance Company of Florida, and other marketing personnel from American Bankers, to review American Bankers' marketing structure.

     Throughout August 1997, American Bankers continued to work on refining its analysis of possible synergies and expense savings. During the months of September and October, discussions took place as to possible additional visits by officers of AIG, including Mr. Greenberg, for the purpose of evaluating the possibility of a business combination.

     Subsequently, Mr. Greenberg, in a series of calls to Mr. Gaston, expressed serious interest in going forward with a business combination and stated that he would get back to Mr. Gaston sometime immediately after Thanksgiving. Accordingly, a meeting was arranged for December 5, 1997.

     On December 5, 1997, Messrs. Gaston and Denison met with Messrs. Greenberg, Smith and Edward E. Matthews, Vice Chairman -- Investments and Financial Services, of AIG, to discuss AIG's interest in a possible business combination. During the meeting, the basic form of a proposed transaction was discussed. Following the meeting, Mr. Gaston asked Mr. Greenberg to prepare written materials for presentation to the American Bankers Board. Mr. Gaston again emphasized that American Bankers was not for sale but said that he would advise the American Bankers Board of AIG's proposal and subsequently respond to AIG.

     On December 6, 1997, Mr. Matthews delivered to Mr. Gaston a list containing certain terms of AIG's proposal to acquire American Bankers by exchanging $45.51 in AIG Common Stock for each share of Common Stock.

     On December 13, 1997, James F. Jorden, a director of American Bankers, presented the proposed transaction to the American Bankers Board and reviewed in detail the history of the discussions with AIG. In addition, at that meeting Salomon Smith Barney discussed its preliminary analysis of the proposed transaction, including its detailed financial and other analyses of American Bankers and AIG, and management of American Bankers discussed its views of the growth prospects for American Bankers. After these presentations, the American Bankers Board directed management of American Bankers to enter into negotiations with AIG with a view to combining the two corporations.

     On December 15, 1997, Messrs. Greenberg, Matthews and Smith met with Messrs. Gaston and Denison to discuss the terms of AIG's proposal. On December 16, 1997, AIG indicated that it was prepared to increase its offer to $46.00 in AIG Common Stock for each share of Common Stock. Mr. Gaston indicated that he would inform the American Bankers Board regarding AIG's proposal.

     Over the next several days, negotiations concerning the terms of a possible transaction continued. Those negotiations included, in addition to continuing discussions on the price per share to be received by holders of Common Stock, discussions regarding AIG paying a portion of the consideration to be paid to holders of Common Stock in cash, the treatment of the Preferred Stock in the transaction and the nature and amount of any termination fees. AIG also proposed that American Bankers grant AIG an option to purchase up to 19.9% of the outstanding Common Stock, and that certain officers of American Bankers enter into agreements to vote in favor of the transaction. AIG indicated that it would not enter into any transaction that did not include a termination fee and agreements similar to those contained in the Voting Agreement and the Stock Option Agreement, dated as of December 21, 1997, between AIG and American Bankers (the "Stock Option Agreement"). American Bankers indicated to AIG that it would consider granting such an option, but only if the amount which could be realized by AIG with respect to it, in conjunction with any amount realized with respect to the termination fee, was capped. In addition, during this period AIG and American Bankers each continued their due diligence reviews of the other.

     On December 18, 1997, Sullivan & Cromwell, counsel to AIG delivered to Dewey Ballantine LLP, counsel to American Bankers and Jorden Burt Berenson & Johnson LLP, counsel to American Bankers, drafts of the Merger Agreement, Stock Option Agreement and Voting Agreement. On December 19 through 21, AIG, American Bankers, Goldman Sachs, Salomon Smith Barney, Sullivan & Cromwell, Dewey Ballantine LLP and Jorden Burt Berenson & Johnson LLP negotiated the terms of those agreements. AIG and American Bankers discussed an increase in the proposed Merger Consideration to $47.50 per share of

Common Stock but ultimately agreed upon $47.00 in connection with finalizing all of the terms of the Merger Agreement.

     On December 19, 1997 the AIG Board approved the proposed transaction.

     Also on December 19, 1997, American Bankers amended the Rights Agreement (as hereinafter defined) to provide that the execution, delivery or consummation of the transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Voting Agreement will not cause the rights contemplated by the Rights Agreement to become exercisable.

     At a meeting held on December 21, 1997, the American Bankers Board received from Mr. Jorden an update on the discussions with AIG that had occurred since its last meeting. The American Bankers Board also received a detailed due diligence review concerning AIG from Mr. Denison. Dewey Ballantine LLP reviewed for the American Bankers Board its fiduciary duties, and described the principal terms of the Merger Agreement, Stock Option Agreement and Voting Agreement. Salomon Smith Barney presented its fairness opinion, and described for the American Bankers Board the detailed analysis conducted by Salomon Smith Barney in reaching its conclusions. The American Bankers Board asked numerous questions of management of American Bankers, Salomon Smith Barney and Dewey Ballantine LLP. Thereafter, following further discussion, the American Bankers Board unanimously determined that the Merger is fair to, and in the best interests of, American Bankers and its shareholders (including holders of Preferred Stock and Common Stock). Accordingly, the American Bankers Board unanimously approved the Merger Agreement, Stock Option Agreement and Voting Agreement and the Merger, and resolved unanimously to recommend that the shareholders of American Bankers (including holders of Preferred Stock and Common Stock) vote for approval and adoption of the proposed Merger Agreement and the Merger.

     Later on December 21, 1997, the Merger Agreement and Stock Option Agreement were executed by American Bankers and AIG, and the Voting Agreement was executed by Messrs. Gaston and Landon and AIG.

PROJECTIONS

     As part of its due diligence review of American Bankers, AIG received from American Bankers certain non-public information. The non-public information included, among other things, American Bankers' projections of the financial condition and results of operations for American Bankers for the years 1997 through 2001 (the "Projections"). The Projections were provided to AIG on May 22, 1997 and did not include the impact of any possible synergies or expense savings which might be realized in connection with the Merger.

     The following table sets forth certain information contained in the Projections.

                                                      YEARS ENDED DECEMBER 31,
                               ----------------------------------------------------------------------
                                  1997           1998           1999           2000           2001
                               ----------     ----------     ----------     ----------     ----------
                                                           (IN THOUSANDS)
Revenue......................  $1,708,229     $1,918,836     $2,199,299     $2,531,388     $2,926,727
Net Income...................  $  109,785     $  121,934     $  142,570     $  168,306     $  200,271

     American Bankers has advised AIG that it does not as a matter of course disclose its internal projections. The Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants for prospective financial information. Certain information from the Projections is included herein solely because the Projections were furnished to AIG. Accordingly, the inclusion of such information in this Proxy Statement/Prospectus should not be regarded as an indication that American Bankers, AIG or their respective financial advisors or their respective officers and directors consider such information to be accurate or reliable and none of such persons assumes any responsibility for the accuracy thereof. The projections included in this Proxy State-ment/Prospectus have been prepared by, and are the responsibility of, American Bankers' management. Price Waterhouse LLP has neither examined nor compiled these projections, and accordingly, Price Waterhouse LLP does not express an opinion or any other form of assurance with respect thereto. The Price Waterhouse LLP report incorporated by reference in this Proxy Statement/Prospectus relates to the American Bankers historical financial data. It does not extend to the projections and should not be read to do so. The Projections were prepared for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based upon actual experience and business development. In addition, because the assumptions underlying the Projections are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of American Bankers and AIG, there can be no assurance that the results contemplated by the Projections set forth above will be realized. Accordingly, there may be differences between actual results and the results contemplated by the Projections, and actual results may be materially higher or lower than those set forth above. American Bankers has informed AIG that, despite the publication of the portion of the Projections covering results for the year ended December 31, 1997, it does not intend to disclose publicly whether its actual results for that year will vary from the Projections other than through the release of actual results in the ordinary course of business.

     In connection with its consideration of the Merger, management of American Bankers subsequently prepared revised projections of American Bankers' financial condition and results of operations for the five-year period that differ from the Projections primarily in that they reflect lower estimated revenue and net income for the years in the period following 1999 as a result of management's using different assumptions regarding the prospects for revenue growth for those years. These revised projections were prepared in response to hypothetical questions from members of the American Bankers Board concerning the prospects of American Bankers assuming slower growth than American Bankers had historically achieved. These revised projections were not provided to AIG, but were provided to Salomon Smith Barney in connection with the preparation of its fairness opinion.

REASONS FOR THE MERGER; RECOMMENDATION OF THE AMERICAN BANKERS BOARD

     In reaching its determination to recommend approval and adoption of the Merger Agreement and the Merger, the American Bankers Board consulted with American Bankers management, as well as Dewey Ballantine LLP and Salomon Smith Barney, and considered a number of factors, including the following. In view of the wide variety of factors considered in connection with the Merger, the American Bankers Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

          (i) American Bankers' Business, Condition and Prospects. The American Bankers Board considered information with respect to the financial condition, results of operations and business of American Bankers, on both an historical and prospective basis, and current industry, economic and market conditions, including American Bankers' market position in the domestic credit insurance market and the recent emphasis on developing international credit insurance markets for American Bankers. The members of the American Bankers Board were familiar with and knowledgeable about American Bankers' business and affairs and further reviewed these matters in the course of their deliberations. The American Bankers Board considered American Bankers' historical growth and the capital requirements which would be needed to sustain a similar level of growth in the future, given the dominant position held by American Bankers in the domestic credit insurance market. The American Bankers Board noted that there could be no assurance as to American Bankers' access to such capital on acceptable terms.

          (ii) Potential Synergies. The American Bankers Board considered that a combination with AIG would allow access to AIG's considerable international experience and substantial resources, at a time of industry consolidation, which would enable American Bankers to expand beyond the domestic market. The American Bankers Board also considered that a combination with AIG would allow American Bankers to enjoy opportunities for operating efficiencies and synergies as a result of the Merger, particularly in the international distribution of American Bankers' products.

          (iii) AIG's Business, Condition and Prospects. The American Bankers Board considered information with respect to the financial condition, results of operations and business of AIG. Management and Salomon Smith Barney made presentations to and provided the American Bankers Board with information regarding AIG's financial condition and prospects after conducting due diligence with representatives of AIG. Salomon Smith Barney also advised the American Bankers Board concerning research analysts' views of AIG. In evaluating AIG's prospects, the American Bankers Board considered, among other things, its international experience and its depth of knowledge and experience in regulatory matters. The American Bankers Board also considered that AIG's long-term debt rating and the claims paying ratings of AIG's insurance subsidiaries were substantially higher than the comparable ratings of American Bankers. The American Bankers Board believed that such higher long-term debt rating would enable American Bankers to have access to capital on more favorable terms and such higher claims-paying ratings would enhance sales of American Bankers' insurance products.

          (iv) Terms of the Merger. The American Bankers Board considered the terms and provisions of the Merger Agreement, the Stock Option Agreement and the Voting Agreement. The American Bankers Board considered the fact that the terms of the Merger permit holders of Common Stock to continue to hold a common equity interest in AIG following the Merger, thus enabling holders of Common Stock to participate in the synergies expected to result from the combination of the two companies. The American Bankers Board considered the terms of the Merger Agreement that permit the American Bankers Board, subject to the limitations described below in "The Merger Agreement -- Agreement Not to Solicit Other Offers", to receive unsolicited inquiries and proposals from, and negotiate and give information to, third parties. The American Bankers Board further considered that the total amount which could be realized by AIG pursuant to the termination fee and the Stock Option Agreement was capped at $66 million. The American Bankers Board found reasonable the views of Dewey Ballantine LLP and Salomon Smith Barney that a $66 million termination fee was within the range of fees payable in comparable transactions and that the fee, in conjunction with the Stock Option Agreement and the Voting Agreement, would not in and of itself preclude alternative proposals, although the American Bankers Board did note that the exercise by AIG of the option contemplated by the Stock Option Agreement would prevent any third party from engaging in a transaction with American Bankers which could be accounted for as a "pooling of interests," making any such alternative proposal less likely. The American Bankers Board further considered that AIG had stated that it would not enter into a transaction which did not include provisions similar to the termination fee, Stock Option Agreement and Voting Agreement. The American Bankers Board also considered the fact that under the terms of the Merger Agreement, the holders of Preferred Stock will receive AIG Series C Preferred Stock with substantially similar terms as the Preferred Stock (after making appropriate conversion adjustments), except that the AIG Series C Preferred Stock will be convertible into shares of AIG Common Stock. The American Bankers Board further considered that the Merger (unless it is restructured as described below in "The Merger
     Agreement -- Alternative Transaction Structure" following a failure of the holders of Preferred Stock to approve the Merger Agreement and the Merger) generally is not expected to result in federal income taxes to the extent that holders of Common Stock receive AIG Common Stock (although the Board did note that any cash received by holders of Common Stock would be taxable to such holders, as described below in "The Merger -- Certain Tax Consequences" to the extent of any gain that such holders may have on their Common Stock). The American Bankers Board noted the "cash election" feature of the Merger, which allows, subject to certain limitations, holders of Common Stock to elect to receive either cash or shares of AIG Common Stock. Finally, the American Bankers Board considered AIG's agreement to appoint all of the existing directors of American Bankers to the Board of Directors of the Surviving Corporation immediately following consummation of the Merger.

          (v) Opinion of Salomon Smith Barney. The American Bankers Board considered the oral opinion delivered on December 21, 1997 by Salomon Smith Barney (which it subsequently confirmed by delivery of a written opinion dated December 21, 1997) that as of the date of such opinion, and based upon and subject to certain matters stated therein, the Common Stock Merger Consideration (as defined in such opinion) is fair, from a financial point of view, to the holders of Common Stock and the Preferred Stock Merger Consideration (as defined in such opinion) is fair, from a financial point of view, to the holders of

     Preferred Stock. The American Bankers Board also considered the oral and written presentations made to it by Salomon Smith Barney. See "The
     Merger -- Opinion of American Bankers' Financial Advisor." A copy of Salomon Smith Barney's written opinion to the American Bankers Board, dated December 21, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix IV to this Proxy Statement/Prospectus and is incorporated herein by reference.

          (vi) Historical and Recent Market Prices Compared to Consideration to be Received by Holders of Common Stock. The American Bankers Board reviewed the historical market prices and recent trading activity of the Common Stock, and noted that the Common Stock was trading in general in the period preceding the announcement of the Merger at historically high levels. The American Bankers Board considered the fact that the value to be received per share of Common Stock represented a significant premium over the trading levels of the Common Stock during the six-month period preceding the public announcement of the Merger. The American Bankers Board also considered the fact that the Merger Agreement fixes a value of $47.00 for each share of Common Stock outstanding, so that holders of Common Stock are not at risk if the market price of AIG Common Stock were to decline between the date of the Merger Agreement and the Effective Time.

          (vii) Countervailing Considerations. The American Bankers Board considered certain factors that might be characterized as countervailing factors, including:

             (a) The fact that AIG's price/earnings ratio is currently at an historically high level. The American Bankers Board noted that it might be problematic for AIG to maintain this high level, and that if the high level is not maintained by AIG, it is possible that the market price of the AIG Common Stock could drop in the future from its current levels.

             (b) The recent turmoil in the financial markets in Asia, which may have a negative effect on the business of AIG and could have a negative effect on the price of AIG Common Stock. In this regard the American Bankers Board noted the large amount of business conducted in Asia by AIG.

             (c) The fact that under the terms of the Merger Agreement, under certain circumstances described below in "The Merger Agreement," a portion of the consideration paid to holders of Common Stock may be paid in cash at the election of AIG, and that such cash consideration would be taxable to the holders of Common Stock.

             (d) The fact that, if the Merger Agreement and the Merger are not approved by the holders of Preferred Stock, the Merger Agreement provides that the transaction will be restructured, as described below in "The Merger Agreement -- Alternative Transaction Structure," without any further action, including any action by the American Bankers Board. In that regard, the American Bankers Board noted that the transaction as restructured would not require the approval of the holders of the Preferred Stock, but would still require the approval of the holders of Common Stock. The American Bankers Board further noted that the transaction as restructured would be taxable to holders of Common Stock to the extent of any gain they may have on their Common Stock, as described more fully below in "The Merger Agreement -- Alternative Transaction Structure."

          (viii) Conflicts of Interest. The American Bankers Board reviewed the matters discussed below in "The Merger -- Interests of Certain Persons in the Merger" and determined that such matters did not affect the American Bankers Board's assessment of the Merger and the value which it presented to holders of Preferred Stock and Common Stock.

     THE AMERICAN BANKERS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, AMERICAN BANKERS AND ITS SHAREHOLDERS (INCLUDING HOLDERS OF BOTH PREFERRED STOCK AND COMMON STOCK), AND RECOMMENDS THAT HOLDERS OF PREFERRED STOCK AND COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

OPINION OF AMERICAN BANKERS' FINANCIAL ADVISOR

     Salomon Smith Barney was retained by American Bankers to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, American Bankers requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to holders of Common Stock and to holders of Preferred Stock of the consideration to be received by such holders pursuant to the terms of the Merger Agreement. On December 21, 1997, at a meeting of the American Bankers Board held to evaluate the Merger, Salomon Smith Barney delivered an oral opinion (subsequently confirmed by delivery of a written opinion dated December 21, 1997) to the American Bankers Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Common Stock Merger Consideration was fair, from a financial point of view, to the holders of Common Stock, and the Preferred Stock Merger Consideration was fair, from a financial point of view, to the holders of Preferred Stock.

     In arriving at its opinion, Salomon Smith Barney reviewed a draft of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of American Bankers and certain senior officers and other representatives and advisors of AIG concerning the businesses, operations and prospects of American Bankers and AIG. Salomon Smith Barney examined certain publicly available business and financial information relating to American Bankers and AIG as well as certain financial forecasts for American Bankers and other information and data for American Bankers and AIG which were provided to or otherwise discussed with Salomon Smith Barney by the respective managements of American Bankers and AIG, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Salomon Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: (i) current and historical market prices and trading volumes of the Common Stock and AIG Common Stock; (ii) the historical and projected earnings and other operating data of American Bankers and AIG; and (iii) the capitalization and financial condition of American Bankers and AIG. Salomon Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Salomon Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of American Bankers and AIG. Salomon Smith Barney also evaluated the potential pro forma financial impact of the Merger on AIG. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. Salomon Smith Barney also assumed, with the consent of the American Bankers Board, that the final terms of the Merger Agreement reviewed by Salomon Smith Barney in draft form would not vary materially from the draft reviewed by Salomon Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Salomon Smith Barney, the management of American Bankers advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of American Bankers as to the future financial performance of American Bankers and the strategic implications and operational benefits anticipated to result from the Merger. Salomon Smith Barney's opinion, as set forth therein, relates to the relative values of American Bankers and AIG. Salomon Smith Barney did not express any opinion as to what the value of the AIG Common Stock or AIG Series C Preferred Stock actually will be when issued pursuant to the Merger or the price at which the AIG Common Stock or AIG Series C Preferred Stock will trade subsequent to the consummation of the Merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of American Bankers or AIG nor did Salomon Smith Barney make any physical inspection of the properties or assets of American Bankers or AIG. Salomon Smith Barney was not requested to and did not approach third parties or hold discussions with third parties to solicit indications of interest in the possible acquisition of American Bankers. No other limitations were imposed by American Bankers on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     In preparing its opinion to the American Bankers Board, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below performed by Salomon Smith Barney in connection with its opinion dated December 21, 1997. The summary of such analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a financial opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of such analyses or any of the individual factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to American Bankers, AIG, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of American Bankers and AIG. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Salomon Smith Barney's opinion and financial analyses were only one of many factors considered by the American Bankers Board in its evaluation of the Merger and should not be viewed as determinative of the views of the American Bankers Board or management with respect to the Merger.

     The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with its opinion dated December 21, 1997:

     Selected Insurance Transactions Analysis. Using publicly available information, Salomon Smith Barney analyzed the purchase price and implied transaction multiples paid in eight selected transactions in the insurance industry consisting of (target/acquiror): CapMAC Holdings, Inc./MBIA Inc., Omni Insurance Group/The Hartford Financial Services Group, Inc., Titan Holdings Inc./USF&G Corporation, Colonial Penn Group Inc./GE Capital Corp., American States Financial Corp./Safeco Corp., Johnson & Higgins/Marsh & McLennan Companies, Inc., AVEMCO Corporation/HCC Insurance Holdings, Inc. and Alexander & Alexander Services Inc./Aon Corporation (collectively, the "Selected Transactions"). Salomon Smith Barney compared the purchase prices in such transactions as multiples of, among other things, net income for the last 12 months computed in accordance with generally accepted accounting principles ("GAAP"), estimated GAAP net income for the next year and book value as of the most recent date. All multiples for the Selected Transactions were based on information available at the time of announcement of the transactions. Applying a range of selected multiples for the Selected Transactions of GAAP net income for the last 12 months, estimated GAAP net income for the next year and most recent book value of 16.0x to 21.0x, 15.0x to 19.0x and 2.20x to 2.90x, respectively, to corresponding financial data for American Bankers resulted in an average equity reference range for American Bankers of approximately $40.35 to $48.82 per share on a fully diluted basis, as compared to the $47.00 per share value provided in the Merger.

     Selected Public Company Analysis. Using publicly available information, Salomon Smith Barney analyzed, among other things, the market values and trading multiples of American Bankers, AIG and eight selected publicly traded property and casualty insurance companies, consisting of: Allstate Corp., General Re Corp., HCC Insurance Holdings, Inc., MBIA Inc., Markel Corp., MGIC Investment Corp., Progressive Corp. and Vesta Insurance Group Inc. (collectively, the "Selected Companies"). Salomon Smith Barney compared, among other things, market values of the Selected Companies as multiples of, among other things, estimated calendar 1997 and calendar 1998 net operating income computed in accordance with GAAP, and GAAP book value as of September 30, 1997. Net income projections for the Selected Companies, American Bankers and

AIG were based on estimates of selected investment banking firms. All multiples were based on closing stock prices as of December 19, 1997. Applying a range of selected multiples for the Selected Companies of estimated calendar 1997 and 1998 GAAP net operating income and GAAP book value as of September 30, 1997, of 18.0x to 22.0x, 16.0x to 19.0x and 2.20x to 3.00x, respectively, to corresponding financial data of American Bankers resulted in equity reference ranges for American Bankers of approximately $42.46 to $49.88 per share on a fully diluted basis, as compared to the $47.00 per share value provided in the Merger. Salomon Smith Barney also compared the relationship between the price to book value multiples and projected return on average equity of the Selected Companies with that of American Bankers.

     No transaction, company or business used as a comparison in the "Selected Insurance Transactions Analysis" or "Selected Public Company Analysis" is identical to American Bankers, AIG or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Transactions, Selected Companies or the business segment, company or transaction to which they are being compared.

     Discounted Dividend Analysis. Salomon Smith Barney performed a discounted dividend analysis of the projected dividendable net income of American Bankers for fiscal years 1998 through 2002, based on internal estimates of the management of American Bankers. The range of the estimated terminal value for American Bankers at the end of the five-year period was calculated by applying terminal multiples ranging from 15.0x to 17.0x to American Bankers' projected 2003 net income, representing American Bankers' estimated value at December 31, 2002. The terminal value of American Bankers and projected dividendable net income of American Bankers for the five-year period were discounted to December 31, 1997 using rates ranging from 11% to 15%. This analysis resulted in an equity reference range for American Bankers of approximately $33.30 to $44.17 per share on a fully diluted basis, as compared to the $47.00 per share value provided in the Merger.

     Pro Forma Merger Analysis. Salomon Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of AIG for the fiscal years ending 1998 through 2002, based on internal estimates of the management of American Bankers and estimates of selected investment banking firms. The results of the pro forma merger analysis suggested that the Merger could be accretive to AIG's EPS in each of the fiscal years analyzed. The actual results achieved by AIG following the Merger may vary from projected results and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, Salomon Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of: (i) the historical and projected financial results of American Bankers and AIG; (ii) the history of trading prices and volume for the Common Stock and AIG Common Stock;
(iii) premiums paid in selected stock-for-stock transactions in the insurance industry; and (iv) the pro forma ownership of the combined company.

     Pursuant to the terms of Salomon Smith Barney's engagement, American Bankers has agreed to pay Salomon Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of approximately $12.1 million, a substantial portion of which is contingent upon the consummation of the Merger. American Bankers has also agreed to reimburse Salomon Smith Barney for reasonable travel and other reasonable out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

     Salomon Smith Barney has advised American Bankers that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of American Bankers and AIG for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided certain investment banking services to American Bankers and AIG unrelated to the Merger, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with American Bankers and AIG.

     Salomon Smith Barney is a nationally recognized investment banking firm and was selected by American Bankers based on Salomon Smith Barney's experience, expertise and familiarity with American Bankers and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY DATED DECEMBER 21, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX IV AND IS INCORPORATED HEREIN BY REFERENCE. SALOMON SMITH BARNEY HAS CONSENTED TO THE USE OF ITS OPINION IN THIS PROXY STATEMENT/PROSPECTUS. HOLDERS OF COMMON STOCK AND PREFERRED STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SALOMON SMITH BARNEY'S OPINION IS DIRECTED TO THE AMERICAN BANKERS BOARD AND RELATES ONLY TO THE FAIRNESS OF THE COMMON STOCK MERGER CONSIDERATION AND PREFERRED STOCK MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO HOLDERS OF COMMON STOCK AND TO HOLDERS OF PREFERRED STOCK, RESPECTIVELY, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETINGS OR AS TO WHETHER ANY HOLDER OF COMMON STOCK SHOULD ELECT TO RECEIVE CASH OR AIG COMMON STOCK PURSUANT TO THE MERGER. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of Common Stock and Preferred Stock hold such shares as capital assets. Further, the discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, shareholders who acquired shares of Common Stock or Preferred Stock through the exercise of options, grants of performance shares under American Bankers' equity-based compensation plans or otherwise as compensation or through a tax-qualified retirement plan or holders that actually or constructively own more than 1% of the total outstanding common stock of AIG. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Shareholders subject to such special treatment are urged to consult their own federal income tax advisors.

     Neither AIG nor American Bankers has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger and the opinions of counsel as to such federal income tax consequences set forth below are not binding on the IRS.

     (i) General. It is intended that the Merger constitute a "reorganization" pursuant to Section 368(a) of the Code, unless the Merger is restructured as described below under "The Merger Agreement -- Alternative Transaction Structure". If the Merger is not so restructured, the respective obligations of the parties to consummate the Merger are conditioned on (a) the receipt by AIG, prior to the effective date of the Registration Statement, of an opinion of Sullivan & Cromwell to the effect that the Merger will qualify as a

"reorganization" within the meaning of Section 368(a) of the Code and that each of AIG, American Bankers and AIGF will be a party to the "reorganization" within the meaning of Section 368(b) of the Code, (b) the reconfirmation of such opinion by Sullivan & Cromwell as of the Closing Date, (c) the receipt by American Bankers, prior to the effective date of the Registration Statement, of an opinion of Jorden Burt Berenson & Johnson LLP to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that each of AIG, American Bankers and AIGF will be a party to the "reorganization" within the meaning of Section 368(b) of the Code, and (d) the reconfirmation of such opinion by Jorden Burt Berenson & Johnson LLP as of the Closing Date. Such opinions will be based upon, among other things (i) representations of American Bankers, AIG and certain shareholders of American Bankers customarily given in transactions of this type and (ii) the assumption that the Merger will be consummated in accordance with the terms of the Merger Agreement and will not be restructured as described below in "The Merger Agreement -- Alternative Transaction Structure". THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AS SO RESTRUCTURED WOULD DIFFER MATERIALLY FROM THOSE DESCRIBED IN THIS DISCUSSION. SEE "THE MERGER AGREEMENT -- ALTERNATIVE TRANSACTION STRUCTURE" FOR A DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AS SO RESTRUCTURED.

     The discussion below summarizes the material federal income tax consequences of the Merger, assuming that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     (ii) Consequences to Holders of Preferred Stock. No gain or loss will be recognized by holders of Preferred Stock on the surrender of their shares of Preferred Stock in exchange for shares of AIG Series C Preferred Stock pursuant to the Merger. The aggregate tax basis of the shares of AIG Series C Preferred Stock received in the Merger will be the same as the aggregate tax basis of the shares of Preferred Stock surrendered in exchange therefor. The holding period of the shares of AIG Series C Preferred Stock received will include the holding period of shares of Preferred Stock surrendered in exchange therefor.

     (iii) Consequences to Holders of Common Stock.

          (a) Holders Receiving Only AIG Common Stock. No gain or loss will be recognized by a holder of Common Stock as a result of the surrender of shares of Common Stock in exchange for shares of AIG Common Stock pursuant to the Merger, if such holder receives no cash pursuant to the Merger (except as discussed below with respect to cash received in lieu of fractional shares of AIG Common Stock). The aggregate tax basis of the shares of AIG Common Stock received in the Merger (including any fractional shares of AIG Common Stock deemed received) will be the same as the aggregate tax basis of the shares of Common Stock surrendered in exchange therefor. The holding period of the shares of AIG Common Stock received will include the holding period of shares of Common Stock surrendered in exchange therefor.

          (b) Holders Receiving Only Cash. A holder of Common Stock that is not also a holder of Preferred Stock and that does not receive any AIG Common Stock pursuant to the Merger will recognize gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares of Common Stock exchanged in the Merger. Such gain or loss will generally be a capital gain or loss, and will generally be a long-term capital gain or loss to the extent that, at the Effective Time, the holder has a holding period for federal income tax purposes in such Common Stock of more than one year. For an individual holder, long-term capital gain is generally subject to a maximum federal income tax rate of 28% in respect of property with a holding period of more than one year and to a maximum rate of 20% in respect of property with a holding period of more than 18 months.

          (c) Holders Receiving Both Cash and AIG Common Stock or AIG Series C Preferred Stock. If a holder of Common Stock receives both AIG Common Stock and cash (other than cash in lieu of a fractional interest in AIG Common Stock) in the Merger, or if a holder of Common Stock is also a holder of Preferred Stock and receives cash (other than cash in lieu of a fractional interest in AIG Common Stock) in the Merger, whether or not such holder also receives AIG Common Stock in the Merger, such holder will recognize gain equal to the lesser of (i) the amount of cash received (other than cash in lieu of a fractional interest in AIG Common Stock) and
     (ii) the amount by which the sum of the amount of cash received (other than cash in lieu of a fractional interest in AIG Common Stock) and the value of the AIG Common Stock received (including any fractional shares of AIG Common Stock deemed received), determined as of the Effective Time, exceeds the holder's adjusted tax basis in the shares of Common Stock exchanged in the Merger. Such a holder will not recognize loss. Under Section 356 of the Code, such gain will generally be capital gain unless the holder's exchange of Common Stock for cash and AIG Common Stock "has the effect of the distribution of a dividend" after giving effect to the constructive ownership rules of the Code (which provide that a holder may be treated as owning stock actually owned, and in some cases constructively owned, by certain individuals or entities related to the holder and stock that the holder had the right to acquire by the exercise of an option or conversion right, including the conversion rights with respect to the Preferred Stock and the AIG Series C Preferred Stock). Under these rules, a holder is treated as exchanging all his Common Stock for AIG Common Stock and receiving cash in redemption of a portion of such AIG Common Stock deemed received. Such gain should generally be capital gain to a holder of Common Stock that, following the Merger, actually or constructively owns only a small percentage of the total outstanding AIG Common Stock. The capital gain recognized will be long term capital gain to the extent that, at the Effective Time, the holder has a holding period for federal income tax purposes in the Common Stock exchanged in the Merger of more than one year. For an individual holder, long-term capital gain is generally subject to a maximum tax rate of 28% in respect of property with a holding period of more than one year and to a maximum rate of 20% in respect of property with a holding period of more than 18 months. The aggregate tax basis to such a holder of the shares of AIG Common Stock received in the Merger (including any fractional shares of AIG Common Stock deemed received) will be the same as the aggregate tax basis of the shares of Common Stock surrendered in exchange therefor in the Merger, increased by the amount of gain recognized and reduced by the amount of cash received. The holding period of the shares of AIG Common Stock received will include the holding period of shares of Common Stock surrendered in exchange therefor.

          (d) Fractional Shares. If a holder of shares of Common Stock receives cash in lieu of a fractional share interest in AIG Common Stock in the Merger, such fractional share interest will be treated as having been distributed to the holder, and such cash amount will be treated as received in redemption of the fractional share interest. Under present IRS ruling policy, the holder will generally recognize capital gain or loss equal to the cash amount received for the fractional share of AIG Common Stock reduced by the portion of the holder's tax basis in shares of Common Stock surrendered that is allocable to the fractional share interest in AIG Common Stock. The capital gain or loss will be long term capital gain or loss if the holder's holding period in the fractional share interest for federal income tax purposes is more than one year.

          (e) Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of Common Stock will be subject to information reporting and "backup" withholding (whether or not the holder also receives AIG Common Stock) at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. See the Election Form and Letter of Transmittal accompanying this Proxy Statement/Prospectus for a discussion of the certification requirements to establish an exemption from backup withholding. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's United States federal income tax liability, provided the required information is furnished to the IRS.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, AMERICAN BANKERS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

REGULATORY FILINGS AND APPROVALS

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. AIG and American Bankers each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on January 20, 1998. The companies expect that the waiting period will expire on February 19, 1998 unless terminated earlier.

     At any time before or after consummation of the Merger, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of AIG or American Bankers. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of American Bankers or businesses of AIG or American Bankers by AIG. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     In addition, AIG has requested and has received an advance ruling certificate under The Competition Act of Canada.

     Insurance. The Merger is also subject to the receipt of necessary approvals from various state and foreign insurance regulatory authorities. In December 1997 and January 1998, AIG filed an Application for Approval of Acquisition of Control of or Merger with a Domestic Insurer (Form A) or a comparable application (each, a "Form A") in a total of six states and Puerto Rico where such filings were required and made filings in various foreign jurisdictions. The insurance laws and regulations of certain of the states where such Form A filings were made require hearings by the state insurance departments before deciding whether to grant approval of an acquisition described in a Form A filing. In certain of the states that do not require a hearing prior to approval, AIG would be entitled to a hearing in the event the state insurance department proposed not to grant the approval. The approvals described in this paragraph are pending as of the date hereof.

     In addition to the Form A filings, in January 1998 AIG filed Pre-Acquisition Notification Forms Regarding the Potential Competitive Impact of a Proposed Merger or Acquisition by a Non-Domiciliary Insurer Doing Business in this State or by a Domestic Insurer (Form E) or a comparable form (each, a "Form E") in 21 states where such filings were required. The Form E filings are generally reviewed within 30 days after filing with the state insurance departments, which may request additional information on the competitive impact of a proposed acquisition. The 30 day time period will expire on or about February 25, 1998. The approvals described in this paragraph are pending in 20 states as of the date hereof.

     There can be no assurance that the required regulatory approvals described above will be received or, if received, the timing and the terms and conditions thereof.

RESALE OF AIG SERIES C PREFERRED STOCK AND AIG COMMON STOCK

     All shares of AIG Series C Preferred Stock received by holders of Preferred Stock and all shares of AIG Common Stock received by holders of Common Stock in the Merger will be freely transferable, except that shares of AIG Series C Preferred Stock and AIG Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of American Bankers at the time of the Special Meetings may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of AIG) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of American Bankers or AIG generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The Merger Agreement requires American Bankers to use its reasonable best efforts to cause each of its affiliates to execute a written agreement (an "Affiliates Letter") to the effect that such person will not offer to sell, transfer, or otherwise dispose of any of the shares of AIG Series C Preferred

Stock or AIG Common Stock issued to such person in or pursuant to the Merger unless such sale, transfer or other disposition (a) has been registered under the Securities Act, (b) is made in conformity with Rule 145 under the Securities Act or (c) is exempt from registration under the Securities Act.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     Following the Merger, American Bankers will continue its operations as a wholly-owned subsidiary of AIG. The membership of the American Bankers Board will remain unchanged as a result of the Merger, except that two additional members designated by AIG will be added to the American Bankers Board. The officers of American Bankers also will remain unchanged as a result of the Merger. Messrs. Gaston and Denison have entered into employment agreements with American Bankers to be effective upon consummation of the Merger. See "Related Agreements and Transactions -- Employment Agreements." The shareholders of American Bankers will become shareholders of AIG, and their rights as shareholders will be governed by AIG's Amended and Restated Certificate of Incorporation (the "AIG Certificate") and AIG's bylaws (the "AIG Bylaws") and the laws of the State of Delaware. See "Comparative Rights of Common Shareholders."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the American Bankers Board with respect to the Merger, American Bankers' shareholders should be aware that certain members of management of American Bankers and members of the American Bankers Board have interests in the Merger that are different from, or in addition to, the interests of the shareholders of American Bankers generally. The American Bankers Board was aware of such interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Employment Agreements. American Bankers has entered into employment agreements with Mr. Gerald Gaston and Mr. Floyd Denison. Each of such employment agreements becomes effective commencing on the Effective Time and continues for five years. Pursuant to such employment agreements, Messrs. Gaston and Denison will receive severance payments if they are terminated under certain circumstances. The employment agreements are described more fully below in "Related Agreements and Transactions -- Employment Agreements." Assuming that Messrs. Gaston and Denison terminated their employment immediately following the Merger for Good Reason or without cause (as defined in such employment agreements), the estimated amounts payable to Mr. Gaston and Mr. Denison pursuant to such employment agreements as a result of such terminations of employment would be $4.8 million and $1.5 million, respectively.

     Severance Agreements. American Bankers is currently a party to severance agreements with various of its executive officers. Pursuant to the Merger Agreement, American Bankers has agreed to use its best efforts to cause such executive officers to agree to amendments to such severance agreements. Pursuant to such amended severance agreements, certain executive officers will receive severance payments if they are terminated under certain circumstances. The severance agreements, and the amendments thereto, are described more fully below in "Related Agreements and Transactions -- Amendments to Severance Agreements." Assuming each such executive officer terminated employment immediately following the Merger for Good Reason or under certain other circumstances (as defined in the amended severance agreements), the estimated aggregate amount payable to such officers pursuant to the amended severance agreements as a result of such terminations of employment would be approximately $23.2 million (which includes amounts payable to Messrs. Gaston and Denison pursuant to the employment agreements described above).

     Stock Options and Restricted Stock. American Bankers maintains various plans pursuant to which stock option awards and restricted stock awards are made to its executive officers. Under the 1994 Senior Management Stock Option Plan (the "1994 Senior Plan"), the 1991 Stock Option/Restricted Stock Award Plan (the "1991 Award Plan") and the 1991 Stock Incentive Compensation Plan (the "1991 Incentive Plan"), upon the exercise of a stock option, the optionee is entitled to receive shares of Common Stock which are subject to restrictions on transfer ("Restricted Stock") (which, in the case of the 1994 Senior Plan and the 1991 Award Plan, are in addition to non-restricted shares of Common Stock received upon such exercise).

Pursuant to the terms of the 1994 Senior Plan, the 1991 Award Plan and the 1991 Incentive Plan, upon a "change in control" (as defined in such plans), the restrictions applicable to shares of Restricted Stock then held by executive officers on account of the exercise of options under such plans will lapse. The Merger will constitute a change in control under such plans and, accordingly, the restrictions on shares of Restricted Stock then held by executive officers on account of the exercise of options under such plans will lapse.

     American Bankers has also granted options to purchase Common Stock under the 1997 Equity Incentive Plan (the "1997 Incentive Plan"). Pursuant to the award agreements entered into under the 1997 Incentive Plan, all outstanding stock options will become fully vested and exercisable upon a "change in control" (as defined under the 1997 Incentive Plan). Upon the exercise of an option under the 1997 Incentive Plan, the optionee is entitled to receive shares of Restricted Stock (as well as non-restricted shares of Common Stock). The Merger will constitute a change in control under the 1997 Incentive Plan and, accordingly, all unvested options under such plan will become immediately vested and exercisable upon consummation of the Merger and shares of Restricted Stock then held on account of the exercise of options under the 1997 Incentive Plan will become fully vested.

     The treatment in the Merger of outstanding options is described in more detail in "The Merger Agreement -- Treatment of Stock Options."

     Mr. James F. Jorden, a director of American Bankers, is the Managing Senior Partner of the law firm of Jorden Burt Berenson & Johnson LLP, which provides legal services to American Bankers, including in connection with the Merger, for which it will receive compensation.

ABSENCE OF APPRAISAL RIGHTS

     Under Florida law, holders of Preferred Stock and Common Stock are not entitled to dissenters' or appraisal rights in connection with the Merger because the Preferred Stock and the Common Stock are listed on the NYSE.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price paid by AIG will be allocated based on fair values of assets acquired and liabilities assumed. Such allocations will be made based upon valuations and other studies that have not been finalized. The excess of such purchase price over the amounts so allocated will be treated as goodwill.

PUBLIC TRADING MARKETS

     The Preferred Stock and Common Stock currently are listed on the NYSE under the symbols "ABI 3 1/8 Pfd" and "ABI," respectively. Upon consummation of the Merger, the Preferred Stock and Common Stock will be delisted from the NYSE and deregistered under the Exchange Act (unless the alternative transaction structure described below in "The Merger Agreement -- Alternative Transaction Structure" is utilized, in which case the Preferred Stock will remain outstanding and listed on the NYSE and registered under the Exchange Act). AIG Common Stock currently is listed on the NYSE under the symbol "AIG." Application will be made for the listing on the NYSE of the shares of AIG Common Stock and AIG Series C Preferred Stock to be issued in the Merger. The listings on the NYSE are a condition to the consummation of the Merger. See "The Merger Agreement -- Conditions of the Proposed Merger."

                              RECENT DEVELOPMENTS

     On January 27, 1998, Cendant publicly announced a proposal to acquire American Bankers for $58 per share of Common Stock, to be paid in cash and common stock of Cendant. Such proposal was communicated in a letter (attached as Appendix VII to this Proxy Statement/Prospectus) to the American Bankers Board from Henry R. Silverman, the President and Chief Executive Officer, and Walter
A. Forbes, the Chairman, of Cendant. Also on January 27, 1998, American Bankers announced that the American Bankers Board would review Cendant's proposal in due course, and requested that holders of Common Stock not take any action until such time as the American Bankers Board responds to Cendant's proposal. In connection with its proposal, Cendant commenced litigation against American Bankers, the members of the American Bankers Board, AIG and AIGF in the United States District Court for the Southern District of Florida challenging as breaches of the fiduciary duties of members of the American Bankers Board, among other things, certain provisions of the Merger Agreement and the Stock Option Agreement, and asserting that AIG failed to disclose certain interests of AIG's Chairman and Chief Executive Officer in AIG Common Stock (and referring to information on such matters included in certain of AIG's prior filings with the Commission). The complaint in connection with the litigation seeks, among other things, an order enjoining implementation or effectuation of the Merger Agreement unless and until the conduct alleged to constitute the breaches of fiduciary duties is remedied. Since the commencement of the Cendant litigation, a number of substantially identical suits have been brought by American Bankers' shareholders in the Federal and state courts in Miami, asserting essentially the same claims against the same defendants as the Cendant litigation. In each of the actions, the named plaintiff is seeking to have his or her claims adjudicated on behalf of a class of all American Bankers shareholders and to recover unspecified damages in addition to, or in lieu of, injunctive and other equitable relief.

     Subsequent to the announcement of Cendant's proposal, AIG on January 27, 1998 sent a notice to American Bankers exercising its option to purchase the 8,265,626 shares of Common Stock issuable under the Stock Option Agreement. The consummation of such purchase is subject to applicable regulatory approvals. Issuance of the shares subject to the Stock Option Agreement may delay or make more difficult an acquisition of American Bankers by a person other than AIG. See "Related Agreements and Transactions -- Stock Option Agreement."

     On January 28, 1998, Cendant commenced a tender offer seeking to purchase 23,501,260 shares of Common Stock, subject to the terms and conditions stated therein, at $58 per share in cash.

                              THE MERGER AGREEMENT

     The following describes certain aspects of the proposed Merger, including material provisions of the Merger Agreement. The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix I to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Preferred Stock and Common Stock are urged to read the Merger Agreement carefully. Capitalized terms used in this section or elsewhere in this Proxy Statement/Prospectus but not defined in this Proxy Statement/Prospectus shall have the meanings attributed to them in the Merger Agreement.

GENERAL; THE ELECTION; MERGER CONSIDERATION

     The terms of the Merger are set forth in the Merger Agreement that was approved by the American Bankers Board and the AIG Board and signed by American Bankers, AIG and AIGF on December 21, 1997, amended and restated by the parties as of January 7, 1998, and amended by Amendment No. 1 thereto dated as of January 28, 1998, a copy of which is attached hereto as Appendix I. Pursuant to the Merger Agreement, and on the terms and conditions set forth therein, at the Effective Time, American Bankers will be merged with and into AIGF. AIGF will be the surviving corporation in the Merger (the "Surviving Corporation") and will succeed to the business of American Bankers and will assume the name American Bankers Insurance Group, Inc. As a result of the Merger, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Preferred Shares) shall be converted into, and become exchangeable for, one share of AIG Series C Preferred Stock (the "Preferred Stock Merger Consideration"). The AIG Series C Preferred Stock will contain terms substantially similar to the terms of the Preferred Stock (after making the conversion adjustments required to be made pursuant to the American Bankers Articles) and will be convertible into AIG Common Stock. See "Description of AIG Capital Stock -- AIG Series C Preferred Stock." As a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (as hereinafter defined) (other than Excluded Common Shares) shall be converted into, and become exchangeable for, such amount of cash, portion of a share of AIG Common Stock or combination thereof as described in the next four paragraphs.

     Each holder of Common Stock will be entitled to elect with respect to all or any portion of the shares of Common Stock held by such holder to have such shares converted at the Effective Time into the right to receive the Cash Election Merger Consideration (as hereinafter defined) (the "Cash Election") or the Stock Election Merger Consideration (as hereinafter defined) (the "Stock Election"). The form for making the Cash Election or Stock Election (the "Election Form") is being mailed to holders of Common Stock on or about February 2, 1998, together with this Proxy Statement/Prospectus. Each holder may make a Cash Election or Stock Election by properly completing, signing and submitting the Election Form to the Exchange Agent, by 5:00 p.m., New York City time, on the third trading day prior to the date of the consummation of the Merger (the "Election Deadline"). The Election Deadline will not occur any earlier than 5:00 p.m., New York City time, on March 3, 1998. AIG will publicly announce the Election Deadline not later than 10:00 a.m. on the trading day preceding the date on which the Election Deadline will occur. To be effective, the Election Form must be accompanied by the certificates representing the shares of Common Stock as to which an election is being made or an appropriate guarantee of delivery by a commercial bank or trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. ("NASD"). An Election Form which is not effective shall be treated as if no election had been made with respect to the shares of Common Stock covered by such Election Form and any holder who does not submit an effective Election Form shall receive the Non-Election Merger Consideration (as hereinafter defined). AIG will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Election Forms. The decisions of AIG or, if delegated, the Exchange Agent shall be conclusive and binding. Neither AIG, AIGF nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Section 4.1(a) of the Merger Agreement, and all such computations shall be conclusive and binding on the holders of Common Stock in the absence of manifest error. AIG and American Bankers each shall use its best efforts to make the Election Form available to all persons who become holders of record of Common Stock during the period between the Record Date and the Election Deadline. A properly completed Election Form must be received by the Exchange Agent by the Election Deadline in order to be effective. Any Election Form may be revoked by written notice or a later dated Election Form received by the Exchange Agent prior to the Election Deadline.

     Each share of Common Stock for which the holder of such shares has failed to make an effective Cash Election or Stock Election shall be converted into, and become exchangeable for, that portion of a share of AIG Common Stock equal to the lesser of (i) .4495 (the "Maximum Exchange Ratio") and (ii) the decimal derived by dividing $47.00 by the average of the closing prices per share of AIG Common Stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal) for the ten trading days ending on the third trading day prior to the date of the consummation of the Merger (the "Base Period Stock Price"); provided, however, if the Base Period Stock Price is below $104.5625, AIG shall elect to either (i) pay a cash amount equal to the Per Share Cash Top-Up Amount (as hereinafter defined) (provided that AIG may not elect to pay the cash amount contemplated by this clause (i) if the aggregate cash amount so paid would exceed the Non-Election Cash Pool (as hereinafter defined)) or (ii) (x) increase the Maximum Exchange Ratio (the "Adjusted Maximum Exchange Ratio") up to a decimal such that the product of the Adjusted Maximum Exchange Ratio times the Base Period Stock Price (the "Product") equals or is less than $47.00 and (y) if the Product is less than $47.00, pay a cash amount equal to the difference between $47.00 and such Product (provided that AIG may not elect to pay such an aggregate amount of cash pursuant to this clause (ii) which would exceed the NonElection Cash Pool (as hereinafter defined)). The foregoing payments shall be referred to herein as the "Non-Election Merger Consideration." For purposes hereof, "Per Share Cash Top-Up Amount" means the greater of (i) $0 and (ii)(x) $47.00 minus (y) the product of (A) the Base Period Stock Price and (B) the Maximum Exchange Ratio; "Non-Election Cash Pool" means an amount of cash equal to the Maximum Cash Pool (as hereinafter defined) minus the aggregate amount of cash paid in the Merger to the holders of shares of Common Stock that make a Cash Election; and "Maximum Cash Pool" means an amount of cash equal to .499 multiplied by the sum of the Non-Election Merger Consideration, the Cash Election Merger Consideration (as hereinafter defined) and the Stock Election Merger Consideration (as hereinafter defined) (collectively, the "Common Stock Merger Consideration" and, together with the Preferred Stock Merger Consideration, the "Merger Consideration"), calculated for purposes of this definition based on the closing price of AIG Common Stock on the NYSE composite transaction reporting system on the trading day immediately preceding the day the Merger is consummated.

     Each share of Common Stock for which the holder of such share has made a Cash Election shall be converted into, and become exchangeable for, $47.00 in cash (the "Cash Election Merger Consideration"), provided that in no event shall holders of shares of Common Stock who have made a Cash Election be entitled to receive an aggregate amount of cash in excess of the Maximum Cash Pool. In the event that Cash Elections are submitted with respect to an aggregate number of shares of Common Stock which, except for the limitation imposed by the Maximum Cash Pool, would require AIG to pay cash in the aggregate in excess of the Maximum Cash Pool, a pro rata portion of such shares of Common Stock (rounded down to the nearest whole share of Common Stock) shall be converted into the right to receive the Cash Election Merger Consideration, which proration as to each shareholder shall be based upon the ratio of the (i) Maximum Cash Pool to
(ii) the aggregate number of shares of Common Stock with respect to which Cash Elections are submitted multiplied by $47.00. All shares of Common Stock for which a Cash Election is made but which are not converted into the right to receive the Cash Election Merger Consideration shall be converted into the right to receive the Stock Election Merger Consideration. BECAUSE OF THE LIMITATIONS DESCRIBED ABOVE, THERE CAN BE NO ASSURANCE THAT A HOLDER WHO ELECTS TO RECEIVE CASH WILL IN FACT RECEIVE CASH FOR THE FULL AMOUNT OF CONSIDERATION INTO WHICH HIS COMMON STOCK IS CONVERTED IN THE MERGER.

     Each share of Common Stock for which the holder of such share has made a Stock Election shall be converted into, and become exchangeable for, that portion of a share of AIG Common Stock equal to the lesser of (i) the Maximum Exchange Ratio and (ii) the decimal derived by dividing $47.00 by the Base Period Stock Price; provided, however, if the Base Period Stock Price is below $104.5625, AIG shall elect to either (i) pay a cash amount equal to the Per Share Cash Top-Up Amount (provided that AIG may not elect to pay the cash amount contemplated by this clause (i) if the aggregate cash amount paid would exceed the Stock Election Cash Pool (as hereinafter defined)) or (ii) (x) establish the Adjusted Maximum Exchange Ratio such that the Product equals or is less than $47.00 and (y) if the Product is less than $47.00, pay a cash amount equal to the difference between $47.00 and such Product (provided that AIG may not elect to pay an aggregate amount of cash pursuant to this clause (ii) which would exceed the Stock Election Cash Pool (as hereinafter defined)). The foregoing payments shall be referred to herein as the "Stock Election Merger Consideration." For purposes hereof, "Stock Election Cash Pool" shall mean an amount of cash equal to the greater of (i) $0 and (ii) the Aggregate Cash Top-Up Amount minus the aggregate amount of cash paid in the Merger to the holders of shares of Common Stock that do not make a Stock Election; and "Aggregate Cash Top-Up Amount" shall mean the lesser of (i) the product of (x) the Per Share Cash Top-Up Amount and (y) the number of outstanding shares of Common Stock as of the Effective Time and (ii) an amount equal to the Maximum Cash Pool. BECAUSE OF THE AIG ELECTION DESCRIBED ABOVE, THERE CAN BE NO ASSURANCE THAT A HOLDER WHO ELECTS TO RECEIVE AIG COMMON STOCK WILL IN FACT RECEIVE AIG COMMON STOCK FOR THE FULL AMOUNT OF CONSIDERATION INTO WHICH HIS COMMON STOCK IS CONVERTED IN THE MERGER.

CLOSING; EFFECTIVE TIME

     The Closing of the Merger (the "Closing") will take place on the first business day on which the last to be fulfilled or waived of the conditions to the Merger set forth in the Merger Agreement to be fulfilled prior to Closing is satisfied or waived or on such other day as American Bankers and AIG agree in writing (the "Closing Date"). As soon as practicable following the Closing, American Bankers and AIG will cause Articles of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Florida. The Merger will become effective at the time the Secretary accepts for record the Articles of Merger or at such later time agreed by the parties and established under the Articles of Merger (the "Effective Time"). See "-- Conditions of the Proposed Merger" and "The Merger -- Required Regulatory Filings and Approvals."

CANCELLATION OF SHARES

     At the Effective Time, all shares of Preferred Stock and Common Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such shares (other than Excluded Shares) shall thereafter represent only the right to the Preferred Stock Merger Consideration or Common Stock Merger Consideration, as applicable, and the right, if any, to receive cash in lieu of fractional shares and any distribution or dividend with respect to the AIG Series C Preferred Stock or AIG Common Stock, each as described below. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

FRACTIONAL SHARES

     No fractional shares of AIG Common Stock will be issued and any holder of shares of Common Stock otherwise entitled to receive fractional shares of AIG Common Stock shall be entitled to receive a cash payment in lieu thereof, in an amount equal to such fractional share of AIG Common Stock multiplied by the Base Period Stock Price.

EXCHANGE OF CERTIFICATES

     Promptly after the Effective Time, AIG shall deposit, or shall cause to be deposited, with ChaseMellon Shareholders Services, L.L.C. (the "Exchange Agent"), for the benefit of the holders of shares of Preferred Stock and Common Stock, certificates representing the shares of AIG Series C Preferred Stock and AIG Common Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to the AIG Series C Preferred Stock and AIG Common Stock to be issued or paid pursuant to the Merger Agreement in exchange for shares of Preferred Stock and Common Stock outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) (such certificates for shares of AIG Series C Preferred Stock and AIG Common Stock, together with the amount of any cash, dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund"). Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of shares of Preferred Stock and each holder of record of shares of Common Stock (other than holders of Excluded Shares) who did not submit a valid Election Form prior to the Election Deadline (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of AIG Series C Preferred Stock or AIG Common Stock, as applicable, and (B) if applicable, any cash, unpaid dividends or other distributions and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of AIG Series C Preferred Stock or AIG Common Stock, as applicable, that such holder is entitled to receive pursuant to the Merger Agreement, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any cash, including unpaid non-stock dividends and any other dividends or other distributions, that such holder has the right to receive pursuant to the provisions of the Merger Agreement, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. If any certificate for shares of AIG Series C Preferred Stock or AIG Common Stock, as applicable, is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of AIG Series C Preferred Stock or AIG Common Stock, as applicable, in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of AIG or the Exchange Agent that such tax has been paid or is not applicable.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

     All shares of AIG Series C Preferred Stock and AIG Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by AIG in respect of the AIG Series C Preferred Stock or AIG Common Stock, as applicable, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant the Merger Agreement. No dividends or other distributions in respect of the AIG Series C Preferred Stock or AIG Common Stock, as applicable, shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of AIG Series C Preferred Stock and AIG Common Stock, as applicable, issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of AIG Series C Preferred Stock or AIG Common Stock, as applicable, and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of AIG Series C Preferred Stock or AIG Common Stock, as applicable, with a record date after the Effective Time but with a payment date subsequent to surrender.

TRANSFERS

     After the Effective Time, there shall be no transfers on the stock transfer books of American Bankers of the shares of Preferred Stock or Common Stock that were outstanding immediately prior to the Effective Time.

TERMINATION OF EXCHANGE FUND

     Any portion of the Exchange Fund that remains unclaimed by the shareholders of American Bankers for 180 days after the Effective Time shall be paid to AIG. Any shareholders of American Bankers shall thereafter look only to AIG for payment of their shares of AIG Series C Preferred Stock or AIG Common Stock, as applicable, and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to the Merger Agreement upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. None of AIG, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Preferred Stock or Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

LOST, STOLEN OR DESTROYED CERTIFICATES

     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by AIG, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of AIG Series C Preferred Stock or AIG Common Stock, as applicable, and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to the Merger Agreement upon due surrender of and deliverable in respect of the shares of Preferred Stock or Common Stock represented by such Certificate pursuant to the Merger Agreement.

ADJUSTMENTS TO PREVENT DILUTION

     In the event that American Bankers changes the number of shares of Preferred Stock or Common Stock or securities convertible or exchangeable into or exercisable for shares of Preferred Stock or Common Stock, or AIG changes the number of shares of AIG Common Stock or securities convertible or exchangeable into or exercisable for shares of AIG Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision or other similar transaction, the Preferred Stock Merger Consideration or Common Stock Merger Consideration, as applicable, shall be equitably adjusted.

CONDITIONS OF THE PROPOSED MERGER

  Mutual Conditions

     The obligation of each of American Bankers and AIG to effect the Merger is conditioned on the following:

          (a) the approval of the Merger by the holders of at least a majority of the outstanding shares of Preferred Stock and a majority of the outstanding shares of Common Stock, each voting separately as a class (the "American Bankers Requisite Vote"), in accordance with applicable law;

          (b) the authorization for listing on the NYSE upon official notice of issuance of the shares of AIG Series C Preferred Stock issuable to holders of Preferred Stock and the shares of AIG Common Stock issuable to holders of Common Stock;

          (c) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act and, other than the filing of the Articles of Merger in Florida, all notices, reports and other filings required to be made prior to the Effective Time by American Bankers or AIG or any of their respective subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by American Bankers, AIG or any of their respective subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of the Merger Agreement by American Bankers, AIG and AIGF and the consummation of the Merger and the other transactions contemplated thereby shall have been made or obtained (as the case may be);

          (d) no court or Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger;

          (e) the Registration Statement, of which this Proxy
     Statement/Prospectus is a part, having been declared effective and no stop order suspending the effectiveness of the Registration Statement having been issued, and no proceedings for that purpose having been initiated or threatened, by the Commission;

          (f) AIG having received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated by the Merger Agreement;

          (g) the other party's representations and warranties, subject to certain materiality exceptions, being true and correct as of the date of the Merger Agreement and as of the Closing Date and the receipt of certificates to such effect;

          (h) the performance in all material respects by the other party of its obligations under the Merger Agreement and the receipt of certificates to such effect;

          (i) the receipt by the other party of all material third party consents (and, in the case of consents obtained by American Bankers, the absence of material conditions imposed by or in connection with such consents on the operations or businesses of the parties); and

          (j) unless the Merger is restructured as described below under "-- Alternative Transaction Structure", the receipt by each party of the opinion of its respective tax counsel regarding the treatment of the Merger as a "reorganization" under the Code.

  Additional Conditions to the Obligations of AIG and AIGF

     In addition, the obligations of AIG and AIGF under the Merger Agreement are subject to the receipt of Affiliates Letters and the effectiveness of certain employment agreements between persons currently employed by American Bankers and the Surviving Corporation. See " -- Certain Other Covenants and Agreements -- Affiliates Letters", "The Merger -- Resale of AIG Common Stock and Preferred Stock" and "Related Agreements and Transactions -- Employment Agreements".

CONDUCT OF AMERICAN BANKERS' BUSINESS PRIOR TO THE MERGER

     American Bankers has covenanted and agreed as to itself and, where indicated, each of its Subsidiaries or Insurance Subsidiaries that after the date of the Merger Agreement and prior to the Effective Time (unless AIG shall otherwise approve in writing and except as otherwise expressly contemplated by the Merger Agreement, the Stock Option Agreement or as set forth in the American Bankers Disclosure Letter) that (a) it and its Subsidiaries shall conduct their businesses in the ordinary and usual course (it being understood that nothing contained in the Merger Agreement permits American Bankers to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of American Bankers and its Subsidiaries or to enter into or engage in any new lines of business without AIG's prior written consent); (b) it and its Subsidiaries shall use their best efforts to preserve their business organizations intact and maintain their existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates; (c) it shall not issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (d) it shall not amend or modify the American Bankers Articles or Bylaws or amend, modify or terminate the Rights Agreement except as contemplated by the Merger Agreement;
(e) it shall not split, combine or reclassify its outstanding shares of capital stock; (f) it shall not authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from Subsidiaries, regular quarterly cash dividends paid by it on the Common Stock not in excess of $0.11 per share of Common Stock and regular quarterly dividends paid by it on the Preferred Stock in accordance with the American Bankers Articles; (g) it shall not repurchase, redeem or otherwise acquire (except in connection with any American Bankers Stock Plans) or permit any of its Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; (h) neither it nor its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or any securities convertible or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than shares issuable pursuant to options outstanding on the date of the Merger Agreement under any of the American Bankers Stock Plans or upon conversion of the Preferred Stock or the Convertible Notes); (i) other than in the ordinary and usual course of business, neither it nor any of its Subsidiaries shall transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of its Subsidiaries) or incur or modify any material indebtedness or other liability;
(j) neither it nor any of its Subsidiaries shall make or authorize or commit for any capital expenditures other than in amounts not exceeding $5 million in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity, including by way of assumption reinsurance, in excess of $2 million individually or $5 million in the aggregate (other than in connection with ordinary course investment activities); (k) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any of its Compensation and Benefit Plans, other than awards made in the normal course under the Management Incentive Plan in respect of 1997 performance and grants of up to 20,000 restricted shares of Common Stock to be made in January 1998 under the year 2000 Tenure Award Program, or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases); (l) neither it nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations legally due and payable and arising in the ordinary and usual course of business, claims arising under the terms of products, contracts or policies issued by American Bankers Insurance Subsidiaries in the ordinary and usual course of business and such other claims, liabilities or obligations as shall not exceed $5 million in the aggregate; (m) neither it nor any of its Subsidiaries shall make or change any tax election, settle any material audit, file any amended tax returns or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business; (n) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of American Bankers or any Subsidiary or affiliate to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to American Bankers or any of its Subsidiaries or affiliates; (o) neither it nor any of its Subsidiaries shall enter into any new quota share or other reinsurance transaction (A) which does not contain standard cancellation and termination provisions, (B) which, except in the ordinary course of business, materially increases or reduces the American Bankers Insurance Subsidiaries' consolidated ratio of net written premiums to gross written premiums or (C) pursuant to which $5 million or more in gross written premiums are ceded by the American Bankers Insurance Subsidiaries to any Person other than American Bankers or any of its Subsidiaries; (p) neither it nor any of the American Bankers Insurance Subsidiaries shall alter or amend in any material respect its existing investment guidelines or policies; (q) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and (r) neither it nor any of its Subsidiaries shall authorize or enter into any agreement to take any of the foregoing actions.

AGREEMENT NOT TO SOLICIT OTHER OFFERS

     American Bankers has agreed that it will not, and it will not permit or cause any of its Subsidiaries or any of its or its Subsidiaries' directors and officers to, and it shall direct its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, its "Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the assets or any equity securities of it or any of its Subsidiaries (any such proposal or offer, for the purpose of the Merger Agreement being referred to as an "Acquisition Proposal"). American Bankers has further agreed that it will not, and it will not permit or cause any of its Subsidiaries or any of its or its Subsidiaries' officers and directors to, and it shall direct its Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by means of an amendment to the Rights Agreement); provided, however, that nothing contained in the Merger Agreement shall prevent American Bankers or the American Bankers Board from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; or (ii) at any time after 120 days from the date of the Merger Agreement if the Merger shall not by such date have been approved by the American Bankers Requisite Vote (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the American Bankers Board receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement (as defined in the Merger Agreement); (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to its shareholders, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the American Bankers Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for the American Bankers directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the American Bankers Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a more favorable transaction than the Merger, taking into account the long-term prospects and interests of it and its shareholders (any such more favorable Acquisition Proposal being referred to, for the purpose of the Merger Agreement, as a "Superior Proposal").

     American Bankers also has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties being conducted prior to execution of the Merger Agreement with respect to any of the foregoing. American Bankers further agreed that it will take the necessary steps to promptly inform its officers, directors, Subsidiaries and Representatives of the foregoing obligations and the obligations in the Confidentiality Agreement.

     American Bankers also agreed to notify AIG immediately if any inquiries, proposals or offers are received by, any such information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter to keep AIG informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. American Bankers further agreed to promptly request each Person that had executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information that had been furnished to such Person by or on behalf of American Bankers or any of its Subsidiaries.

EMPLOYEE BENEFITS

     AIG has agreed that from the Effective Time until the first anniversary thereof, the employees of American Bankers and its Subsidiaries will continue to be provided with benefits under the existing employee benefit plans of American Bankers and its Subsidiaries (other than plans involving the issuance or award of Common Stock or rights to acquire Common Stock) that are no less favorable in the aggregate than those currently provided by American Bankers and its Subsidiaries to such employees. Any such employees will receive credit under any plans of AIG or any of its Subsidiaries for service with American Bankers or its Subsidiaries or predecessors (to the extent service with such predecessors was credited under the Compensation and Benefit Plans disclosed in the American Bankers Disclosure Letter) prior to the Effective Time for the purpose of determining eligibility and vesting. AIG also has agreed to cause all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans of AIG or any of its Subsidiaries to be waived with respect to such participants and their eligible dependants. All discretionary awards and benefits under any group health plans of AIG or any of its Subsidiaries shall be subject to the discretion of the persons or committee administering such plans.

TREATMENT OF STOCK OPTIONS

     The Merger Agreement provides that at the Effective Time, each outstanding option to purchase shares of Common Stock under the American Bankers Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions, the same number of shares of AIG Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time and assuming that the Common Stock Merger Consideration consisted entirely of shares of AIG Common Stock (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Common Stock otherwise purchasable pursuant to such option, divided by (z) the number of full shares of AIG Common Stock deemed purchasable pursuant to such option; provided that in the case of any option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option, and the terms and conditions of the exercise of such option shall be subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that to the extent that shares of Common Stock acquired upon exercise of such option would be subject to vesting or other restrictions under the terms of the relevant American Bankers Stock Plan under which such option was issued ("American Bankers Restricted Shares"), the number of shares of AIG Common Stock to be issued upon exercise of an assumed option in accordance with the foregoing that bears the same ratio to the total shares of AIG Common Stock deemed purchasable pursuant to such assumed option as the number of American Bankers Restricted Shares bears to the total number of shares of Common Stock issuable under such option shall be subject to the same vesting and other restrictions as would be applicable to the American Bankers Restricted Shares.

     At or prior to the Effective Time, American Bankers shall make all necessary arrangements with respect to the American Bankers Stock Plans to permit the assumption by AIG of the unexercised options to purchase shares of Common Stock in accordance with the above. Effective at the Effective Time, AIG shall assume each option to purchase shares of Common Stock under the American Bankers Stock Plans in accordance with the terms of the relevant American Bankers Stock Plan under which the option was issued and the stock option agreement by which the option is evidenced.

     At or prior to the Effective Time, AIG shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AIG Common Stock for delivery upon exercise of options to purchase shares of Common Stock assumed by AIG and shall, as soon as practicable after the Effective Time, file a registration statement on Form S-3 or Form S-8 with respect to AIG Common Stock subject to such options to purchase shares of Common Stock (or shall cause such options to purchase shares of Common Stock to be deemed to be options issued pursuant to an AIG Stock Plan for which shares of AIG Common Stock have previously been registered pursuant to an appropriate registration form) and shall use its reasonable best efforts to maintain the effectiveness of such registration statements for so long as such options remain outstanding.

TAX MATTERS

     The Merger Agreement provides that, subject to the provisions described under " -- Agreement Not to Solicit Other Offers" and to the possible restructuring of the Merger described below under "-- Alternative Transaction Structure", neither AIG nor American Bankers shall take or cause to be taken any action, before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. AIG and American Bankers also have agreed to use all reasonable efforts to cure any impediment to the qualification of the Merger as such. See "-- Conditions to the Proposed Merger" and "The Merger -- Certain Federal Income Tax Consequences of the Merger".

CERTAIN OTHER COVENANTS AND AGREEMENTS

  Information; Filings

     American Bankers and AIG have agreed (i) to supply accurate, complete and updated information in connection with the preparation of this Proxy Statement/Prospectus and the Registration Statement, (ii) to furnish the other on request with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with this Proxy Statement/Prospectus, the Registration Statement and any other filing, notice or application made in connection with the Merger and (iii) to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement including the provision of copies of communications received from Governmental Entities and third parties and prompt notice of any change that is reasonably likely to result in a material adverse effect on the financial condition, properties, business or results of operations of American Bankers and its Subsidiaries taken as a whole or AIG and its Subsidiaries taken as a whole, as the case may be. American Bankers and AIG have agreed to promptly prepare and file this Proxy Statement/Prospectus with the Commission and AIG has agreed to promptly prepare and file the Registration Statement with the Commission. Both parties have agreed to use all reasonable efforts to have the Registration Statement declared effective as promptly as practicable after filing and promptly thereafter to mail this Proxy Statement/Prospectus to the shareholders of American Bankers. AIG also agreed to obtain all required "blue sky" approvals and to pay all expenses incident thereto. American Bankers and AIG further agreed to cooperate with one another and to use their respective best efforts to (i) cause to be done all things necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and (ii) obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with, as a result of or in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement, including, without limitation, upon request of AIG, all material consents required in connection with the consummation of the Merger, provided, however, that nothing in the foregoing requires AIG, in connection with the receipt of any regulatory approval, to (i) sell or agree to sell or discontinue or limit any assets or businesses or any interest in any assets or businesses of AIG or American Bankers or any of their respective affiliates or (ii) agree to any conditions relating to or changes or restrictions in, the operations of any such assets or businesses which, in either case, could, in the judgment of the AIG Board, materially and adversely impact the economic or business benefits to AIG of the transactions contemplated by the Merger Agreement.

  Access

     American Bankers has agreed to provide AIG's officers, employees, counsel, accountants and other authorized representatives with access to its and its Subsidiaries' management, property, books, contracts and records throughout the period prior to the Effective Time and during such period to furnish to AIG all information as it may reasonably request, provided that such access may be denied to prevent the disclosure of trade secrets of third parties or the breach of any confidentiality obligations of American Bankers that, in the reasonable opinion of American Bankers, would otherwise result, if American Bankers has used all reasonable efforts to obtain the consent of such third parties to such inspection or disclosure. AIG has agreed to provide American Bankers' officers, employees, counsel, accountants and other authorized representatives such access as it reasonably requests (giving due consideration to the size and capitalization of, and availability of public information concerning, AIG and the pricing and other terms of the Merger Agreement) to a limited number of AIG's management personnel and all relevant books and records throughout the period prior to the Effective Time, provided that such access may be denied in order to prevent the disclosure of trade secrets of third parties or the breach of confidentiality obligations of AIG that, in the reasonable judgment of AIG, would otherwise result. No investigation made by American Bankers or AIG pursuant to the foregoing shall affect or be deemed to modify any representation or warranty made by the other party.

  Special Meetings

     American Bankers has agreed to take all action necessary to convene the Preferred Shareholders Special Meeting and the Common Shareholders Special Meeting as promptly as practicable but in no event later than 45 days after the Registration Statement is declared effective. Subject to fiduciary obligations under applicable law, the American Bankers Board shall recommend approval of the Merger, shall not withdraw or modify such recommendation and shall take all lawful action to solicit the approval of the Merger. In the event that the American Bankers Board withdraws or modifies its recommendation, American Bankers has agreed that the Preferred Shareholders Special Meeting and the Common Shareholders Special Meeting shall nevertheless be convened, votes with respect to the Merger shall be taken and the reasons for such withdrawal or modification shall be communicated to the shareholders of American Bankers in accordance with the FBCA.

  Directors and Officers of the Surviving Corporation

     The Merger Agreement provides that, immediately following the Effective Time, the directors of American Bankers who are willing to serve as directors of the Surviving Corporation shall be appointed as directors of the Surviving Corporation and that AIG shall designate and appoint two additional directors of the Surviving Corporation. The Merger Agreement further provides that the officers of American Bankers at the Effective Time shall be the officers of the Surviving Corporation.

  Indemnification of Directors and Officers; Directors and Officers' Insurance

     AIG has agreed to indemnify each present and former director and officer of American Bankers from liability arising out of matters existing or occurring at or prior to the Effective Time to the fullest extent that American Bankers would have been permitted to indemnify such parties under Florida law and the American Bankers Articles and Bylaws. AIG also has agreed that the Surviving Corporation will maintain American Bankers' existing officers' and directors' liability insurance or purchase substantially comparable insurance for up to six years following the Effective Time, subject to certain maximum required premium amounts. See "The Merger -- Interests of Certain Persons in the Merger".

  Dividends

     The parties have agreed to coordinate the declaration, setting of record dates and payment dates of dividends on Preferred Stock and Common Stock to ensure that (i) holders thereof do not receive dividends in respect of any calendar quarter on both Preferred Stock and AIG Series C Preferred Stock or on both Common Stock and AIG Common Stock, as applicable, or (ii) holders thereof do not fail to receive dividends in respect of any calendar quarter on either Preferred Stock or AIG Series C Preferred Stock or on either Common Stock or AIG Common Stock, as applicable.

  Affiliates Letters

     American Bankers has agreed to deliver to AIG prior to the Shareholders Meetings, a list of names and addresses of those persons who will be deemed to be "affiliates" (as such term is defined under the Securities Act) of American Bankers, in the opinion of American Bankers, as of the time of the Preferred Shareholders Special Meeting and the Common Shareholders Special Meeting, which list shall be updated with the names of persons who may be so deemed and are subsequently so identified as affiliates. American Bankers has further agreed to use its reasonable best efforts to deliver or cause to be delivered to AIG prior to the Preferred Shareholders Special Meeting and the Common Shareholders Special Meeting, an Affiliates Letter from each affiliate identified in the foregoing list. AIG shall not be obligated to maintain the effectiveness of the Registration Statement or any other registration statement for the purposes of resale by such affiliates of AIG Common Stock or AIG Series C Preferred Stock. See "The Merger -- Resale of AIG Common Stock and AIG Series C Preferred Stock".

  Listing and Registration

     AIG has agreed to use its best efforts to cause the shares of AIG Common Stock and the shares of AIG Series C Preferred Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its reasonable best efforts to cause the Common Stock and the Preferred Stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

  Repayment of the Convertible Notes

     American Bankers has agreed to repay, at par, the aggregate principal amount outstanding under the Convertible Notes and cancel such Convertible Notes in their entirety if they are outstanding as of the Effective Time.

  Rights Agreement

     American Bankers has agreed that, if requested by AIG prior to the Effective Time, the American Bankers Board will take all necessary action to terminate or redeem all of the outstanding Rights and to terminate the Rights Agreement (as hereinafter defined), effective immediately before the Effective Time. See "Related Agreements and Transactions -- Amendment to Rights Agreement".

  Amendments to Severance Agreements

     American Bankers has agreed to use its best efforts to cause itself and certain persons employed by it to enter into, prior to the Effective Time, amendments to the respective severance agreements currently effective between such parties. See "Related Agreements and Transactions -- Amendments to Severance Agreements".

REPRESENTATIONS AND WARRANTIES

  Mutual Representations and Warranties

     American Bankers, AIG and AIGF have made representations relating to, among other things: (a) each of American Bankers', AIG's and AIGF's capitalization and organization and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Stock Option Agreement and related matters; (c) conflicts under governing documents, required consents or approvals, and violations of any agreements or law; (d) documents filed with the Commission and applicable insurance regulatory authorities and the accuracy of information contained therein; (e) absence of certain material adverse events, changes or effects; (f) brokers and finders;
(g) certain tax matters; and (h) compliance with insurance laws and regulations and related insurance matters.

  Additional Representations and Warranties of American Bankers

     American Bankers has made additional representations relating to (a) receipt of an opinion of its financial advisor; (b) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended (ERISA); (c) ownership of intellectual property and absence of infringement of third party intellectual property; (d) litigation and undisclosed liabilities; (e) compliance with law, including compliance with insurance, tax and environmental laws and regulations; (f) actions taken in connection with takeover statutes; (g) the absence of contracts with labor unions or organizations; (h) the disclosure and enforceability of certain material contracts; (i) the Rights Agreement; and (j) the adequacy of reserves and related matters.

  Additional Representations and Warranties of AIG and AIGF

     AIG additionally has represented that it intends to maintain the corporate headquarters of the Surviving Corporation in the State of Florida.

TERMINATION

     The Merger Agreement may be terminated: (i) at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by holders of Preferred Stock or Common Stock and by the sole shareholder of Surviving Corporation, by mutual written consent of American Bankers and AIG;
(ii) by American Bankers or AIG, any time before or after the Merger Agreement is approved by holders of Preferred Stock or Common Stock, if the Merger shall not have been consummated by September 30, 1998 (provided that the terminating party is not otherwise in material breach of its obligations under the Merger Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated); (iii) by AIG if the approval of the holders of a majority of the outstanding shares of Common Stock shall not have been obtained at a meeting duly convened therefor or any adjournment or postponement thereof; (iv) by American Bankers, any time after 180 days following the date of the Merger Agreement, if the approval of the holders of a majority of the outstanding shares of Common Stock shall not have been obtained at a meeting duly convened therefor or any adjournment or postponement thereof (provided that, prior to or at the time of such meeting, any person shall have made an Acquisition Proposal to American Bankers or any of its Subsidiaries or any of its shareholders or shall have publicly announced an intention to make such an Acquisition Proposal); (v) by American Bankers or AIG if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; (vi) by American Bankers, any time before the approval of the holders of a majority of the outstanding shares of Preferred Stock and the holders of a majority of the outstanding shares of Common Stock, each voting as a separate class, shall have been obtained, if the American Bankers Board authorizes it to enter into an agreement with respect to a Superior Proposal (subject to (w) there being no material breach by American Bankers of the provisions of the Merger Agreement,
(x) American Bankers giving written notice of such Superior Proposal to AIG, (y) AIG failing to make, prior to the later of five business days after receipt of American Bankers' written notice of its intention to enter into a binding agreement for a Superior Proposal and June 19, 1998, an offer that the American Bankers' Board determines, in good faith after consultation with its financial advisors, is at least as favorable as the Superior Proposal, taking into account the long term prospects and interests of American Bankers and its shareholders and (z) American Bankers paying to AIG prior to termination of the Merger Agreement the fees described under "-- Expenses and Termination Fees"; (vii) by American Bankers or AIG at any time prior to the Effective Time in the event of a material breach by the other party of any representation, warranty, covenant or agreement which is not curable or not cured as provided in the Merger Agreement; or (viii) by AIG at any time prior to the Effective Time, whether before or after approval of the holders of a majority of the outstanding shares of Preferred Stock and the holders of a majority of the outstanding shares of Common Stock, each voting as a separate class, if American Bankers enters into a binding agreement for a Superior Proposal or if the American Bankers Board withdraws or modifies its approval or recommendation of the Merger Agreement or, after the mailing of this Proxy Statement/Prospectus, fails to reconfirm its recommendation within ten business days after a written request by AIG to do so.

EXPENSES AND TERMINATION FEES

     The Merger Agreement provides that the Surviving Corporation shall pay all expenses arising in connection with the exchange of Preferred Stock for AIG Series C Preferred Stock and the exchange of Common Stock for the Common Stock Merger Consideration. Except as described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, except that the filing fee for the Registration Statement and expenses incurred in connection with the printing and mailing of this Proxy Statement/Prospectus and the Registration Statement shall be shared equally by AIG and American Bankers.

     The Merger Agreement provides that if it is terminated by American Bankers in the manner described in clause (iv) or clause (vi) under "-- Termination" or by AIG in the manner described in clause (iii) under "-- Termination" (and prior to, or at the time of the meeting referred to therein any Person shall have made an Acquisition Proposal to American Bankers or any of its Subsidiaries or any of its shareholders shall have publicly announced an intention to make such an Acquisition Proposal) or in the manner described in clause (viii) under "-- Termination", then American Bankers shall not later than two days after the date of such termination or date of entrance into an agreement concerning a transaction that constitutes an Acquisition Proposal or such earlier time as required by the Merger Agreement, pay AIG a termination fee of $66 million.

AMENDMENT AND WAIVER

     Subject to the provisions of applicable law, any provision of the Merger Agreement may be amended or modified at any time prior to the Effective Time by means of a written agreement executed and delivered by duly authorized officers of the respective parties. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

ALTERNATIVE TRANSACTION STRUCTURE

     The Merger Agreement provides that if the vote of the holders of a majority of the outstanding shares of Preferred Stock is not obtained at the Preferred Shareholders Special Meeting or AIG reasonably determines that such vote is not likely to be obtained, AIG shall, subject to the vote of the holders of a majority of the outstanding shares of Common Stock and the other terms and conditions of the Merger Agreement (other than the covenant relating to actions that would disqualify the Merger as a "reorganization" under the Code and the provision of opinions of counsel as to the treatment of the Merger as a "reorganization" under the Code), merge AIGF with and into American Bankers such that the separate corporate existence of AIGF shall cease and American Bankers shall continue as the Surviving Corporation. American Bankers agrees to take all actions reasonably requested by AIG to effect the above alternative transaction structure, including, without limitation, promptly entering into an amendment to the Merger Agreement to provide, inter alia, that the Preferred Stock shall remain outstanding after the Merger pursuant to its current terms and conditions except that it shall be convertible into AIG Common Stock.

     Under the alternative transaction structure described above, the Merger would not qualify as a "reorganization" under the Code. The exchange of Common Stock for Common Stock Merger Consideration pursuant to the Merger therefore would be fully taxable for federal income tax purposes. A holder of Common Stock would generally recognize gain or loss equal to the difference between (i) the amount of cash and, in the case of holders receiving AIG Common Stock, the value (determined as of the Effective Time) of AIG Common Stock, that the holder receives as a result of the Merger and (ii) the holder's adjusted tax basis in the shares of Common Stock that the holder exchanges in the Merger. Such gain or loss would be calculated separately for each block of Common Stock exchanged by the holder. Such gain or loss would generally be capital gain or loss if a block of Common Stock is held as a capital asset and would generally be long-term capital gain or loss to the extent that, at the Effective Time, the holder has a holding period for federal income tax purposes in such block of Common Stock of more than one year.

     Because under the above alternative transaction structure the Preferred Stock would remain outstanding following the Merger, the Merger would have no immediate federal income tax consequences to holders of Preferred Stock. Prior to the Merger, a conversion of Preferred Stock into Common Stock pursuant to the terms of the Preferred Stock would not result in the recognition of gain or loss for federal income tax purposes. If the Merger is not restructured, after the Merger a conversion of AIG Series C Preferred Stock into AIG Common Stock would also be tax free. If, however, the Merger is restructured, a future conversion of Preferred Stock into AIG Common Stock would be a taxable transaction for federal income tax purposes.

     The foregoing discussion is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect. In addition, the foregoing discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws. THUS, HOLDERS OF COMMON STOCK AND HOLDERS OF PREFERRED STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT TO THEM IF THE MERGER WERE TO TAKE PLACE PURSUANT TO THE ALTERNATIVE TRANSACTION STRUCTURE DESCRIBED ABOVE.

                      RELATED AGREEMENTS AND TRANSACTIONS

STOCK OPTION AGREEMENT

     The following description of certain terms of the Stock Option Agreement is only a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to the Stock Option Agreement, a copy of which is attached hereto as Appendix II.

  The Option

     In order to induce AIG to enter into the Merger Agreement, American Bankers entered into the Stock Option Agreement. Pursuant to the Stock Option Agreement, AIG has the option (the "Option"), under the circumstances described below, to acquire up to 8,265,626 shares of authorized but unissued Common Stock (the "Option Shares") (or approximately 19.9% of the outstanding Common Stock as of November 3, 1997 prior to giving effect to the exercise of such Option), including the associated rights under the Rights Agreement, at a price of $47.00 per share (the "Option Price"). The Stock Option Agreement could have the effect of making an acquisition of American Bankers by a third party more costly because of the need to acquire in any such transaction the Option Shares issued under the Stock Option Agreement, and could also jeopardize the ability of a third party to acquire American Bankers in a transaction accounted for as a pooling of interests.

     The Option may be exercised by AIG, in whole or in part, at any time or from time to time on the occurrence of one or more of the Triggering Conditions described in the following paragraph. AIG may exercise the Option by either (a) paying the Option Price in cash and receiving the Option Shares (which exercise requires the satisfaction of certain additional conditions) or (b) electing, in lieu of the payment of the Option Price and the receipt of the Option Shares, to receive a cash payment (the "Cash Payment") from American Bankers. Such Cash Payment shall be in the amount of the excess of (i) the higher of (x) the highest price per share of Common Stock paid or proposed to be paid pursuant to one of the Triggering Conditions and (y) the closing price of shares of Common Stock on the NYSE Composite Tape on the last trading day immediately prior to receipt by American Bankers of AIG's notice of its intention to receive the Cash Payment, over (ii) the Option Price, multiplied by all or such portion of the Option Shares as AIG specifies in such notice.

  Triggering Conditions

     The Option may be exercised on satisfaction of certain conditions, including the occurrence of at least one of the following "Triggering Conditions": (i) any person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) (other than AIG or any of its subsidiaries) shall have commenced a tender offer (as defined in Rule 14d-2 of the Exchange Act) or filed a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the Exchange
Act) of which such person is a member, shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 of the Exchange Act) or the right to acquire beneficial ownership of 15% or more of the then outstanding Common Stock; (ii) any person (other than AIG or its Subsidiaries) shall have publicly announced or delivered to American Bankers a proposal, or disclosed publicly or to American Bankers an intention to make a proposal, to purchase 15% or more of the assets or any equity securities of, or to engage in a merger, reorganization, tender offer, share exchange, consolidation or similar transaction involving American Bankers or any of its subsidiaries (an "Acquisition Transaction"); (iii) American Bankers or any of its subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement, including without limitation, an agreement in principle, with any person (other than AIG or any of its Subsidiaries) to effect or provide for an Acquisition Transaction;
(iv) any person shall have solicited proxies or consents or announced a bona fide intention to solicit proxies or consents from American Bankers' shareholders (x) relating to directors, (y) in opposition to the Merger, the Merger Agreement or any related transactions or (z) relating to an Acquisition Transaction (other than solicitations of shareholders seeking approval of the Merger, the Merger Agreement or any related transactions); or (v) any person (other than AIG or any of its Subsidiaries) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Common Stock (other than trust account shares) aggregating 15% or more of the then outstanding Common Stock.

  Repurchase Right and Sale Rights

     If AIG exercises the Option but neither AIG nor any other person has acquired more than fifty percent (excluding the Option Shares) of the shares of outstanding Common Stock prior to the first anniversary of the termination of the Merger Agreement, American Bankers shall have the right, during the 30-day period beginning on such anniversary, to purchase from AIG all (but not less than all) of the Option Shares previously purchased by AIG at a purchase price equal to the greater of (i) the Option Price or (ii) the average of the last sales prices for Common Stock on the five trading days ending five days prior to the date American Bankers gives notice of its intention to exercise such right. In addition, if AIG exercises the Option, at any time prior to the first anniversary of the termination of the Merger Agreement, AIG shall have the right to sell to American Bankers all (but not less than all) of the Option Shares previously purchased by AIG at a price equal to the greater of (i) the Option Price or (ii) the average of the last sales prices for Common Stock on the five trading days ending five days prior to the date AIG gives notice of its intention to exercise such right.

     The Stock Option Agreement further provides that if AIG desires to sell any of the Option Shares within three years after the purchase of such shares and such sale requires the registration of such shares under the Securities Act, American Bankers shall be required to cooperate with AIG in registering such shares including preparing and filing a registration statement under the Securities Act for the purpose of permitting such sale of shares by AIG. American Bankers shall not be required to have declared effective more that two such registration statements.

  Profit Limitation

     Notwithstanding any other provisions of the Stock Option Agreement, (i) in no event shall AIG's Total Profit (as defined below) exceed $66 million and (ii) the Option may not be exercised for a number of Option Shares that would result in a Notional Total Profit (as defined below) of more than $66 million.

     "Total Profit" means the aggregate amount (before taxes) of (i) any termination fees received by AIG pursuant to the Merger Agreement, (ii) any Cash Payments received by AIG pursuant to the Stock Option Agreement, (iii) any amount received by AIG for the repurchase of the Option Shares by American Bankers less the purchase price paid by AIG for such shares and (iv) any net cash amounts received by AIG pursuant to the sale of the Option Shares to an unaffiliated party less the purchase price paid by AIG for such shares. "Notional Total Profit" means, with respect to such number of Option Shares as to which AIG proposes to exercise the Option, the Total Profit determined as of the date on which AIG gives notice of its intention to exercise the Option, assuming that the Option was exercised on such date for the designated number of Option Shares and assuming that such shares, together with all other Option Shares held by AIG and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

  Termination

     The right to exercise the Option shall terminate upon the earlier of (i) the Effective Time of the Merger, (ii) 90 days after the termination of the Merger Agreement (the "Option Termination Date"); or (iii) 18 months after the date of the Stock Option Agreement. If the Option cannot be exercised or the Option Shares cannot be delivered to AIG upon such exercise because the conditions set out in the Stock Option Agreement (excluding the condition that one or more of the Triggering Conditions shall have occurred) have not been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

  Exercise of Option

     Subsequent to the announcement of Cendant's proposal, AIG on January 27, 1998 sent a notice to American Bankers exercising its option to purchase the 8,265,626 shares of Common Stock issuable under the Stock Option Agreement. The consummation of such purchase is subject to applicable regulatory approvals.

Issuance of the shares subject to the Stock Option Agreement may delay or make more difficult an acquisition of American Bankers by a person other than AIG.

VOTING AGREEMENT

     The following description of certain terms of the Voting Agreement is only a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to the complete text of the Voting Agreement, a copy of which is attached hereto as Appendix III.

  Voting and Proxies

     In order to induce AIG to enter into the Merger Agreement, each of Messrs. Landon and Gaston (the "Shareholders") entered into the Voting Agreement. Pursuant to and during the term of the Voting Agreement, each of the Shareholders has agreed to vote all of the shares of Common Stock beneficially owned by him (the "Shares") and all of the shares of Common Stock subsequently acquired by him (the "New Shares"), and to cause any holder of record of such Shares and New Shares to vote, (i) in favor of adoption and approval of the Merger Agreement and the Merger at every meeting of the shareholders of American Bankers at which such matters are considered and at every adjournment thereof and (ii) against any action or proposal that would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger. Each Shareholder has agreed to deliver to AIG upon request a proxy which shall be coupled with an interest and irrevocable to the extent permitted under Florida law, with the total number of his Shares correctly indicated thereon (and to do the same in respect of New Shares). Each Shareholder also has agreed to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by the Voting Agreement.

  Prohibited Actions

     Each Shareholder has agreed that he will not, and will not permit any entity under his control to, (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange
Act) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger in accordance with the Merger Agreement, (ii) directly or indirectly encourage, initiate or cooperate in a shareholders' vote or action by consent of American Bankers shareholders in opposition to or in competition with the consummation of the Merger, or (iii) become a member of a "group" (as such term used in Section 13(d) of the Exchange Act) with respect to any voting securities of American Bankers for the purpose of opposing or competing with the consummation of the Merger. However, the Voting Agreement does not restrict any director of American Bankers from taking any action such director reasonably believes is necessary to satisfy such director's fiduciary duty to shareholders of American Bankers.

     During the term of the Voting Agreement, each of the Shareholders has agreed (i) not to, and not to permit any entity under his control to, deposit any of the Shares into a voting trust or subject the Shares to any other arrangement with respect to voting and (ii) not to voluntarily transfer, sell, offer, pledge or otherwise dispose of or encumber any of the Shares or New Shares, except that disposals of Shares or New Shares by each Shareholder for proceeds not exceeding certain specified dollar amounts are permitted.

  Other Provisions

     The Voting Agreement also contains provisions relating to, among other things, representations and warranties by the Shareholders, the surrender of stock certificates representing Shares and New Shares for the purpose of placing appropriate legends thereon, and specific performance of the Voting Agreement. The Voting Agreement terminates upon the earliest to occur of (i) the Effective Time of the Merger, (ii) the termination of the Merger Agreement or (iii) September 30, 1998.

AMENDMENT TO AMERICAN BANKERS' RIGHTS AGREEMENT

     On December 19, 1997, American Bankers and ChaseMellon Shareholder Services, L.L.C., a New York banking corporation (as successor to Manufacturers Hanover Trust Company), entered into Amendment Number One ("Amendment Number One") to the Rights Agreement dated as of November 24, 1988, as Amended and Restated as of November 14, 1990 (the "Rights Agreement"). Amendment Number One provides that the execution, delivery or consummation of the transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Voting Agreement will not cause the rights contemplated by the Rights Agreement to become exercisable.

EMPLOYMENT AGREEMENTS

     American Bankers has entered into employment agreements with Mr. Gerald Gaston (the "Gaston Employment Agreement"), and Mr. Floyd Denison (the "Denison Employment Agreement") (collectively, the "Employment Agreements"). Each of Mr. Gaston and Mr. Denison are referred to herein as "executives". The Employment Agreements become effective commencing on the Effective Time and continue for five years. Pursuant to the terms of the Gaston Employment Agreement and the Denison Employment Agreement, respectively, Mr. Gaston will serve as President and Chief Executive Officer of American Bankers, and Mr. Denison will serve as American Bankers's Executive Vice President -- Finance. During the term of the Employment Agreements, each executive will be allowed to participate in all general employee benefit plans and programs (including incentive and other executive compensation plans from time to time in effect for senior executives of American Bankers).

     Pursuant to the Employment Agreements, in the event of a termination of employment by American Bankers other than for Cause (as defined in the Employment Agreements), or a termination of employment by the executive for Good Reason (as defined in the Employment Agreements), the executive will be entitled to receive an amount equal to the maximum amount that would not constitute a "parachute payment" (as defined in Section 280G of the Code, or any successor provision), as determined by American Bankers's independent auditors as of the executive's date of termination.

     The Employment Agreements provide that (i) in the event of termination of employment due to the death of the executive prior to the expiration of the term, American Bankers will pay to such executive's designated beneficiary or estate an amount equal to one hundred and fifty (150%) percent of executive's base annual salary in effect on the date of termination, and (ii) in the event of termination of employment due to the disability (as defined in the Employment Agreements) of the executive prior to the expiration of the term, American Bankers will pay to such executive's designated beneficiary or estate an amount equal to fifty (50%) percent of executive's base annual salary in effect on the date of termination.

     The Employment Agreements provide that during the term of executive's employment and for the three-year period thereafter, each executive agrees that he will not, directly or indirectly, own, manage, operate, control, be employed by, advise or in any manner participate or engage in any business competitive with any business in which American Bankers or any of its affiliates is engaged at the time of executive's termination or thereafter. In addition, the Employment Agreements provide that during the term of executive's employment and for the two-year period thereafter, each executive agrees that he will not, directly or indirectly, on behalf of executive or any other person, (i) solicit for employment by other than American Bankers any person who is at such time employed by American Bankers or its affiliates (or who was so employed at any time during the one-year period prior to executive's date of termination), or
(ii) solicit or accept business from (x) any customer of American Bankers or its affiliates, if such customer had dealings with American Bankers or its affiliates at any time during the one-year period immediately preceding executive's date of termination, or (y) any customer prospect of American Bankers or its affiliates, if such customer prospect had been the subject of solicitations by American Bankers or its affiliates at any time during the one-year period immediately preceding executive's date of termination.

     On and after the Effective Time, the Employment Agreements will supersede the severance agreements currently in effect between American Bankers and the executives.

AMENDMENTS TO SEVERANCE AGREEMENTS

     American Bankers is currently a party to severance agreements (the "Severance Agreements") with Messrs. Michael Ray, Stephen T. Williams, Leonardo
F. Garcia, Jason J. Israel, Thomas Hayes, Arthur Heggen, R. Kirk Landon, Jay Fuchs, Eugene Becker, Sanford Neubarth, and Philip Bruce Camacho (each, an "Officer", and collectively "Officers"). Pursuant to the Merger Agreement, American Bankers has agreed to use its best efforts to cause the Officers to agree to amendments to the Severance Agreements.

     Severance Agreements that were entered into prior to 1989 (the "Prior Severance Agreements") provide that an Officer is entitled to receive payment of an amount (the "Designated Amount") equal to twice the Officer's Current Annual Salary (as defined in the Severance Agreement) in the event that American Bankers is Merged or Sold (as defined in the Severance Agreement), regardless of whether the Officer had terminated his employment. Under the terms of the Prior Severance Agreements, American Bankers would be treated as having been Merged or Sold as a result of the consummation of the Merger, and the Officers would be entitled to payment of an amount equal to the Designated Amount. The proposed amendment to the Prior Severance Agreements would provide (i) that no payment will be due to an Officer solely as a result of American Bankers being Merged or Sold, and (ii) that upon the termination of the employment of the Officer for Good Reason (as defined in the proposed amendment) or under certain other circumstances during the 24-month period following the date on which American Bankers is Merged or Sold (as defined in the Severance Agreement), the Officer would be entitled to receive payment of an amount equal to the Designated Amount.

     Severance Agreements that were entered into after 1988 (the "Recent Severance Agreements") provide that if, within 24 months following a Change of Control (as defined in the Recent Severance Agreements) of American Bankers, an Officer in good faith determines that there has been a significant adverse change in circumstances affecting such Officer's position or status within American Bankers, such Officer may terminate his employment and be entitled to receive payment of an amount (the "Maximum Amount") equal to the maximum amount that will not constitute a "parachute payment" as defined in Section 280G of the Code, as amended (or any successor provision or, if no such provision exists, as defined in such provision immediately prior to its repeal) and as calculated by American Bankers's independent auditors. The Recent Severance Agreements also provide that within fifteen (15) business days following the occurrence of a Change in Control (as defined in the Recent Severance Agreements) of American Bankers, American Bankers is required to deposit with an escrow agent an amount (the "Escrow Deposit") equal to the Maximum Amount calculated as of the date of such Change in Control. The proposed amendment to the Recent Severance Agreements would provide (i) that American Bankers is not required to make any Escrow Deposit in respect of a Change in Control (as defined in the Recent Severance Agreements) resulting from the consummation of the transactions contemplated by the Merger Agreement, (ii) that the provision permitting the Officer to resign in the event of a significant adverse change in circumstances during the 24-month period following a Change in Control (as defined in the Recent Severance Agreements) be modified to provide that the Officer shall be permitted to terminate employment during such 24-month period and receive payment of an amount equal to the Maximum Amount only if such termination is for Good Reason (as defined in the proposed amendment).

                           INFORMATION REGARDING AIG

     AIG is a holding company with a market capitalization, as of December 31, 1997, of approximately $76 billion, which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG's primary activities include both general and life insurance operations. The principal insurance company subsidiaries are American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., New Hampshire Insurance Company, Lexington Insurance Company, American International Underwriters Overseas, Ltd., American Life Insurance Company, American International Assurance Company, Limited, Nan Shan Life Insurance Company, Ltd., The Philippine American Life and General Insurance Company, American International Reinsurance Company, Ltd. and United Guaranty Residential Insurance Company.

     AIG's general insurance subsidiaries are multiple line companies writing substantially all lines of property and casualty insurance. One or more of these companies is licensed to write substantially all of these lines in all states of the United States and in more than 100 foreign countries.

     AIG's life insurance subsidiaries offer a wide range of traditional insurance and financial and investment products. One or more of these subsidiaries is licensed to write life insurance in all states in the United States and in over 70 foreign countries.

     AIG operations which contribute to financial services income include primarily A.I. Credit Corp. ("AICCO"), AIG Financial Products Corp. and its subsidiary companies ("AIGFP"), AIG Trading Group Inc. and its subsidiaries ("AIGTG"), International Lease Finance Corporation ("ILFC") and UeberseeBank AG. AICCO's business is principally in premium financing. AIGFP structures financial transactions, including long-dated interest rate and currency swaps and structures borrowings through notes, bonds and guaranteed investment agreements. AIGTG engages in various commodities trading, foreign exchange trading and market making activities. ILFC is engaged primarily in the acquisition of new and used commercial jet aircraft and the leasing and remarketing of such aircraft to airlines around the world. UeberseeBank AG operates as a Swiss bank.

                     INFORMATION REGARDING AMERICAN BANKERS

     American Bankers is a specialty insurer providing primarily credit-related insurance products in the U.S. and Canada as well as in Latin America, the Caribbean and the United Kingdom. The majority of American Bankers' gross collected premiums are derived from credit-related insurance products sold through financial institutions and other entities which provide consumer financing as a regular part of their businesses.

     American Bankers' credit-related insurance products consist primarily of credit unemployment, accidental death and dismemberment ("AD&D"), disability, property, and life insurance issued in connection with the financing of consumer purchases. Credit-related insurance products generally offer a consumer a convenient option to insure a credit card or loan balance so that the amount of coverage purchased equals the amount of outstanding debt. Coverage is generally available to all consumers with few of the underwriting conditions that apply to ordinary term insurance, such as medical examinations and medical history reports. American Bankers' life and AD&D insurance products generally provide payment in full of the outstanding debt balance in the event of the insured's death. The unemployment and disability products satisfy the minimum monthly loan payment for a specified duration in the event of unemployment or disability. American Bankers' property insurance products pay the loan balance or the cost of repairing or replacing the insured's merchandise in the event of a loss due to a covered event. American Bankers avoids lines of insurance characterized by long loss payout periods, such as workers' compensation and most general liability coverages.

     American Bankers markets its products on a wholesale basis through a network of clients that consist primarily of major financial institutions, retailers and other entities which provide consumer financing as a regular part of their businesses. American Bankers enters into contracts, typically with terms of three to five years, with its corporate clients pursuant to which such clients market American Bankers' insurance products to their customers. In return, these clients receive expense reimbursements or commissions and are thus able to recover costs associated with the marketing of the insurance and generate incremental revenues. American Bankers' clients typically share in the profitability of business written through them.

     American Bankers also writes non credit-related insurance in markets where it believes it has less competition from other insurers. For example, American Bankers' extended service contracts products pay the cost of repairing or replacing the insured's merchandise in the event of damages due to a covered event. In addition, American Bankers acts as an administrator for the National Flood Insurance Program, for which it earns a fee for collecting premiums and processing claims. American Bankers does not assume any underwriting risk with respect to this program.

     American Bankers' business strategy is to continue developing distribution channels which provide access to large numbers of potential insureds in markets not traditionally served by other insurance companies. In addition, American Bankers emphasizes long-term relationships and the development of insurance programs designed to meet individual client needs. An essential part of American Bankers' strategy is to invest in technology which enables American Bankers to accommodate a large group of clients and their customers while simultaneously offering customized insurance programs.

                        DESCRIPTION OF AIG CAPITAL STOCK

     The following description does not purport to be complete and is qualified in its entirety by reference to the AIG Certificate, the AIG Bylaws and the Delaware General Corporation Law ("DGCL").

GENERAL

     The authorized capital stock of AIG consists of 1,000,000,000 shares of Common Stock and 6,000,000 shares of preferred stock, par value $5.00 per share ("AIG Preferred Stock"). As of December 31, 1997, there were 699,518,281 shares of AIG Common Stock outstanding, and no shares of AIG Preferred Stock outstanding.

AIG COMMON STOCK

     All of the outstanding shares of AIG Common Stock are fully paid and nonassessable. Subject to the prior rights of the holders of AIG Preferred Stock that may be issued and outstanding, the holders of AIG Common Stock are entitled to receive dividends as and when declared by the AIG Board out of funds legally available therefor, and, in the event of the dissolution of AIG, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of AIG Preferred Stock, as provided in the AIG Certificate. Each holder of AIG Common Stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of AIG Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Additional authorized shares of AIG Common Stock may be issued without shareholder approval.

AIG PREFERRED STOCK

     The authorized but unissued shares of AIG Preferred Stock are available for issuance from time to time at the discretion of the AIG Board without shareholder approval (except that the holders of the shares of AIG Series C Preferred Stock shall have the right to vote on any issuance of AIG Preferred Stock to the extent that such issuance would cause the total number of outstanding shares of AIG Preferred Stock to exceed 3,500,000 and in the circumstances described below under "-- Voting Rights"). The AIG Board has the authority to determine for each series of AIG Preferred Stock it establishes the number, designation, preferences, limitations, and relative rights of the shares of such series, subject to applicable law and the provisions of any outstanding series of AIG Preferred Stock (including the AIG Series C Preferred Stock). The terms of any series of AIG Preferred Stock, including without limitation the dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and any corresponding effect on other shareholders, will be dependent largely on factors existing at the time of issuance. Such terms and effects could include restrictions on dividends on the AIG Common Stock if dividends on the AIG Preferred Stock are in arrears, dilution of the voting power of other shareholders to the extent a series of the AIG Preferred Stock has voting rights, and reduction of amounts available for liquidation as a result of any liquidation preference granted to any series of AIG Preferred Stock.

AIG SERIES C PREFERRED STOCK

     The description set forth below of the AIG Series C Preferred Stock is qualified in its entirety by reference to the Certificate of Designation for the AIG Series C Preferred Stock, a copy of which is attached as Appendix V to this Proxy Statement/Prospectus. A copy of the Certificate of Designation for the Preferred Stock is attached as Appendix VI to this Proxy Statement/Prospectus.

     The AIG Series C Preferred Stock has been authorized as a new series of AIG Preferred Stock, consisting of 2,300,000 shares.

  Dividends

     Holders of shares of AIG Series C Preferred Stock will be entitled to receive, when, as and if declared by the AIG Board out of funds legally available therefor, cash dividends at an annual rate of $3.125 per share, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing on the date designated for payment following the quarterly period in which the Merger closes (such dividend to accrue from the first day of such quarterly period), except that if any such date is a Saturday, Sunday or legal holiday then such dividend will be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends will accrue and be cumulative from such date of initial issuance and will be payable to holders of record as they appear on the stock transfer books on such record dates as are fixed by the AIG Board (provided that no record date shall be later than (a) the sixth business day prior to the date fixed for any redemption of the AIG Series C Preferred Stock or, (b) in the case of the dividend payment date occurring on August 1, 2000, the tenth business day prior to such date).

     The AIG Series C Preferred Stock will have priority as to dividends over the AIG Common Stock and any other series or class of AIG's stock hereafter authorized over which the AIG Series C Preferred Stock has preference or priority in the payment of dividends, when and if issued (collectively, "Junior Dividend Stock"), and no dividend (other than dividends payable solely in stock that is Junior Dividend Stock and that ranks junior to the AIG Series C Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of AIG, whether voluntary or involuntary (such stock that is junior as to liquidation rights, "Junior Liquidation Stock") (the AIG Common Stock and any other capital stock of AIG that is both Junior Dividend Stock and Junior Liquidation Stock, "Junior Stock")) may be paid on any Junior Dividend Stock, and no payment may be made on account of the purchase, redemption, retirement, or other acquisition of Junior Dividend Stock or Junior Liquidation Stock (other than in exchange solely for Junior Stock), unless all accrued and unpaid dividends on the AIG Series C Preferred Stock for the then current period and all dividend payment periods ending on or before the date of payment of such dividends on Junior Dividend Stock, or such payment for such Junior Dividend Stock or Junior Liquidation Stock, as the case may be, have been paid or declared and set apart for payment. AIG may not pay dividends on the AIG Series C Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all dividend payment periods on any class or series of stock having parity with the AIG Series C Preferred Stock as to dividends ("Parity Dividend Stock") ratably, so that the amount of dividends declared and paid per share on the AIG Series C Preferred Stock and such Parity Dividend Stock will bear to each other the same ratio that the accrued and unpaid dividends to the date of payment on AIG Series C Preferred Stock and such Parity Dividend Stock bear to each other. No payment may be made on account of the purchase, redemption, retirement or other acquisition of shares of Parity Dividend Stock or other class or series of AIG's capital stock ranking on a parity with the AIG Series C Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of AIG, whether voluntary or involuntary (such stock that has parity with the AIG Series C Preferred Stock as to liquidation rights, "Parity Liquidation Stock") (other than such acquisitions pursuant to employee or director or incentive or benefit plans or arrangements, or in exchange solely for Junior Stock) unless all accrued and unpaid dividends on the AIG Series C Preferred Stock for all dividend payment periods ending on or before the date of payment on account of such acquisition of such Parity Dividend Stock or Parity Liquidation Stock shall have been paid or declared and set apart for payment.

     The amount of dividends payable per share of AIG Series C Preferred Stock for each quarterly dividend period will be computed by dividing the annual dividend amount by four. The amount of dividends payable for any period shorter than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the AIG Series C Preferred Stock which may be in arrears.

     Under Delaware law, dividends (as well as other distributions) may be paid on the capital stock of AIG only out of its capital surplus (that is, the excess of AIG's net assets over the aggregate par value of all shares of capital stock issued by AIG) or out of its net profits for the year in which the dividend is declared and for the preceding year. See "Comparative Rights of Common Shareholders -- Dividends." As AIG is a holding company with no significant business operations, its primary sources of cash are dividends from its insurance subsidiaries. Its insurance subsidiaries' ability to pay dividends without prior regulatory approval is limited by applicable laws and regulations.

  Liquidation Rights

     In the case of the voluntary or involuntary liquidation, dissolution or winding up of AIG, holders of shares of AIG Series C Preferred Stock are entitled to receive the liquidation preference of $50 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of AIG Common Stock or any Junior Liquidation Stock, but the holders of the shares of the AIG Series C Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of stock hereafter issued that ranks senior as to liquidation rights to the AIG Series C Preferred Stock ("Senior Liquidation Stock") has been paid in full. The holders of AIG Series C Preferred Stock and all series or classes of stock hereafter issued that rank on a parity as to distributions of assets upon such liquidation, dissolution or winding up of AIG with the AIG Series C Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the Senior Liquidation Stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference on shares of the AIG Series C Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by AIG. Neither a consolidation nor merger of AIG with another corporation nor a sale or transfer of all or substantially all of AIG's property or assets will be considered a liquidation, dissolution or winding up of AIG.

  Voting Rights

     The holders of the AIG Series C Preferred Stock will not have voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of AIG Series C Preferred Stock will be entitled to one vote, excluding shares held by AIG or any entity controlled by AIG, which shares shall have no voting rights.

     Whenever dividends on the AIG Series C Preferred Stock or any outstanding shares of Parity Dividend Stock have not been paid in an aggregate amount equal to as least six quarterly dividends on such shares (whether or not consecutive), the number of members of the AIG Board will be increased by two, and the holders of the AIG Series C Preferred Stock, voting separately as a class with the holders of Parity Dividend Stock on which like voting rights have been conferred and are exercisable, will be entitled to elect such two additional directors who shall continue to serve so long as such dividends remain in arrears. Such voting rights will terminate when all such dividends accrued and unpaid have been declared and paid or set apart for payment. The term of office of all directors so elected will terminate immediately upon the termination of such voting rights and the number of members of the AIG Board will be reduced by two.

     In addition, so long as any AIG Series C Preferred Stock is outstanding, AIG will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of AIG Series C Preferred Stock and outstanding Parity Dividend Stock (voting as a single class), (i) amend, alter or repeal (by merger or otherwise) any provision of the AIG Certificate or the AIG Bylaws so as to affect adversely the relative rights, preferences, qualifications, limitations, or restrictions of the AIG Series C Preferred Stock, (ii) effect any reclassification of the AIG Series C Preferred Stock, or
(iii) issue shares of AIG Preferred Stock to the extent that doing so would cause the total number of shares of AIG Preferred Stock outstanding after giving effect to such issuance to exceed 3,500,000.

     In addition to voting rights (if any) to which shares of AIG Series C Preferred Stock are entitled pursuant to the DGCL, the holders of the outstanding shares of AIG Series C Preferred Stock shall be entitled to vote as a class if shareholder voting of the AIG Series C Preferred Stock would be required by the FBCA (assuming AIG were then incorporated under the FBCA) upon a proposed amendment to the AIG Certificate (or upon a plan of merger or share exchange if such plan contains any provision that would, if contained in a proposed amendment to the AIG Certificate, entitle such holders to vote as a class as described in this paragraph), if the amendment would: (a) increase or decrease the aggregate number of authorized shares of AIG Preferred Stock; (b) effect an exchange or reclassification of all or part of the shares of AIG Preferred Stock into shares of another class; (c) effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class into shares of AIG Preferred Stock; (d) change the designation, rights, preferences, or limitations of all or part of the shares of AIG Preferred Stock; (e) change the shares of all or part of the AIG Preferred Stock into a different number of shares of AIG Preferred Stock;
(f) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of AIG Preferred Stock; (g) increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of AIG Preferred Stock; (h) limit or deny an existing preemptive right of all or part of the shares of AIG Preferred Stock; (i) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of AIG Preferred Stock.

     If a proposed amendment to the AIG Certificate would affect the shares of AIG Series C Preferred Stock in one or more of the ways described in the preceding paragraph, the shares of AIG Series C Preferred Stock shall be entitled to vote as a separate class on the proposed amendment. If a proposed amendment to the AIG Certificate that would entitle the shares of AIG Series C Preferred Stock and one or more other series of AIG Preferred Stock to vote as separate classes as described in the preceding sentence or paragraph (assuming AIG were then incorporated under the FBCA) would affect shares of AIG Series C Preferred Stock and such one or more other series of AIG Preferred Stock in the same or a substantially similar way, the shares of AIG Series C Preferred Stock and the shares of such one or more other series of AIG Preferred Stock so affected shall vote together as a single class on the proposed amendment. The shares of AIG Series C Preferred Stock shall also be entitled to any other voting rights afforded by Florida law (assuming AIG were then incorporated under the FBCA).

  Redemption at Option of AIG

     The AIG Series C Preferred Stock may not be redeemed prior to August 7, 2000. On or after such date, the AIG Series C Preferred Stock may be redeemed by AIG, at its option, in whole or in part at any time, subject to the limitations, if any, imposed by the FBCA (assuming AIG were then incorporated under the FBCA), at a cash redemption price of $51.88 per share, plus accrued and unpaid dividends to but excluding the redemption date, if redeemed on or prior to August 6, 2001, and at the following redemption prices per share, if redeemed during the 12-month period ending August 6:

                                                                    REDEMPTION
                                                                      PRICE
                                       YEAR                         PER SHARE
                --------------------------------------------------  ----------
                2002..............................................    $51.56
                2003..............................................     51.25
                2004..............................................     50.94
                2005..............................................     50.63
                2006..............................................     50.31

and thereafter at $50 per share plus, in each case, accrued and unpaid dividends to but excluding the redemption date. If fewer than all the outstanding shares of AIG Series C Preferred Stock are to be redeemed, AIG will select those shares to be redeemed pro rata or by lot or in such other manner as the AIG Board may determine to be fair. There is no mandatory redemption or sinking fund obligation with respect to the AIG Series C Preferred Stock. If at any time dividends on the AIG Series C Preferred Stock are in arrears, AIG may not redeem less than all of the then outstanding shares of the AIG Series C Preferred Stock until all accrued dividends for all past dividend periods have been paid in full.

     Notice of redemption will be mailed at least 30 days but not more than 90 days before the date fixed for redemption to each holder of record of shares of AIG Series C Preferred Stock to be redeemed at the address shown on the stock transfer books. No fractional shares of AIG Series C Preferred Stock will be issued upon a redemption of less than all of the AIG Series C Preferred Stock, but in lieu thereof, an appropriate amount will be paid in cash based on the value for the shares of AIG Series C Preferred Stock as determined in good faith by the AIG Board. After the date fixed for redemption, dividends will cease to accrue on the shares of AIG Series C Preferred Stock called for redemption and other rights of the holders of such shares will terminate, except the right to receive the redemption price without interest, and all conversion privileges will terminate on the business day prior to the date fixed for redemption.

  Conversion Rights

     The holder of any shares of AIG Series C Preferred Stock will have the right, at the holder's option, to convert any or all shares into AIG Common Stock at any time at a conversion rate (subject to adjustment as described below) equal to $50 divided by a conversion price (the "conversion price") of $25.0325 (such conversion price to be adjusted following the Merger by multiplying it by a fraction of which the numerator shall be the Purchaser Stock Price and the denominator shall be the Applicable Price (each as defined) except that if the AIG Series C Preferred Stock is called for redemption, the conversion right will terminate at 5:00 p.m. New York City time on the business day prior to the date fixed for such redemption and if not exercised prior to such time, such conversion right will be lost, unless AIG defaults in making the payment due upon redemption. Except as provided in the next paragraph, no payment or adjustment will be made upon any conversion of any share of AIG Series C Preferred Stock or on account of any dividends on the AIG Common Stock issued upon conversion (except that if a converting holder of AIG Series C Preferred Stock is eligible for a dividend on both the AIG Series C Preferred Stock and AIG Common Stock issued upon conversion, the holder is entitled to the higher of such dividend amounts). Following conversion, the holder will no longer have any right to payment of dividends on the shares surrendered for conversion. No fractional shares of AIG Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the reported last sale price for the shares of AIG Common Stock on the NYSE on the day of such conversion.

     If AIG, by dividend or otherwise, declares or makes a distribution on the AIG Common Stock referred to in clause (iv) or (v) of the next following paragraph, the holders of the AIG Series C Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution, will be entitled to receive for each share of AIG Common Stock into which each such share of AIG Series C Preferred Stock is converted the portion of the shares of AIG Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of AIG Common Stock; provided, however, that AIG may, with respect to all holders so converting, in lieu of distributing any portion of such distribution not consisting of cash or securities of AIG, pay such holder cash equal to the fair market value thereof (as determined by the AIG Board).

     The conversion price will be subject to adjustment in certain events including, without duplication: (i) dividends (and other distributions) payable in AIG Common Stock on any class of capital stock of AIG; (ii) the issuance to all holders of AIG Common Stock of rights or warrants entitling holders of such rights or warrants to subscribe for or purchase AIG Common Stock at less than the then current market price (as defined); (iii) subdivisions and combinations of AIG Common Stock; (iv) distributions to all holders of AIG Common Stock of evidences of indebtedness of AIG, shares of capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash); and (v) distributions consisting of cash, excluding (A) cash that is part of a distribution referred to in (iv) above, and (B) any cash representing an amount per share of AIG Common Stock of any quarterly cash dividend to the extent it does not exceed the amount per share of AIG Common Stock of the next preceding quarterly cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (v) of this sentence) or all of such quarterly cash dividends if the amount thereof per share of AIG Common Stock multiplied by four does not exceed 15% of the current market price (as defined) of AIG Common Stock on the trading day (as defined) next preceding the date of declaration of such dividend. Following certain adjustments to the conversion price, notice of such event will be mailed to the holders of the AIG Series C Preferred Stock.

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

     In the event AIG adopts a shareholder rights plan that affords holders of AIG Common Stock the right to purchase shares of AIG Common Stock, or shares of common stock of a corporation that enters into certain business combinations or other transactions with AIG, following the occurrence of certain triggering events, the adoption of such plan and the distribution of such rights shall not require any of the adjustments contemplated by the preceding paragraph, provided that (a) if and so long as such rights are attached to shares of AIG Common Stock pursuant to the terms of such rights plan, shares of AIG Common Stock issued upon the conversion of shares of AIG Series C Preferred Stock shall have attached to them such rights in the amount then attached to each outstanding share of AIG Common Stock, and (b) in the event that such rights separate from the AIG Common Stock and become exercisable pursuant to such rights plan, there shall then be deemed to have occurred an issuance of rights for which adjustment would be made as described in the preceding paragraph.

     The foregoing adjustments to the conversion price are designed to compensate the holders of the AIG Series C Preferred Stock for the value of the cash, securities or other assets that they would have otherwise received had they converted their AIG Series C Preferred Stock into shares of AIG Common Stock prior to such distribution. Such adjustment would generally result in a reduced conversion price, which would entitle the holders of AIG Series C Preferred Stock to receive a greater number of shares of AIG Common Stock upon conversion of the AIG Series C Preferred Stock into AIG Common Stock.

     AIG from time to time may reduce the conversion price by any amount for any period of time of at least 20 days, in which case AIG shall give at least 15 days' notice of such reduction, if the AIG Board has made a determination that such reduction would be in the best interest of AIG, which determination shall be conclusive.

     In the event that AIG is a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of AIG's assets, recapitalization or reclassification of the AIG Common Stock (each of the foregoing being referred to as an "AIG Transaction")), in each case (except in the case of a Common Stock Fundamental Change (as defined)) as a result of which shares of AIG Common Stock shall be converted into the right to receive securities, cash or other property, each share of the AIG Series C Preferred Stock shall thereafter be convertible into the kind and amount of securities, cash and other property receivable upon the consummation of such AIG Transaction by a holder of that number of shares of AIG Common Stock into which one share of the AIG Series C Preferred Stock was convertible immediately prior to such AIG Transaction (or in the case of a Common Stock Fundamental Change, common stock of the kind received by the holders of AIG Common Stock as a result of such Common Stock Fundamental Change) (but after giving effect to any adjustment discussed in the next paragraph relating to a Fundamental Change (as defined) if such AIG Transaction constitutes a Fundamental Change, and subject to funds being legally available for such purpose under applicable law at the time of such conversion).

     Notwithstanding any other provision in the preceding paragraphs to the contrary, if any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each share of the AIG Series C Preferred Stock shall be convertible solely into common stock of the kind received by holders of AIG Common Stock as the result of such Common Stock Fundamental Change. For purposes of calculating any adjustment to be made pursuant to this paragraph in the event of a Fundamental Change, immediately after such Fundamental Change:

          (i) in the case of a Non-Stock Fundamental Change (as defined), the conversion price of the AIG Series C Preferred Stock will thereupon become the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments, and (B) the result obtained by multiplying the greater of the Applicable Price or the then applicable Reference Market Price (as defined) by a fraction of which the numerator will be $50 and the denominator will be the then current redemption price per share (or, for periods prior to August 7, 2000, an amount per share determined in accordance with the AIG Certificate); and

          (ii) in the case of a Common Stock Fundamental Change, the conversion price of the AIG Series C Preferred Stock in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments, will thereupon be adjusted by multiplying such conversion price by a fraction, of which the numerator will be the Purchaser Stock Price and the denominator will be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of AIG Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the AIG Common Stock will have been exchanged for, converted into, or acquired for, common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the conversion price of the AIG Series C Preferred Stock in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by dividing such conversion price by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of AIG Common Stock as a result of such Common Stock Fundamental Change.

     The foregoing conversion price adjustments in the event of a Non-Stock Fundamental Change will apply in situations whereby all or substantially all of the AIG Common Stock is acquired in a transaction in which 50% or less of the value received by holders of AIG Common Stock consists of common stock that has been admitted for listing on a national securities exchange or quoted on the Nasdaq National Market. If the market price of the AIG Common Stock immediately prior to a Non-Stock Fundamental Change is lower than the applicable conversion price of the AIG Series C Preferred Stock then in effect, the conversion price will be adjusted as described in (i) above and the holders of the AIG Series C Preferred Stock will be entitled to receive the amount and kind of consideration that would have been received if the AIG Series C Preferred Stock had been converted into AIG Common Stock prior to the Non-Stock Fundamental Change after giving effect to such adjustment.

     The foregoing conversion price adjustments in the event of a Common Stock Fundamental Change will apply in situations whereby more than 50% of the value received by holders of AIG Common Stock consists of common stock of another company that has been admitted for listing on a national securities exchange or quoted on the Nasdaq National Market, in which case the AIG Series C Preferred Stock will become convertible into shares of common stock of the other company. If consideration for the AIG Common Stock consists partly of common stock of another company and partly of other securities, cash or property, each share of AIG Series C Preferred Stock will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of AIG Common Stock into which such share of AIG Series C Preferred Stock Price was convertible immediately before the transaction (measured as described in the definition of Applicable Price below). If consideration for AIG Common Stock is solely common stock of another company, each share of AIG Series C Preferred Stock will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of AIG Common Stock into which such share of AIG Series C Preferred Stock was convertible immediately before such transaction.

     Depending upon whether the Fundamental Change is a Non-Stock Fundamental Change or a Common Stock Fundamental Change, a holder may receive significantly different consideration upon conversion. In the event of a Non-Stock Fundamental Change, the holder has the right to convert each share of the AIG Series C Preferred Stock into the kind and amount of shares of stock and other securities or property or assets receivable by a holder of the number of shares of AIG Common Stock issuable upon conversion of such share of the AIG Series C Preferred Stock immediately prior to such Non-Stock Fundamental Change, but after giving effect to the adjustment described above. However, in the event of a Common Stock Fundamental Change in which less than 100% of the value of the consideration received by a holder of AIG Common Stock is common stock of the acquiror or other third party, a holder of a share of the AIG Series C Preferred Stock who converts a share following the Common Stock Fundamental Change will receive consideration in the form of such common stock only, whereas a holder who has converted his share prior to the Common Stock Fundamental Change will receive consideration in the form of common stock as well as any other securities or assets (which may include cash) receivable thereupon by a holder of the number of shares of AIG Common Stock issuable upon conversion of such share of AIG Series C Preferred Stock immediately prior to such Common Stock Fundamental Change.

     The term "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of the AIG Common Stock receive only cash, the amount of cash received by the holder of one share of AIG Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices (as defined) for the AIG Common Stock during the ten trading days prior to and including the record date for the determination of the holders of AIG Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such record date, the date upon which the holders of the AIG Common Stock shall have the right to receive such cash, securities, property or other assets, in each case, as adjusted in good faith by the AIG Board to reflect appropriately any of the events referred to in clauses (i) through (v) of the third paragraph of this Conversion Rights subsection.

     The term "Closing Price" of any common stock means on any day the last reported sale price regular way on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices regular way in each case on the New York Stock Exchange or, if the common stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which the common stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices in the over-the-counter market on such day as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange Member firm selected by AIG for that purpose.

     The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the AIG Board) of the consideration received by holders of AIG Common Stock consists of common stock that for each of the ten consecutive trading days referred to in the second preceding paragraph has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market, provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) AIG continues to exist after the occurrence of such Fundamental Change and the outstanding shares of AIG Series C Preferred Stock continue to exist as outstanding AIG Series C Preferred Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of AIG Series C Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding to the business of AIG, which convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the AIG Series C Preferred Stock.

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the AIG Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) provided, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the AIG Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the highest weighted average per share consideration which a holder of AIG Common Stock could have received in such transactions or events as a result of which more than 50% of the AIG Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets.

     The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

     The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive trading days prior to and including the record date for the determination of the holders of AIG Common Stock entitled to receive such common stock, or if there is no such record date, the date upon which the holders of the AIG Common Stock shall have the right to receive such common stock, in each case, as adjusted in good faith by the AIG Board to appropriately reflect any of the events referred to in clauses (i) through (v) of the third paragraph of this subsection; provided, however,that if no such Closing Prices exist, the Purchaser Stock Price shall be set at a price determined in good faith by the AIG Board.

     The term "Reference Market Price" shall mean $13.46 and in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same ratio of $13.46 to the initial conversion price specified in the first sentence of this subsection.

     Notwithstanding the foregoing provisions, the issuance of any shares of AIG Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of AIG and the investment of additional optional amounts in shares of AIG Common Stock under any such plan, and the issuance of any shares of AIG Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of AIG or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the AIG Series C Preferred Stock was first designated (other than the occurrence of certain events under a shareholder rights plan), and any issuance of rights under a shareholder rights plan shall not be deemed to constitute an issuance of AIG Common Stock or exercisable, exchangeable or convertible securities by AIG to which any of the adjustment provisions described above applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of AIG, except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to holders of the AIG Series C Preferred Stock. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

  Lack of Established Market for the AIG Series C Preferred Stock

     There is currently no public market for the AIG Series C Preferred Stock. Although an application will be made prior to the Effective Time for the listing of the AIG Series C Preferred Stock on the NYSE, there can be no assurance that an active market for the AIG Series C Preferred Stock will develop or that, if the AIG Series C Preferred Stock is approved for such listing, such listing will continue while the AIG Series C Preferred Stock is outstanding. Future trading prices for the AIG Series C Preferred Stock will depend on many factors, including, among others, AIG's financial results, the market for similar securities and the volume of trading activity in the AIG Series C Preferred Stock.

                   COMPARATIVE RIGHTS OF COMMON SHAREHOLDERS

     AIG is incorporated under the laws of the State of Delaware. American Bankers is incorporated under the laws of the State of Florida. The holders of shares of Common Stock whose rights as shareholders are currently governed by Florida law, the American Bankers Articles, and the American Bankers Bylaws, will, upon the exchange of their shares pursuant to the Merger, become holders of shares of AIG Common Stock, and their rights as such will be governed by Delaware law, the AIG Certificate and the AIG Bylaws. The material differences between the rights of holders of shares of Common Stock and the rights of holders of shares of AIG Common Stock, which result from differences in their governing corporate documents and differences in Delaware and Florida corporate law, are summarized below.

     The following summary is not intended to be complete and is qualified in its entirety by reference to the FBCA, the DGCL, the American Bankers Articles, the American Bankers Bylaws, the AIG Certificate and the AIG Bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the American Bankers Articles, the American Bankers Bylaws, the AIG Certificate and the AIG Bylaws are incorporated by reference herein and will be sent to holders of Common Stock upon request. See "Incorporation of Certain Documents by Reference" and "Available Information."

AUTHORIZED CAPITAL

     The American Bankers Articles provide for authorized stock consisting of 100,000,000 shares of Common Stock, $1.00 par value and 10,000,000 shares of Preferred Stock, no par value, of which (i) 350,000 have been authorized as Series A Participating Preferred Stock and (ii) 2,300,000 have been authorized as $3.125 Series B Cumulative Convertible Preferred Stock.

     The AIG Certificate provides for authorized stock consisting of 1,000,000,000 shares of AIG Common Stock, $2.50 par value, and 6,000,000 shares of AIG Preferred Stock, $5.00 par value, of which 2,300,000 shares have been authorized as AIG Series C Preferred Stock.

ELECTION AND SIZE OF BOARD OF DIRECTORS

     The FBCA requires that a board of directors consist of one or more natural persons, or as set forth in a corporation's articles of incorporation or bylaws. The FBCA permits staggered boards of directors of up to three separate classes if authorized in the articles of incorporation. The American Bankers Articles provide for a classified board of directors, consisting of three classes of directors: Class I, Class II, and Class III. The American Bankers Articles state that the number of directors in each class shall be as nearly equal in number as possible. Each class is elected in successive years for a term of three years.

     The American Bankers Articles fix the number of directors at not less than twelve nor more than eighteen. Currently, there are 15 directors. The American Bankers Articles provide that the number of directors shall be increased by two directors elected by the holders of the Preferred Stock if quarterly dividends are in arrears for six quarters or more, whether consecutive or not.

     Nominations for the American Bankers Board may be made by the American Bankers Board or by any shareholder entitled to vote for the election of directors and who complies with certain notice provisions in the American Bankers Articles.

     Under Delaware law, directors, unless their terms are staggered, are elected at each annual shareholder meeting. Vacancies on the board of directors may be filled by the shareholders or directors, unless the certificate of incorporation or a bylaw provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the shareholders may provide for staggered terms for the directors. The certificate of incorporation or the bylaws also may allow the shareholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. Under Delaware law, shareholders do not have cumulative voting rights unless the certificate of incorporation so provides.

     The AIG Bylaws provide that directors are elected by a plurality of votes at annual meetings and hold office until the annual meeting of shareholders next succeeding their election until successors are elected and qualified or until their earlier resignation or removal.

     The AIG Certificate provides that the number of directors shall be fixed in the manner provided in the AIG Bylaws. The AIG Bylaws fix the number of directors at not less than seven nor more than 21. Currently there are 17 directors. The AIG Bylaws provide that the size of the AIG Board may be increased by the vote of a majority of directors then in office, although less than a quorum, or by the affirmative vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon.

REMOVAL OF DIRECTORS

     The FBCA entitles shareholders to remove directors either for cause or without cause, unless the articles of incorporation provide that removal may be for cause only. Directors elected by a particular voting group may only be removed by the shareholders of that voting group. The American Bankers Articles provide that any director may be removed, but only for cause and at a regular shareholders meeting or a shareholders meeting called for that express purpose, by a vote of the holders of 75% or more of the outstanding shares of the capital stock of American Bankers then entitled to vote at an election of directors. No decrease in the number of directors shall shorten the term of any incumbent director.

     Under the DGCL, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed (with or without cause) with the approval of a majority of the outstanding shares entitled to vote. The AIG Bylaws provide that any director may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

     The FBCA provides that, unless the articles provide otherwise, vacancies arising on the board of directors may be filled by a majority of the remaining directors, even if no quorum remains, or by the shareholders. When directors are divided into classes, vacancies may be filled by the shareholders or, if at least one director remains in the class, by the remaining directors of that class. Where a vacancy will be known to occur at some point in the future, it may be filled in advance, although the new director will not take office until the vacancy actually occurs. The American Bankers Articles provide that any vacancies on the American Bankers Board occurring for any reason or from the creation of new directorships shall be filled by the affirmative vote of a majority of the remaining directors in the class in which the vacancy occurs, or, if none so remain, by a majority vote of the directors of the other two classes. Directors so appointed hold office until the next regularly scheduled election of directors for that class.

     Under Delaware law, the board of directors of a corporation may fill any vacancy on the board, including vacancies resulting from an increase in the number of directors. The AIG Bylaws provide that any vacancy created by the removal of directors with or without cause by holders of a majority of shares entitled to vote at an election of directors may be filled by the same majority (or by a majority of the holders of a class or series of shares where such class or series is entitled to elect one or more of the directors of the class from which directors were so removed.) Other vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the shareholders having a right to vote as a single class or from any other cause may be filled by a majority of directors then in office, although less than a quorum, or by the sole remaining director. Whenever the holders of any class or series of stock are entitled to elect one or more directors, vacancies and newly created directorships of such class or series may, unless otherwise provided in the AIG Certificate, be filled by a majority of the directors elected by such class or series thereof then in office, or by the sole remaining director so elected.

ACTION BY WRITTEN CONSENT

     The FBCA allows shareholders or all of the directors to take action without a meeting through the use of a written consent unless provided otherwise in the articles of incorporation. The American Bankers Articles provide that action of shareholders may only be taken at properly called annual or special meetings of shareholders and that shareholders may not act by written consent.

     Delaware law provides that, unless limited by the certificate of incorporation, any action that could be taken by shareholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The AIG Bylaws provide that any action which is required by law to be taken or which may be taken at any meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, by consent in writing of shareholders having not less than the minimum number of votes that would be necessary to take the action at a meeting. Prompt notice of an action taken by written consent which is not unanimous is required to be given to those shareholders who do not consent.

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

AMENDMENTS TO CHARTER

     Any amendment, alteration, change or repeal of the articles dealing with the composition of the American Bankers Board (Article V), the approval of certain business combinations (Article VIII), meetings of shareholders (Article
IX) and the amendment procedure (Article X), require the approval of at least 85% of the shares eligible to vote, including at least 50% of the shares eligible to vote other than those held by a 30% Shareholder (as defined in the American Bankers Articles), except where such change has been recommended to the shareholders by at least a majority of the American Bankers Board and by at least two-thirds of the continuing directors. Amendments to any other sections of the American Bankers Articles are governed by the FBCA, which generally requires approval by a majority of the shareholders entitled to vote thereon.

     Under Delaware law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The AIG Certificate provides AIG with the right to amend, alter, change or repeal any provision contained in the AIG Certificate in the manner prescribed by law and states that the rights and powers conferred therein on shareholders, directors and officers are subject to such reserved power.

AMENDMENTS TO BYLAWS

     Under the FBCA, bylaws may be amended by the directors or the shareholders unless the articles of incorporation expressly provide that only shareholders may do so. Bylaws adopted by the shareholders may provide that they may not be amended or repealed by the directors. The American Bankers Bylaws may be repealed or amended and new bylaws may be adopted by either the majority vote of the full American Bankers Board or by the holders of a majority of the outstanding stock entitled to vote thereon. The American Bankers Board may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that it is not subject to amendment or repeal by the American Bankers Board.

     The DGCL provides that a corporation's bylaws may be amended by that corporation's shareholders, or, if so provided in the corporation's certificate of incorporation, the power to amend the corporation's bylaws may also be conferred on the corporation's directors. The AIG Certificate gives its directors the power to make, alter, amend, change, add to or repeal the AIG Bylaws. The AIG Bylaws provide that they may be amended or repealed, and new bylaws may be adopted, by the affirmative vote of a majority of the AIG Board, but the holders of a majority of the shares then entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them.

SPECIAL MEETINGS OF SHAREHOLDERS

     Under the FBCA, a special meeting of shareholders may be called by a corporation's board of directors or any other person authorized to do so in the articles of incorporation or bylaws. Special meetings may also be called on demand of at least 10% of all shares eligible to vote on the matter to be considered, although this percentage may be increased in the articles of incorporation to a maximum of 50%. Only business within the purpose of the special meeting notice may be conducted at such meeting. The American Bankers Articles provide that special meetings may be called by the holders of at least 75% of the Voting Shares (as defined in the American Bankers Articles) or as otherwise provided in the bylaws. The American Bankers Bylaws provide that special meetings of shareholders may be held at any place within or without the State of Florida, and may be called by the American Bankers Board, the Executive Committee, the Chief Executive Officer or when requested in writing by the holders of 75% of the Voting Shares, as defined in the American Bankers Articles.

     Delaware law provides that special meetings of the shareholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or bylaws. The AIG Bylaws provide that special meetings of shareholders may be held at any place within or without the State of Delaware, and may be called by the Chairman, a Vice Chairman, if any, the President, if any, the Secretary or the AIG Board and shall be called by the Secretary upon the written request of shareholders who together own of record 25% or more of the outstanding shares of each class of stock entitled to vote at such meeting.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

     Under the FBCA, and subject to certain exceptions (including those described in "--Business Combination Restrictions"), the approval of a merger, plan of liquidation or sale of all or substantially all of a corporation's assets other than in the regular course of business requires the recommendation of the corporation's board of directors and an affirmative vote of at least 50% of the shareholders eligible to vote thereon. The American Bankers Articles require, in addition to the approvals mandated by law, the approval by the holders of at least 85% of the outstanding shares of capital stock eligible to vote, which shall include the affirmative vote of at least 50% of the Voting Shares (as defined in the American Bankers Articles) held by shareholders other than any 30% Shareholder, to approve any of the following transactions:

     - Any merger or consolidation of American Bankers or a subsidiary thereof with a 30% Shareholder or any corporation that would be an affiliate of a 30% Shareholder;

     - Any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any 30% Shareholder of any assets with a value of $5,000,000 or more;

     - The issuance or transfer by American Bankers or a subsidiary thereof of any stock or securities to any 30% Shareholder with a value in $5,000,000 or more;

     - The adoption of any proposal or plan of liquidation or dissolution; or

     - Any reclassification of securities, recapitalization, reorganization, merger or other consolidation or any similar transaction which has the effect of increasing the proportionate shares owned directly or indirectly by any 30% Shareholder.

     The American Bankers Articles eliminate this shareholder approval requirement where the American Bankers Board has, by at least a 75% vote of the members then in office, approved the 30% Shareholders' acquisition of 30% or more of the outstanding shares of Common Stock or has approved the business combination prior to the 30% Shareholder having become a 30% Shareholder. Alternatively, the shareholder approval described above is not required when a series of conditions, including the mailing of a proxy statement to the holders of all shares eligible to vote, are met. Because the American Bankers Board approved the Merger Agreement, the Stock Option Agreement, the Voting Agreement and the Merger, this provision will not be applicable thereto.

     Delaware law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of Delaware law relating to business combinations discussed below under "-- Business Combination Restrictions" are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to AIG. The AIG Certificate does not contain vote requirements for extraordinary corporate transactions in addition to the approvals mandated by law.

INSPECTION OF DOCUMENTS

     Under the FBCA, a shareholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and shareholder resolutions, certain written communications to shareholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report, during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation. In addition, a shareholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation and (1) the shareholder's demand is made in good faith and for a proper purpose, (2) the demand describes with particularity its purpose and the records to be inspected or copied and

(3) the requested records are directly connected with such purpose. The FBCA also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding shareholder has, within two years preceding such demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

     The DGCL allows any shareholder, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its shareholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a shareholder.

DIVIDENDS

     The FBCA permits a corporation's board of directors to make distributions to its shareholders so long as the corporation is not left unable to pay its debts as they become due in the ordinary course of business, or the corporation is not left with total assets that are less than the sum of the corporation's total liabilities plus its obligations upon dissolution to satisfy preferred shareholders whose preferential rights are superior to those receiving the distribution. Under the FBCA, a corporation's redemption of its own capital stock is deemed to be a distribution.

     The American Bankers Articles provide that the Preferred Stock is entitled to receive, when, as and if declared by the American Bankers Board, dividends at the rate of $3.125 per annum per share, which are fully cumulative. No dividends or other distributions, other than stock dividends, may be paid on shares of Common Stock, unless and until all accrued and unpaid dividends for the Preferred Stock for all dividend periods are paid or set aside and declared for payment.

     Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of "surplus" (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In accordance with the DGCL, "capital" is determined by the board of directors and shall not be less than the aggregate par value of the outstanding capital stock of the corporation having par value.

     The AIG Bylaws provide that the AIG Board may, out of funds legally available and at any regular or special meeting, declare dividends upon the capital stock of AIG as and when it deems expedient. All outstanding classes of AIG Preferred Stock, including the AIG Series C Preferred Stock, shall rank senior to the AIG Common Stock in respect of the right to receive dividends.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

     The FBCA provides that unless a corporation's articles of incorporation provide otherwise, which American Banker's Articles do not, a shareholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the shareholder are either registered on a national securities exchange or designated as a national market systems security on an interdealer quotation system designated by the NASD or held of record by 2,000 or more shareholders. Consequently, appraisal rights are not available to holders of Common Stock or Preferred Stock in connection with the Merger. See "The Merger -- Absence of Appraisal Rights."

     Under Delaware law, in certain circumstances a shareholder of a Delaware corporation is generally entitled to demand appraisal and obtain payment of the judicially determined fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation, the shares of which he or she holds, is a party, provided such shareholder continuously holds such shares through the effective date of the merger, otherwise complies with the requirement of Delaware law for the perfection of appraisal rights and does not vote in favor of the merger. However, this right to demand appraisal does not apply to shareholders if: (1) they are shareholders of a surviving corporation and if a vote of the shareholders of such corporation is not necessary to authorize the merger or consolidation; and (2) the shares held by the shareholders are of a class or series registered on the NYSE or the American Stock Exchange (the "ASE"), designated as a national market system security on an interdealer quotation system by the NASD or are held of record by more than 2,000 shareholders on the date set to determine the shareholders entitled to vote on the merger or consolidation. Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on the NYSE or the ASE, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders; (iii) cash in lieu of fractional shares of the corporations described in (i) and (ii); or
(iv) any combination of the shares of stock and cash in lieu of fractional shares described in (i), (ii) and (iii).

     A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party or a sale of all or substantially all of the assets of the corporation. The AIG Certificate does not contain any provision regarding appraisal rights.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The FBCA permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The FBCA provides that a corporation may advance reasonable expenses of defense (upon receipt of an undertaking to reimburse the corporation if indemnification is ultimately determined not to be appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred. The FBCA also permits a corporation to purchase liability insurance for its directors, officers, employees and agents. The FBCA provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper. In the Merger Agreement, AIG has agreed to continue the indemnification rights of officers and directors of American Bankers with respect to matters existing or occurring prior to the Effective Time and to continue directors and officers liability insurance coverage, as described above in "The Merger Agreement -- Certain Other Covenants." The American Bankers Articles provide for indemnification for any present or former director or officer to the fullest extent permitted by the FBCA.

     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, costs and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him who successfully defends himself in a proceeding to

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

which he was a party because he was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.

     The AIG Certificate provides for the indemnification to the fullest extent permitted by law of any person made, or threatened to be made, a party to an action, suit or proceeding (whether, civil, criminal, administrative or investigative) by reason of the fact that he or his testator or intestate is or was a director, officer or employee of AIG or serves or served any other enterprise at the request of AIG.

LIMITATION OF LIABILITY

     The FBCA provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy unless the director breached or failed to perform his statutory duties as a director and such breach or failure (1) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) constitutes a transaction from which the director derived an improper personal benefit, (3) results in an unlawful distribution, (4) in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct or (5) in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for beach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The AIG Certificate provides that no director of AIG shall be liable to it or its shareholders for monetary damages for breach of fiduciary duly as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL.

PREEMPTIVE RIGHTS

     Under the FBCA, shareholders of a corporation have no preemptive rights unless provided for in the articles of incorporation. The American Bankers Articles contain no provision for preemptive rights.

     Delaware law does not provide (except in limited instances) for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the shareholders in a corporation's certificate or articles of incorporation. The AIG Certificate provides that holders of AIG Common Stock and AIG Series C Preferred Stock are not entitled to preemptive rights.

SPECIAL REDEMPTION PROVISIONS

     The FBCA permits a corporation to acquire its own shares. Shares of Preferred Stock are subject to optional redemption by American Bankers at any time after August 7, 2000.

     Under the DGCL, a corporation may purchase or redeem shares of any class of its capital stock, but subject generally to the availability of sufficient lawful funds therefor and provided that at all times, at the time of any such redemption, the corporation shall have outstanding shares of one or more classes or series of

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

capital stock which have full voting rights that are not subject to redemption. The AIG Certificate contains no provision for special redemptions of shares of its capital stock.

PREFERRED STOCK PURCHASE RIGHTS

     The American Bankers Board has adopted the Rights Agreement, pursuant to which one preferred stock purchase right (a "Right" or "Rights") was issued with respect to each share of Common Stock. As a result of the two-for-one split of Common Stock paid on September 12, 1997, one-half of a Right is associated with each share of Common Stock. Each right entitles the registered holder thereof to purchase 1/100th of a share of Series A Participating Preferred Stock at a price of $33.00 per share, subject to adjustment (the "Purchase Price").

     The Rights are represented by the Common Stock share certificates and are not exercisable until a Distribution Date and will expire at the close of business on March 10, 1998. A Distribution Date is defined as the earlier of the following: (i) ten (10) days following the date of public announcement by American Bankers or an Acquiring Person (as defined below) that an Acquiring Person has become such or (ii) ten (10) business days after the date that a tender or exchange offer by any person is first published or given within the meaning of Rule 14d-2(a) of General Rules and Regulation under the Exchange Act, if upon consummation thereof such person would be the beneficial owner of 15% or more of the shares of Common Stock then outstanding. An Acquiring Person is any person who or which, together with all Affiliates and Associates of such person (as defined in the Rights Agreement), is the beneficial owner of 15% or more of the shares of Common Stock then outstanding. The Rights will first become exercisable on a Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately.

     Each holder of a Right (other than those owned by the Acquiring Person, which shall be void) will have the right to receive upon exercise that number of shares of Common Stock (or, if applicable, common stock of the entity surviving any business combination with American Bankers or which acquires American Bankers) having a market value of two times the then current Purchase Price of one Right in the event of certain mergers, acquisitions and other transactions as specified in the Rights Agreement.

     On December 19, 1997, the Rights Agreement was amended as described above in "Related Agreements and Transactions -- Amendment to American Bankers' Rights Agreement". Therefore, the Rights Agreement will be inapplicable to the Merger Agreement, the Stock Option Agreement, the Voting Agreement and the Merger. In the Merger Agreement, American Bankers has agreed, if requested by AIG prior to the Effective Time, that the American Bankers Board will take all necessary action to terminate or redeem all of the outstanding Rights and to terminate the Rights Agreement, effective immediately prior to the Effective Time.

     Delaware case law authorizes Delaware corporations to issue stock purchase rights. The AIG Board has not adopted a shareholder rights agreement.

SHAREHOLDER SUITS

     Under the FBCA, a person may not bring a derivative action unless the person was a shareholder of the corporation at the time of the challenged transaction or unless the person acquired his shares by operation of law from a person who was a shareholder at such time.

     Under Delaware law, a shareholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual shareholder may also commence a lawsuit on behalf of himself and other similarly situated shareholders when the requirements for maintaining a class action under Delaware law have been met.

BUSINESS COMBINATION RESTRICTIONS

     Section 607.0901 of the FBCA provides that the approval of the holder of two-thirds of the voting shares of a company, other than the shares beneficially owned by an Interested Shareholder (as defined below), would be required to effectuate certain transactions, including without limitation a merger, consolidation, certain sales of assets, certain sales of shares, liquidation or dissolution of the corporation, and reclassification of securities involving a corporation and an Interested Shareholder (an "Affiliated Transaction"). An "Interested Shareholder" is defined as the beneficial owner of more than 10% of the voting shares outstanding. The foregoing special voting requirement is in addition to the vote required by any other provision of the FBCA or the provision in American Bankers Articles described above.

     The special voting requirement does not apply in any of the following circumstances: (i) the Affiliated Transaction is approved by a majority of the corporation's disinterested directors; (ii) the Interested Shareholder has owned at least 80% of the corporation's voting stock for five years; (iii) the Interested Shareholder owns more than 90% of the corporation's voting shares;
(iv) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement of the event; (v) the corporation is an investment company registered under the Investment Company Act of 1940; (vi) all of the following conditions are met: (a) the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price paid by the Interested Shareholder;
(b) the consideration to be paid in the Affiliated Transaction is in the same form as previously paid by the Interested Shareholder (or certain alternative benchmarks if higher); (c) during the portion of the three years proceeding the announcement date that the Interested Shareholder has been an Interested Shareholder, except as approved by a majority of the disinterested directors, there shall have been no default in payment of any full periodic dividends, no decrease in common stock dividends, no increase in the voting shares owned by the Interested Shareholder, (d) during such three year period no benefit to the Interested Shareholder in the form of loans, guaranties or other financial assistance or tax advantages provided by the corporation, and (e) unless approved by a majority of the disinterested directors, a proxy shall have been mailed to holders of voting shares at least 25 days prior to the consummation of the Affiliated Transaction. Because the American Bankers Board unanimously approved the Merger Agreement, the Stock Option Agreement, the Voting Agreement and the Merger, this provision will not be applicable thereto.

     The American Bankers Bylaws provide that the Florida Control Share Acquisitions Statute (FBCA sec.607.0902) does not apply to control-share acquisitions of stock of American Bankers occurring on or after November 14, 1990.

     In general, Section 203 of the DGCL prevents an "Interested Shareholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a Business Combination with a Delaware corporation for three years following the date such person became an Interested Shareholder. The term "Business Combination" includes mergers or consolidations with an Interested Shareholder and certain other transactions with an Interested Shareholder, including, without limitation: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a shareholder of such corporation) to or with the Interested Shareholder of assets (except proportionately as a shareholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation or of certain subsidiaries thereof determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Shareholder, except pursuant to certain transfers in a conversion or exchange or pro rata distribution to all shareholders of the corporation or certain other transactions, none of which increase the Interested Shareholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into stock of the corporation or any subsidiary which is owned by the Interested Shareholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused directly or indirectly by the Interested Shareholder); or (iv) any receipt by the Interested Shareholder of the benefit (except proportionately as a shareholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

     The three-year moratorium may be avoided if: (i) before such person became an Interested Shareholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Shareholder became an Interested Shareholder, or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested shareholder, the shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which such person became an Interested Shareholder, the Business Combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of shareholders (not by written consent) by the affirmative vote of the shareholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Shareholder.

     The Business Combination restrictions described above do not apply if, among other things: (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (ii) the corporation by action by the holders of a majority of the voting stock of the corporation approves an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve
(12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested Shareholder at or prior to the time of the amendment; or (iii) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on Nasdaq or a similar quotation system; or (c) held of record by more than 2,000 shareholders. The statute also does not apply to certain Business Combinations with an Interested Shareholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with Board of Director approval, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an Interested Shareholder during the previous three years. AIG is subject to the Business Combination restrictions described above. The AIG Certificate does not contain a provision electing not to be governed by the Business Combination restrictions.

                                 LEGAL MATTERS

     The validity of the shares of AIG Series C Preferred Stock and AIG Common Stock to be issued in connection with the Merger will be passed upon for AIG by Kathleen E. Shannon, Esq., Vice President and Associate General Counsel of AIG.

     Sullivan & Cromwell, counsel to AIG, and Jorden Burt Berenson & Johnson LLP, counsel to American Bankers, will deliver opinions concerning certain federal income tax consequences of the Merger.

                                    EXPERTS

     The consolidated financial statements and schedules of AIG at December 31, 1996 and 1995 and for the three year period ended December 31, 1996 incorporated by reference in this Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon included in AIG's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of American Bankers for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                   APPENDIX I

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                    AMERICAN BANKERS INSURANCE GROUP, INC.,
                       AMERICAN INTERNATIONAL GROUP, INC.
                                      AND
                                   AIGF, INC.

                         DATED AS OF DECEMBER 21, 1997,
                 AS AMENDED AND RESTATED AS OF JANUARY 7, 1998

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          -----
                                           RECITALS
                                           ARTICLE I
                              THE MERGER; CLOSING; EFFECTIVE TIME
1.1.    The Merger......................................................................    I-1
1.2.    Closing.........................................................................    I-1
1.3.    Effective Time..................................................................    I-2
                                          ARTICLE II
                                      CHARTER AND BY-LAWS
                                 OF THE SURVIVING CORPORATION
2.1.    The Charter.....................................................................    I-2
2.2.    The By-Laws.....................................................................    I-2
                                          ARTICLE III
                                    OFFICERS AND DIRECTORS
                                 OF THE SURVIVING CORPORATION
3.1.    Directors.......................................................................    I-2
3.2.    Officers........................................................................    I-2
                                          ARTICLE IV
                            EFFECT OF THE MERGER ON CAPITAL STOCK;
                                   EXCHANGE OF CERTIFICATES
4.1.    Effect on Capital Stock.........................................................    I-2
        (a)  Common Stock Merger Consideration..........................................    I-2
        (b)  Preferred Stock Merger Consideration.......................................    I-4
        (c)  Cancellation of Shares.....................................................    I-4
        (d)  Merger Subsidiary..........................................................    I-4
        (e)  Election Form..............................................................    I-4
4.2.    Exchange of Certificates for Shares.............................................    I-5
        (a)  Exchange Agent.............................................................    I-5
        (b)  Exchange Procedures........................................................    I-5
        (c)  Distributions with Respect to Unexchanged Shares...........................    I-6
        (d)  Transfers..................................................................    I-6
        (e)  Fractional Shares..........................................................    I-6
        (f)  Termination of Exchange Fund...............................................    I-6
        (g)  Lost, Stolen or Destroyed Certificates.....................................    I-6
        (h)  Affiliates.................................................................    I-6
4.3.    Dissenters' Rights..............................................................    I-6
4.4.    Adjustments to Prevent Dilution.................................................    I-7
4.5.    Treatment of the Convertible Notes..............................................    I-7
                                           ARTICLE V
                                REPRESENTATIONS AND WARRANTIES
5.1.    Representations and Warranties of the Company...................................    I-7
        (a)  Organization, Good Standing and Qualification..............................    I-7
        (b)  Capital Structure..........................................................    I-7
        (c)  Corporate Authority; Approval and Fairness.................................    I-8
        (d)  Governmental Filings; No Violations........................................    I-9
        (e)  Company Reports; Financial Statements......................................    I-9
        (f)  Absence of Certain Changes.................................................   I-10

                                                                                          PAGE
                                                                                          -----
        (g)  Litigation and Liabilities.................................................   I-11
        (h)  Employee Benefits..........................................................   I-11
        (i)  Compliance with Laws; Permits..............................................   I-12
        (j)  Takeover Statutes..........................................................   I-13
        (k)  Environmental Matters......................................................   I-13
        (l)  Tax Matters................................................................   I-14
        (m)  Taxes......................................................................   I-14
        (n)  Labor Matters..............................................................   I-15
        (o)  Intellectual Property......................................................   I-15
        (p)  Material Contracts.........................................................   I-16
        (q)  Rights Plan................................................................   I-16
        (r)  Brokers and Finders........................................................   I-17
        (s)  Insurance Matters..........................................................   I-17
        (t)  Liabilities and Reserves...................................................   I-18
        (u)  Investment Company.........................................................   I-19
5.2.    Representations and Warranties of Parent and Merger Subsidiary..................   I-19
        (a)  Capitalization of Merger Subsidiary........................................   I-19
        (b)  Organization, Good Standing and Qualification..............................   I-19
        (c)  Capital Structure..........................................................   I-19
        (d)  Corporate Authority........................................................   I-19
        (e)  Governmental Filings; No Violations........................................   I-20
        (f)  Parent Reports; Financial Statements.......................................   I-20
        (g)  Absence of Certain Changes.................................................   I-21
        (h)  Tax Matters................................................................   I-21
        (i)  Brokers and Finders........................................................   I-21
        (j)  Corporate Headquarters.....................................................   I-21
        (k)  Insurance Matters..........................................................   I-21
                                          ARTICLE VI
                                           COVENANTS
6.1.    Interim Operations..............................................................   I-22
6.2.    Acquisition Proposals...........................................................   I-24
6.3.    Information Supplied............................................................   I-24
6.4.    Stockholders Meetings...........................................................   I-25
6.5.    Filings; Other Actions; Notification............................................   I-25
6.6.    Taxation........................................................................   I-26
6.7.    Access..........................................................................   I-26
6.8.    Affiliates......................................................................   I-27
6.9.    Stock Exchange Listing and De-listing...........................................   I-27
6.10.   Publicity.......................................................................   I-27
6.11.   Benefits........................................................................   I-27
        (a)  Stock Options..............................................................   I-27
        (b)  Employee Benefits..........................................................   I-28
6.12.   Expenses........................................................................   I-28
6.13.   Indemnification; Directors' and Officers' Insurance.............................   I-28
6.14.   Convertible Notes...............................................................   I-29
6.15.   Other Actions by the Company and Parent.........................................   I-29
        (a)  Rights.....................................................................   I-29
        (b)  Takeover Statute...........................................................   I-29
        (c)  Dividends..................................................................   I-30

                                                                                          PAGE
                                                                                          -----
                                          ARTICLE VII
                                          CONDITIONS
7.1.    Conditions to Each Party's Obligation to Effect the Merger......................   I-30
        (a)  Stockholder Approval.......................................................   I-30
        (b)  Listing....................................................................   I-30
        (c)  Regulatory Consents........................................................   I-30
        (d)  Litigation.................................................................   I-30
        (e)  S-4........................................................................   I-30
        (f)  Blue Sky Approvals.........................................................   I-30
7.2.    Conditions to Obligations of Parent and Merger Subsidiary.......................   I-30
        (a)  Representations and Warranties.............................................   I-30
        (b)  Performance of Obligations of the Company..................................   I-31
        (c)  Consents...................................................................   I-31
        (d)  Tax Opinion................................................................   I-31
        (e)  Affiliates Letters.........................................................   I-31
        (f)  Employment Agreements......................................................   I-31
7.3.    Conditions to Obligation of the Company.........................................   I-31
        (a)  Representations and Warranties.............................................   I-31
        (b)  Performance of Obligations of Parent and Merger Subsidiary.................   I-31
        (c)  Consents Under Agreements..................................................   I-32
        (d)  Tax Opinion................................................................   I-32
                                         ARTICLE VIII
                                          TERMINATION
8.1.    Termination by Mutual Consent...................................................   I-32
8.2.    Termination by Either Parent or the Company.....................................   I-32
8.3.    Termination by the Company......................................................   I-32
8.4.    Termination by Parent...........................................................   I-33
8.5.    Effect of Termination and Abandonment...........................................   I-33
                                          ARTICLE IX
                                   MISCELLANEOUS AND GENERAL
9.1.    Survival........................................................................   I-34
9.2.    Modification or Amendment.......................................................   I-34
9.3.    Waiver of Conditions............................................................   I-34
9.4.    Counterparts....................................................................   I-34
9.5.    GOVERNING LAW; WAIVER OF JURY TRIAL.............................................   I-34
9.6.    Notices.........................................................................   I-35
9.7.    Entire Agreement; No Other Representations......................................   I-36
9.8.    No Third Party Beneficiaries....................................................   I-36
9.9.    Obligations of Parent and of the Company........................................   I-36
9.10.   Severability....................................................................   I-36
9.11.   Interpretation..................................................................   I-36
9.12.   Assignment......................................................................   I-36
9.13.   Alternative Transaction Structure...............................................   I-36

Exhibit A -- Stock Option Agreement
Exhibit B -- Voting Agreement
Exhibit C -- Form of Affiliate Letter
Exhibit D -- Amendment of Severance Agreement (Form A)
Exhibit E -- Amendment of Severance Agreement (Form B)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of December 21, 1997, as amended and restated as of January 7, 1998, among AMERICAN BANKERS INSURANCE GROUP, INC., a Florida corporation (the "Company"), AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation ("Parent"), and AIGF, INC., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary," the Company and Merger Subsidiary sometimes being hereinafter collectively referred to as the "Constituent Corporations.")

                                    RECITALS

     WHEREAS, the respective boards of directors of each of Parent, Merger Subsidiary and the Company have determined that the merger of the Company with and into Merger Subsidiary (the "Merger") upon the terms and subject to the conditions set forth in this Agreement is advisable and have approved the Merger;

     WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company and Parent have entered into a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Stock Option Agreement"), pursuant to which the Company has granted Parent an option to purchase shares of common stock of the Company under certain circumstances;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company and Parent have entered into a Voting Agreement dated as of the date of this Agreement and attached hereto as Exhibit B (the "Voting Agreement"), pursuant to which such stockholders have agreed, among other things, to vote their shares of common stock of the Company in favor of the Merger; and

     WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) the Company shall be merged with and into Merger Subsidiary and the separate corporate existence of the Company shall thereupon cease. Merger Subsidiary shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of Merger Subsidiary with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in the Florida Business Corporation Act, as amended (the "FBCA").

     1.2.  Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

     1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger (the "Articles of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Florida (the "Secretary") as provided in Section 607.1105 of the FBCA. The Merger shall become effective at the time the Secretary accepts for record the Articles of Merger or at such later time agreed by the parties and established under the Articles of Merger (the "Effective Time").

                                   ARTICLE II

                              CHARTER AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1. The Charter. The Articles of Incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law.

     2.2. The By-Laws. The by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

     3.1. Directors. The directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws. Parent shall cause all of the directors of the Surviving Corporation to resign immediately following the Effective Time and shall thereafter cause to be appointed as directors of the Surviving Corporation each person that was a director of the Company immediately prior to the Effective Time who is willing to serve as a director of the Surviving Corporation plus two additional persons designated by Parent.

     3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

     (a) Common Stock Merger Consideration.  (i) Subject to paragraphs (ii) and
(iii) below, each share of Common Stock, par value $1.00 per share, of the Company (a "Common Share" or, collectively, the "Common Shares") issued and outstanding immediately prior to the Effective Time (other than Common Shares owned by Parent, Merger Subsidiary or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or Common Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Common Shares")) shall be converted into, and become exchangeable for, that portion of a share of Common Stock, par value $2.50 per share, of Parent ("Parent Common Stock") equal to the lesser of (i) .4495 (the "Maximum Exchange Ratio") and (ii) the decimal derived by dividing $47.00 by the average of the closing prices per share of Parent Common Stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of the Wall Street Journal) for the ten trading days ending on the third trading day prior to the date of the consummation of the Merger (the "Base Period Stock Price"); provided, however, if the Base Period Stock Price is below $104.5625, Parent shall elect to either (i) pay a cash amount equal to the Per Share Cash Top-Up Amount (provided that Parent may not elect to pay the cash amount contemplated by this clause (i) if the aggregate cash amount so paid would exceed the Non-Election Cash Pool) or (ii) (x) increase the Maximum Exchange Ratio (the "Adjusted Maximum Exchange Ratio") up to a decimal such that the product of the Adjusted Maximum Exchange Ratio times the Base Period Stock Price (the "Product") equals or is less than $47.00 and (y) if the Product is less than $47.00, pay a cash amount equal to the difference between $47.00 and such Product (provided that Parent may not elect to pay such an aggregate amount of cash pursuant to this clause (ii) which would exceed the Non-Election Cash
Pool). The foregoing payments shall be referred to herein as the "Non-Election Merger Consideration";

     (ii) Common Shares for which the holder of such shares has made a Cash Election shall be converted into, and become exchangeable for, $47.00 in cash (the "Cash Election Merger Consideration"), provided that in no event shall holders of Common Shares who have made a Cash Election be entitled to receive an aggregate amount of cash in excess of the Maximum Cash Pool. In the event that Cash Elections are submitted with respect to an aggregate number of Common Shares which, except for the limitation imposed by the Maximum Cash Pool, would require Parent to pay cash in the aggregate in excess of the Maximum Cash Pool, a pro rata portion of such Common Shares (rounded down to the nearest whole Common Share) shall be converted into the right to receive the Cash Election Merger Consideration, which proration as to each shareholder shall be based upon the ratio of the (i) Maximum Cash Pool to (ii) the aggregate number of Common Shares with respect to which Cash Elections are submitted multiplied by $47.00. All Common Shares which are not converted into the right to receive the Cash Election Merger Consideration as a result of this paragraph shall be converted into the right to receive the Stock Election Merger Consideration;

     (iii) Common Shares for which a holder has made a Stock Election shall be converted into, and become exchangeable for, that portion of a share of Parent Common Stock equal to the lesser of (i) the Maximum Exchange Ratio and (ii) the decimal derived by dividing $47.00 by the Base Period Stock Price; provided, however, if the Base Period Stock Price is below $104.5625, Parent shall elect to either (i) pay a cash amount equal to the Per Share Cash Top-Up Amount (provided that Parent may not elect to pay the cash amount contemplated by this clause (i) if the aggregate cash amount paid would exceed the Stock Election Cash Pool) or (ii) (x) establish the Adjusted Maximum Exchange Ratio such that the Product equals or is less than $47.00 and (y) if the Product is less than $47.00, pay a cash amount equal to the difference between $47.00 and such Product (provided that Parent may not elect to pay an aggregate amount of cash pursuant to this clause (ii) which would exceed the Stock Election Cash Pool). The foregoing payments shall be referred to herein as the "Stock Election Merger Consideration" and, together with the Non-Election Merger Consideration and the Cash Election Merger Consideration, the "Common Stock Merger Consideration."

     (iv) For purposes of this Agreement the following terms shall have the following meanings:

          "Maximum Cash Pool" means an amount of cash equal to .499 multiplied by the amount of the Common Stock Merger Consideration, calculated for purposes of this definition based on the closing price of Parent Common Stock on the NYSE composite transactions reporting system on the trading day immediately preceding the Closing Date.

          "Non-Election Cash Pool" means an amount of cash equal to the Maximum Cash Pool minus the aggregate amount of cash paid in the Merger to the holders of Common Shares that make a Cash Election.

          "Stock Election Cash Pool" means an amount of cash equal to the greater of (i) $0 and (ii) the Aggregate Cash Top-Up Amount minus the aggregate amount of cash paid in the Merger to the holders of Common Shares that do not make a Stock Election.

          "Per Share Cash Top-Up Amount" means the greater of (i) $0 and (ii)
     (x) $47.00 minus (y) the product of (A) the Base Period Stock Price and (B) the Maximum Exchange Ratio.

          "Aggregate Cash Top-Up Amount" means the lesser of (i) the product of
     (x) the Per Share Cash Top-Up Amount and (y) the number of outstanding Common Shares as of the Effective Time and (ii) an amount equal to the Maximum Cash Pool.

     (b) Preferred Stock Merger Consideration. Each share of $3.125 Series B Convertible Preferred Stock, no par value, of the Company (a "Preferred Share" or, collectively, the "Preferred Shares" and, together with the Common Shares, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Preferred Shares owned by Parent Companies or Preferred Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Preferred Shares" and, together with the Excluded Common Shares, the "Excluded Shares") shall be converted into, and become exchangeable for one share (the "Preferred Stock Merger Consideration," and, together with the Common Stock Merger Consideration, the "Merger Consideration"), of Series C Preferred Stock, par value $5.00 per share, of Parent ("Parent Preferred Stock") which shall contain terms substantially similar to the terms of the Preferred Shares (after making the conversion adjustments required to be made for a Common Stock Fundamental Change pursuant to the Company's Third Amended and Restated Articles of Incorporation as a result of the Merger) and shall be convertible into Parent Common Stock.

     (c) Cancellation of Shares. At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(c) and any distribution or dividend pursuant to Section 4.2(c). Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies or owned by the Company or any direct or indirect subsidiary of the Company (in each case other than Shares that are owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (d) Merger Subsidiary. At the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     (e) Election Form. Each holder of Common Shares will be entitled to elect with respect to all or any portion of the Common Shares held by such holder to have such shares converted at the Effective Time into the right to receive the Stock Election Merger Consideration (the "Stock Election") or the Cash Election Merger Consideration (the "Cash Election"). The form for making the Stock Election and Cash Election (the "Election Form") shall be determined by mutual agreement between Parent and the Company and shall be mailed to holders of Common Shares on the record date for the Common Stockholders Meeting together with the related Prospectus/Proxy Statement (as hereinafter defined). To be effective, the Election Form must be properly completed, signed and submitted by the Election Deadline (as hereinafter defined) to the Exchange Agent (as hereinafter defined) and accompanied by the certificates representing the Common Shares as to which an Election is being made or an appropriate guarantee of delivery by a commercial bank or trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc.). An Election Form which is not effective shall be treated as if no election had been made with respect to the Common Shares covered by such Election Form and any holder who does not submit an effective Election Form shall receive the Non-Election Merger Consideration. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Election Forms. The decisions of Parent or, if delegated, of the Exchange Agent shall be conclusive and binding. Neither Parent, Merger Subsidiary nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Section 4.1(a) hereof, and all such computations shall be conclusive and binding on the holders of Common Shares in the absence of manifest error.

     Parent and the Company each shall use its best efforts to make the Election Form available to all persons who become holders of record of Common Shares during the period between the record date for the Common Stockholders Meeting and 5:00 P.M., New York City time, on the third trading day preceding such meeting (the "Election Deadline"). If the date of such Common Stockholders Meeting is postponed or such meeting is adjourned without approval of the Merger, the Election Deadline shall be postponed until 5:00 P.M., New York City time, on the tenth trading day preceding the day on which the Merger is actually approved by the shareholders of the Company. A properly completed Election Form must be received by the Exchange Agent by the Election Deadline in order to be effective. Any Election Form may be revoked but only by written notice received by the Exchange Agent prior to the Election Date.

     4.2.  Exchange of Certificates for Shares.

     (a) Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and Parent Preferred Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to the Parent Common Stock and Parent Preferred Stock to be issued or paid pursuant to this Agreement in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such certificates for shares of Parent Common Stock and Parent Preferred Stock, together with the amount of any cash, dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock or Parent Preferred Stock, as applicable, and (B) if applicable, any cash, unpaid dividends or other distributions and cash in lieu of fractional shares. Subject to Section 4.2(h), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any cash, including unpaid non-stock dividends and any other dividends or other distributions, that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock or Parent Preferred Stock, as applicable, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock or Parent Preferred Stock, as applicable, is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock or Parent Preferred Stock, as applicable, in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

     For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

     (c) Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock and Parent Preferred Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock or Parent Preferred Stock, as applicable, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock or Parent Preferred Stock, as applicable, shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock and Parent Preferred Stock, as applicable, issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and Parent Preferred Stock, as applicable, and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock and Parent Preferred Stock, as applicable, with a record date after the Effective Time but with a payment date subsequent to surrender.

     (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

     (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued. Each holder of Common Shares who would be entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive, in lieu thereof, a cash payment in an amount equal to such fractional share of Parent Common Stock multiplied by the Base Period Stock Price.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock and Parent Preferred Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and Parent Preferred Stock, as applicable, and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to
Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock or Parent Preferred Stock, as applicable, and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.1 and 4.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

     (h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.8) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.8 hereof.

     4.3. Dissenters' Rights. In accordance with Section 607.1302 of the FBCA, no appraisal rights shall be available to holders of Shares in connection with the Merger.

     4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision or other similar transaction, the Merger Consideration shall be equitably adjusted.

     4.5. Treatment of the Convertible Notes. The Convertible Notes (as defined in Section 5.1(b)) shall be treated as set forth in Section 6.14.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. (i) Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter") or in any Company Report (as hereinafter defined) filed prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Subsidiary that:

     (a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' charter and by-laws, each as amended to date. The Company's and its Subsidiaries' charter and by-laws so delivered are in full force and effect.

     As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, and (ii) "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole.

     The Company conducts its insurance operations through the Subsidiaries set forth on Section 5.1(a) of the Company Disclosure Letter (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is
(i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined), except, in any such case, where the failure to be so licensed or authorized is not reasonably likely to have a Company Material Adverse Effect. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file is not reasonably likely to have a Company Material Adverse Effect.

     (b) Capital Structure. The authorized stock of the Company consists of 100,000,000 Common Shares, of which 41,535,807 Common Shares were outstanding as of the close of business on November 3, 1997, and 10,000,000 shares of Preferred Stock, no par value, of which (i) 350,000 shares have been authorized as

Series A Participating Preferred Stock, none of which were outstanding as of December 21, 1997 and (ii) 2,300,000 shares have been authorized as Preferred Shares, of which 2,300,000 Preferred Shares were outstanding as of December 21, 1997. All of the outstanding Common Shares and Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver Common Shares, except that, as of December 21, 1997, there were approximately 5,630,610 (but no more than 5,664,193) Common Shares subject to issuance (i) pursuant to the Company's 1997 Equity Incentive Plan, 1994 Amended and Restated Directors' Deferred Compensation Plan, 1994 Key Executive Debenture Plan, 1994 Non-Employee Directors' Stock Option Plan, 1994 Senior Management Stock Option Plan, 1991 Stock Option/Restricted Stock Plan, 1991 Stock Incentive Plan, and 1987 Executive Stock Option/Dividend Accrual Plan (collectively, the "Company Stock Plans") and (ii) upon conversion of the Preferred Shares and the Company's convertible debenture bonds due May 24, 1999 ("Convertible Notes"). The Company has no commitments to issue or deliver preferred shares, except that as of December 21, 1997, there were 350,000 shares of Series A Participating Preferred Stock subject to issuance pursuant to the Rights Agreement, as amended and restated as of November 14, 1990, and as further amended on December 19, 1997, between the Company and ChaseMellon Shareholder Services, LLC (as successor to Manufacturers Hanover Trust Company), as Rights Agent (the "Rights Agreement"). The Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase or acquire Common Shares under each of the Company Stock Plans (each a "Company Option"), including the plan, the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above and in the Stock Option Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this subsection (b), convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt").

     (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate, subject only to approval of the Merger by the holders of at least a majority of the outstanding Common Shares voting separately as a class (the "Company Common Stock Requisite Vote") and a majority of the outstanding Preferred Shares voting separately as a class (the "Company Preferred Stock Requisite Vote" and, together with the Company Common Stock Requisite Vote, the "Company Requisite Vote"), the Merger. This Agreement and the Stock Option Agreement are the valid and binding agreements of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (ii) The board of directors of the Company (A) has unanimously declared that the Agreement, the Stock Option Agreement, the Merger and the other transactions contemplated hereby and thereby are advisable and in the best interests of the Company, (B) has authorized, approved and adopted in all respects the Agreement, the Stock Option Agreement, the Merger and the other transactions contemplated hereby and thereby, and (C) has received the opinion of its financial advisors, Salomon Smith Barney, to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to such holders.

     (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act"), (C) to comply with state securities or "blue-sky" laws, (D) required to be made with the NYSE or Nasdaq, and (E) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance or similar regulatory authorities of Arizona, Florida, Georgia, New York, South Carolina, Texas, Puerto Rico, Mexico, Cayman Islands, Argentina, Turks & Caicos, Dominican Republic and the United Kingdom and such notices and consents as may be required under the antitrust notification insurance laws of any state in which the Company, Parent or any of their respective subsidiaries is domiciled or does business, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

     (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 5.1(d)(i)), any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.
Section 5.1(d) of the Company Disclosure Letter sets forth, to the knowledge of the executive officers of the Company, a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement and the Stock Option Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above), except those the failure to obtain, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

     (e) Company Reports; Financial Statements. (i) The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1994 including (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Audit Date"), and (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

     (ii) The Company has made available to Parent true and complete copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1994, 1995 and 1996 and the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Company SAP Statements"). The Company SAP Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Company SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and, to the knowledge of the executive officers of the Company, no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The statutory balance sheets and income statements included in the Company SAP Statements have been audited by Price Waterhouse LLP, and the Company has made available to Parent true and complete copies of all audit opinions related thereto. The Company has made available to Parent true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1994 relating to the Company Insurance Subsidiaries. The term "knowledge" when used in this Agreement with respect to the executive officers of the Company shall mean the actual knowledge, after reasonable inquiry, of the executive officers of the Company.

     (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted the businesses of the Company and its Subsidiaries, taken as a whole, only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, management, properties, prospects, business or results of operations of the Company and its Subsidiaries or, to the knowledge of the executive officers of the Company, any development or combination of developments which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company, except for regular quarterly cash dividends on its Common Shares publicly announced prior to the date hereof and regular quarterly cash dividends on its Preferred Shares paid in accordance with the Company's Articles of Incorporation prior to the date hereof; (iv) any change by the Company in accounting principles, practices or methods other than those required by GAAP or SAP; (v) any material addition, or any development involving a prospective material addition, to the Company's consolidated reserves for future policy benefits or other policy claims and benefits; or (vi) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Company Insurance Subsidiary. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans (as hereinafter defined) other than increases or amendments in the ordinary course.

     (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries, directors or officers or (ii) obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which the executive officers of the Company have knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     (h) Employee Benefits.

          (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

          (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and the Company is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the executive officers of the Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(5) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any

     Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

          (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in the Company Disclosure Letter. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

          (vii) The consummation of the Merger and the other transactions contemplated by this Agreement, either alone or in connection with a subsequent termination of employment, will not (x) entitle any employees of the Company or its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

          (viii) All Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

          (ix) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment arrangement would be treated as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).
     Schedule 5.1(h)(ix) contains a true and complete list of each such employment arrangement in existence as of the date hereof. To the extent that any employment arrangement set forth on Schedule 5.1(h)(ix) has been superseded, the new arrangement is not materially different than the superseded arrangement.

     (i) Compliance with Laws; Permits. (i) The business and operations of the Company and the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities(collectively, "Insurance Laws"), except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each Company Insurance Subsidiary and, to the knowledge of the executive officers of the Company, its agents have marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable prohibitions against "redlining" or withdrawal of business lines, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (iii) all applicable requirements relating to insurance product projections and illustrations. In addition, (i) there is no pending or, to the knowledge of the executive officers of the Company, threatened charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the executive officers of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; (ii) none of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Company Insurance Subsidiary (as opposed to insurance companies generally) which is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and (iii) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     In addition to Insurance Laws, except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively with Insurance Laws, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in the Company Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the executive officers of the Company, threatened, nor, to the knowledge of the executive officers of the Company, has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. To the knowledge of the executive officers of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement or the Voting Agreement.

     (j) Takeover Statutes. Prior to entering into this Agreement and the Stock Option Agreement, the Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Sections 607.0901 and 607.0902 of the FBCA) (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the charter or by-laws of the Company (including
Article VIII of the Company's Third Amended and Restated Articles of Incorporation) is, or at the Effective Time will be, applicable to the Company, Parent, the Shares, the Merger or any other transaction contemplated by this Agreement, the Stock Option Agreement or the Voting Agreement.

     (k) Environmental Matters. Except as disclosed in the Company Reports filed prior to the date hereof and except for such matters as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law;

(vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and
(viii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law.

     As used herein, the term "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or opinion, relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

     As used herein, the term "Hazardous Substance" means any substance that is:
(A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

     (l) Tax Matters. As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (m) Taxes. Except as provided in Section 5.1(m) of the Company Disclosure Letter and except for such matters as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

          (i) the Company and each of its Subsidiaries have filed completely and correctly all Tax Returns (as defined below) that are required by all applicable laws to be filed by them, and (x) have paid, or made adequate provision for the payment of, all Taxes (as defined below) which have or may become due and payable pursuant to those Tax Returns, have paid all estimated Taxes due and (y) have paid all other charges, claims and assessments received to date other than those charges, claims and assessments for Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Company Reports;

          (ii) all Taxes which the Company and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined below) to the extent due and payable;

          (iii) neither the Company nor any of its Subsidiaries have executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Company or its Subsidiaries for the fiscal years prior to and including the most recent fiscal year;

          (iv) the Company and its Subsidiaries have never been members of any consolidated group for income tax purposes other than the consolidated group of which the Company is the common parent; and the Company and its Subsidiaries are not parties to any tax sharing agreement or arrangement, other than with each other;

          (v) no liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith;

          (vi) all of the income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service or appropriate Taxing Authority, or the statute of limitations with respect to the relevant Tax liability expired, for all taxable periods through and including the period ending on the date on which the Effective Time occurs;

          (vii) all Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any Taxing Authority have been paid in full;

          (viii) there is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes;

          (ix) the Company is not bound by any currently effective private ruling, closing agreement or similar agreement with any Taxing Authority relating to a material amount of Taxes;

          (x) the Company shall not be required to include in a taxable period ending after the Effective Time, any taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law;

          (xi) (A) no material amount of property of the Company is "tax exempt property" within the meaning of Section 168(h) of the Code, (B) no material amount of assets of the Company is subject to a lease under Section 7701(h) of the Code, and (C) the Company is not a party to any material lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982; and

          (xii) immediately following the Merger, the Company will not have any material amount of income or gain that has been deferred under Treasury Regulation Section 1.1502-13, or any material excess loss account in a Subsidiary under Treasury Regulation Section 1.1502-19; and

          (xiii) the Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code.

     As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean, with respect to any Person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, premium, gains, sales, use, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding (whether on amounts paid to or by such Person), payroll, employment, unemployment, social security, excise, severance, stamp, occupation, or environmental tax, customs, duties, or other like assessments or governmental charges of any kind whatsoever, together with any interest, penalties, additions or additional amounts imposed with respect thereto (including, without limitation, penalties for failure to file Tax Returns), (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in clause (a) hereof and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person; (ii) the term "Tax Return(s)" shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Taxing Authority; and (iii) the term "Taxing Authority" shall mean any authority responsible for the imposition, collection or administration of any Tax.

     (n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

     (o) Intellectual Property.

     (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and to the knowledge of the executive officers of the Company all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

     (ii) Except as disclosed in Company Reports filed prior to the date hereof or as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

          (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Third-Party Intellectual Property Rights");

          (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the "Company Intellectual Property Rights"); (II) any trade secret material to the Company; or (III) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the executive officers of the Company, are threatened by any Person;

          (C) the executive officers of the Company do not know of any valid grounds for any bona fide claims (I) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

          (D) to the knowledge of the executive officers of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

     (p) Material Contracts. All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto are described in the Company Reports or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor any other party is in breach of or in default under any such contract except for such breaches and defaults as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries or, except as specifically identified on Section 5.1(p) of the Company Disclosure Letter, assuming the consummation of the transactions contemplated by this Agreement, Parent or any of its Subsidiaries to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries.

     (q) Rights Plan. (i) Prior to Parent entering into this Agreement, the Stock Option Agreement and the Voting Agreement, the Company has taken all actions necessary such that, for all purposes under the Rights Agreement, Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and the rights issuable pursuant to the Rights Agreement (the "Rights") will not separate from the Common Shares, as a result of Parent's entering into this Agreement, the Stock Option Agreement or the Voting Agreement or consummating the Merger and/or the other transactions contemplated hereby or thereby.

     (ii) The Company has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (A) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement. If requested to do so by Parent, the Company will take all action as may be necessary to extend the term of the Rights Agreement beyond March 10, 1998 or (ii) to adopt a new rights agreement (the "New Rights Agreement") upon expiration of the Rights Agreement which is identical in all respects to the Rights Agreement, and to provide that the Rights Agreement or New Rights Agreement shall not expire or terminate prior to the earlier of the Effective Time and the date that this Agreement is terminated pursuant to the terms hereof. In the event that the Parent requests the Company to adopt a New Rights Agreement, the Company will take all action as may be necessary to ensure that the representations of the Company contained in this
Section 5.1(q) with respect to the Rights Plan are true and correct with respect to the New Rights Plan as well.

     (r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Salomon Smith Barney as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

     (s) Insurance Matters. (i) Except as otherwise are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts") and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

     (ii) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the executive officers of the Company, any other party to a reinsurance or coinsurance treaty or agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. No insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the direction to the Company and the Company Insurance Subsidiaries or the ceding by the Company and the Company Insurance Subsidiaries of insurance or reinsurance business in an aggregate amount equal to two percent or more of the consolidated gross premium income of the Company and the Company Insurance Subsidiaries for the year ended December 31, 1996.

     (iii) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since December 31, 1994, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, to the knowledge of the executive officers of the Company, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

     (iv) None of Standard & Poor's Corporation, Moody's Investors Service, Inc. or A.M. Best Company has announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of any Company Insurance Subsidiary and the Company has no reason to believe that any rating presently held by the Company Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason, including as a result of the transactions contemplated hereby.

     (v) Except as would not reasonably be expected to have a Company Material Adverse Effect, all annuity contracts and life insurance policies issued by each Company Insurance Subsidiary to an annuityholder domiciled in the United States meet all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such annuity contracts or life insurance policies, including, without limitation, the following: (A) each life insurance policy meets the requirements of sections 101(f), 817(h) or 7702 of the Code, as applicable; (B) no life insurance contract issued by any Company Insurance Company is a "modified endowment contract" within the meaning of section 7702A of the Code unless and to the extent that the holders of the policies have been notified of their classification; (C) each annuity contract issued, entered into or sold by any Company Insurance Subsidiary qualifies as an annuity under federal tax law; (D) each annuity contract meets the requirements of, and has been administered consistent with section 817(h) and 72 of the Code including but not limited to section 72(s) of the Code (except for those contracts specifically excluded from such requirement pursuant to section 72(s)(5) of the Code); (E) each annuity contract intended to qualify under sections 130, 403(a), 403(b) or 408(b) of the Code contains all provisions required for qualification under such sections of the Code; (F) each annuity contract marketed as, or in connection with, plans that are intended to qualify under section 401, 403, 408 or 457 of the Code complies with the requirements of such section; and (G) none of the Company Insurance Subsidiaries have entered into any agreement or are involved in any discussions or negotiations and there are no audits, examinations, investigations or other proceedings with the IRS with respect to the failure of any life insurance policy under section 7702 or 817(h) of the Code or the failure of any annuity contract to meet the requirements of section 72(s) of the Code. There are no "hold harmless" indemnification agreements respecting the tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Company Insurance Subsidiaries, and there have been no claims asserted by any Person under such "hold harmless" indemnification agreements so set forth.

     (t) Liabilities and Reserves. (i) The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles. Such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company SAP Statements. The admitted assets of each Company Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by applicable Laws. In addition, the Company has delivered or made available to Parent copies of all work papers used as the basis for establishing the reserves for the Company and the Company Insurance Subsidiaries at December 31, 1995 and December 31, 1996, respectively.

     (ii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the executive officers of the Company, no claim or assessment is pending or threatened against any Company Insurance Subsidiary which is peculiar or unique to such Company Insurance Subsidiary by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

     (u) Investment Company. None of the Company Insurance Subsidiaries maintains any separate accounts. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable law to control an "investment advisor" as such term is defined in Section 2(a)(20) of the 1940 Act, whether or not registered under the Investment Advisers Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is an "investment company" as defined under the 1940 Act, and neither the Company nor any of its Subsidiaries sponsors any Person that is such an investment company.

     5.2.  Representations and Warranties of Parent and Merger
Subsidiary. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter") or in any Parent Report (as hereinafter defined) filed prior to the date hereof, Parent and Merger Subsidiary each hereby represent and warrant to the Company that:

     (a) Capitalization of Merger Subsidiary. The authorized stock of Merger Subsidiary consists of 1,000 shares of Common Stock, par value $.01 per share, 100 of which are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of stock or voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of stock or voting securities of Merger Subsidiary and (iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue or deliver, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Merger Subsidiary. Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     (b) Organization, Good Standing and Qualification. (i) Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, is not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's and Merger Subsidiary's charter and by-laws, each as amended to the date hereof. Parent's and Merger Subsidiary's charter and by-laws so delivered are in full force and effect.

     As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of Parent and its Subsidiaries taken as a whole.

     (c) Capital Structure. The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock, of which 701,493,275 shares were outstanding as of the close of business on September 30, 1997, and 6,000,000 shares of Serial Preferred Stock, par value $5.00 per share, none of which was outstanding as of the close of business on December 21, 1997. All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable.

     (d) Corporate Authority.

     (i) Each of the Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and

Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock and Parent Preferred Stock required to be issued pursuant to Article IV. The Parent Common Stock and Parent Preferred Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock and Parent Preferred Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

     (e) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws,
(D) required to be made with the NYSE or Nasdaq, and (E) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance of the states of Arizona, Florida, Georgia, New York, South Carolina, Texas, Puerto Rico, Mexico, Cayman Islands, Argentina, Turks & Caicos, Dominican Republic and the United Kingdom, and such notices and consents as may be required under the antitrust notification insurance laws of any state in which the Company, Parent or any of their respective subsidiaries is domiciled or does business, no notices, reports or other filings are required to be made by Parent or Merger Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Subsidiary from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     (ii) The execution, delivery and performance of this Agreement by Parent and Merger Subsidiary do not, and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or by-laws of Parent and Merger Subsidiary or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 5.2(e)(i)) or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     (f) Parent Reports; Financial Statements. Parent has made available to the Company each report or proxy statement prepared by it since December 31, 1994, including (i) Parent's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Parent Audit Date"), and (ii) Parent's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1996 and September 30, 1997, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports"). As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports

(including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     (ii) The annual and quarterly statements of each Subsidiary through which Parent conducts its insurance operations (the "Parent Insurance Subsidiaries") as filed with the applicable insurance regulatory authorities for the years ended December 31, 1994, 1995 and 1996 and the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Parent SAP Statements") were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Parent Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Parent SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no deficiency that is material to Parent and its Subsidiaries, taken as a whole, has been asserted with respect to any Parent SAP Statements by the applicable insurance regulatory body or any other governmental agency or body.

     (g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof, since the Parent Audit Date Parent and its Subsidiaries have conducted the business of Parent and its Subsidiaries, taken as a whole, only in, and have not engaged in any transaction material to the Company and its Subsidiaries, taken as a whole, other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, management, properties, prospects, business or results of operations of Parent and its Subsidiaries or any development or combination of developments of which management of Parent has knowledge that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Affect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof or declared and paid consistent with past practice (including customary increases); or (iv) any material addition, or any development involving a prospective material addition, to Parent's consolidated reserves for future policy benefits.

     (h) Tax Matters. As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the officers of Parent have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (i) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Goldman, Sachs & Co. and Barclays as its financial advisors.

     (j) Corporate Headquarters. It is the intention of Parent that the corporate headquarters of the Surviving Corporation shall remain in the State of Florida.

     (k) Insurance Matters. The business and operations of the Parent Insurance Subsidiaries have been conducted in compliance with all Insurance Laws, except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, each Parent Insurance Subsidiary and, to the knowledge of Parent's executive officers, its agents have marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of such Parent Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with
(i) all prohibitions against "redlining" or withdrawal of business lines, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (iii) all applicable requirements relating to insurance product projections and illustrations. In addition, (i) there is no pending or, to the knowledge of the executive officers of Parent, threatened charge by any insurance regulatory authority that any of the Parent Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the executive officers of the Parent, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations are, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect; (ii) none of the Parent Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Parent Insurance Subsidiary (as opposed to insurance companies generally) which is, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect; and (iii) the Parent Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which failure to file such reports is, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

     Except as otherwise are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Parent Insurance Subsidiaries and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by Parent or the Parent Insurance Subsidiaries which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

                                   ARTICLE VI

                                   COVENANTS

     6.1. Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or the Stock Option Agreement or set forth in Section 6.1 of the Company Disclosure Schedule):

          (a) its and its Subsidiaries's businesses shall be conducted in the ordinary and usual course (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or to enter into or engage in new lines of business without Parent's prior written approval);

          (b) to the extent consistent with (a) above it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates;

          (c) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its charter or bylaws or amend, modify or terminate the Rights Agreement except as contemplated by Section 5.1(q)(ii); (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect whollyowned Subsidiaries and other than regular quarterly dividends paid by the Company on its Common Shares not in excess of $0.11 per share and regular quarterly dividends paid by the Company on its Preferred Shares in accordance with the Company's Articles of Incorporation; or (v) repurchase, redeem or otherwise acquire, except in connection with any of the Company Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

          (d) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under any of the Company Stock Plans or upon conversion of the Preferred Shares or Convertible Notes); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (iii) make or authorize or commit for any capital expenditures other than in amounts not exceeding $5 million in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity, including by way of assumption reinsurance, in excess of $2 million individually or $5 million in the aggregate (other than in connection with ordinary course investment activities);

          (e) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans, other than awards made in the normal course under the Management Incentive Plan in respect of 1997 performance and grants of up to 20,000 restricted Common Shares to be made in January 1998 under the year 2000 Tenure Award Program, or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases);

          (f) neither it nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations legally due and payable and arising in the ordinary and usual course of business, claims arising under the terms of products, contracts or policies issued by the Company Insurance Subsidiaries in the ordinary and usual course of business and such other claims, liabilities or obligations as shall not exceed $5 million in the aggregate;

          (g) neither it nor any of its Subsidiaries shall make or change any Tax election, settle any material audit, file any amended tax returns or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

          (h) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary or affiliate to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries or affiliates;

          (i) neither it nor any of its Subsidiaries shall enter into any new quota share or other reinsurance transaction (A) which does not contain standard cancellation and termination provisions, (B) which, except in the ordinary course of business, materially increases or reduces the Company Insurance Subsidiaries' consolidated ratio of net written premiums to gross written premiums or (C) pursuant to which $5 million or more in gross written premiums are ceded by the Company Insurance Subsidiaries to any Person other than the Company or any of its Subsidiaries;

          (j) neither it nor any of the Company Insurance Subsidiaries will alter or amend in any material respect their existing investment guidelines or policies;

          (k) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

          (l) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     6.2. Acquisition Proposals. The Company will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and shall direct its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to and shall direct its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by means of an amendment to the Rights Agreement); provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or
(ii) at any time after 120 days from the date hereof if the Merger shall not by such date have been approved by the Company Requisite Vote (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement (as defined in Section 9.7); (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of the Company and its stockholders (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement (as defined in Section 9.7). The Company will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock and Parent Preferred Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/ Proxy Statement") constituting a part thereof) (the "S-4

Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.4. Stockholders Meetings. The Company will take, in accordance with its charter and by-laws, all action necessary to convene a meeting of holders of Common Shares (the "Common Stockholders Meeting") and a meeting of holders of Preferred Shares (the "Preferred Stockholders Meeting" and, together with the Common Stockholders Meeting, the "Stockholders Meetings") as promptly as practicable, but in no event more than 45 days, after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the Merger. Subject to fiduciary obligations under applicable law, the Company's board of directors shall recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. Without limiting the generality of the foregoing, in the event that the Company's board of directors withdraws or modifies its recommendation, the Company nonetheless shall cause the Stockholders Meetings to be convened and a vote taken with respect to the Merger and the board of directors shall communicate to the Company's stockholders its basis for such withdrawal or modification as contemplated by Section 607.1103(2)(a) of the FBCA.

     6.5. Filings; Other Actions; Notification. (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent shall also use all reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

     (b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all best efforts (i) to cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with, as a result of or in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, upon request of Parent, all material consents required in connection with the consummation of the Merger; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by the Company of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, could, in the judgment of the Board of Parent, materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this

Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

     (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

     (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

     (e) The Company shall use its best efforts to cause the Company and each of the persons listed in Section 6.5(e) of the Company Disclosure Schedule to enter into prior to the Effective Time an Amendment of Severance Agreement in the form attached hereto as Exhibit D or E, as applicable.

     6.6. Taxation. Subject to Section 6.2, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent and the Company agrees to use all reasonable efforts to cure any impediment to the qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     6.7. Access. (a) Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to the Company's and its Subsidiaries' management, properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning the Company's and its Subsidiaries' business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this
Section 6.7(a) shall be directed to an executive officer of the Company or such Person as may be designated by the Company's officers. All such information shall be governed by the terms of the Confidentiality Agreement (as hereinafter defined).

     (b) Upon reasonable notice, and except as may otherwise be required by applicable law, Parent shall afford the Company's Representatives such access as is reasonably requested (giving due consideration to the size and capitalization of, and availability of public information concerning, Parent and the pricing and other terms contained in this Agreement), during normal business hours throughout the period prior to the Effective Time, to a limited number of Parent's management personnel and all relevant books and records, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Parent, and provided, further, that the foregoing shall not require Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality. All requests for information made pursuant to this Section 6.7(b) shall be directed to an executive officer of Parent or such Person as may be designated by Parent's officers. All such information shall be governed by the terms of the Confidentiality Agreement (as hereinafter defined).

     6.8. Affiliates. Prior to the date of the Stockholders Meeting, the Company shall deliver to Parent a list of names and addresses of those Persons who will be, in the opinion of the Company, as of the time of the Stockholders Meeting referred to in Section 6.4, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company unless Parent delivers to the Company, on or before the date of the Stockholders Meetings, an opinion of counsel reasonably satisfactory to the Company to the effect that such Person is such an affiliate. The Company shall exercise its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meetings, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Stockholders Meetings substantially in the form attached as Exhibit C (the "Affiliates Letter"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock or Parent Preferred Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock and Parent Preferred Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

     6.9. Stock Exchange Listing and De-listing. Parent shall use its reasonable best efforts to cause (i) the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance and (ii) the shares of Parent Preferred Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause (i) the Common Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time and (ii) the Preferred Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.10. Publicity. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange interdealer quotation service.

     6.11.  Benefits.

     (a) Stock Options.

          (i) At the Effective Time, each Company Option whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time and assuming that the Common Stock Merger Consideration consisted entirely of Parent Common Stock (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the Common Shares otherwise purchasable pursuant to such Company Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing; provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that to the extent that Common Shares acquired upon exercise of a Company Option would be subject to vesting or other restrictions under the terms of the relevant Company Stock Plan under which such Company Option was issued ("Company Restricted Shares"), the number of shares of Parent Common Stock to be issued upon exercise of an assumed

     Company Option in accordance with the foregoing that bears the same ratio to the total shares of Parent Common Stock deemed purchasable pursuant to such assumed Company Option as the number of Company Restricted Shares bears to the total number of Company Shares issuable under such Company Option shall be subject to the same vesting and other restrictions as would be applicable to the Company Restricted Shares. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Plans to permit the assumption of the unexercised Company Options by Parent pursuant to this Section.

          (ii) Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of the relevant Company Stock Plan under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form (or shall cause such Company Option to be deemed to be an option issued pursuant to a Parent Stock Plan for which shares of Parent Common Stock have previously been registered pursuant to an appropriate registration form) with respect to the Parent Common Stock subject to such Company Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

     (b) Employee Benefits. Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with benefits under the Company's and its Subsidiaries' existing employee benefit plans (other than plans involving the issuance or award of Shares or rights to acquire Shares) that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees. Any such employees will receive credit under any plans of Parent or any of its Subsidiaries for service with the Company or any of its Subsidiaries or predecessors (to the extent service with such predecessors was credited under the Compensation and Benefit Plans disclosed in the Company Disclosure Letter) prior to the Effective Time for the purpose of determining eligibility and vesting; and Parent shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans of the Parent or any of its Subsidiaries to be waived with respect to such participants and their eligible dependents. All discretionary awards and benefits under any employee benefit plans of Parent or any of its Subsidiaries shall be subject to the discretion of the persons or committee administering such plans.

     6.12. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

     6.13. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, (when acting in such capacity) determined as of the Effective Time (each, an Indemnified Party and, collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Florida law and its charter or by-laws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met), and an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") or D&O Insurance that is substantially comparable to the Company's existing D&O Insurance for a period of two years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (such last annual premium being hereinafter referred to as the "Current Premium"); provided, however, that if the existing D&O Insurance or substantially comparable D&O Insurance cannot be acquired during the two-year period for not in excess of 200% of the Current Premium, then the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. If the D&O Insurance is terminated prior to the end of the sixth anniversary of the Effective Time, the Surviving Corporation will purchase extended reporting coverage under D&O Insurance covering claims made during the remainder of such period with respect to acts which occurred prior to the Effective Time.

     (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.14. Convertible Notes. The Company shall repay, at par, the aggregate principal amount outstanding under the Convertible Notes and cancel such Convertible Notes in their entirety if they are outstanding as of the Effective Time.

     6.15.  Other Actions by the Company and Parent.

     (a) Rights. If requested by Parent prior to the Effective Time, the board of directors of the Company shall take all necessary action to terminate or redeem all of the outstanding Rights and to terminate the Rights Agreement, effective immediately prior to the Effective Time.

     (b) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Voting Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Stock Option Agreement or the Voting Agreement, as the case may be,

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

or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     (c) Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Common Shares and Preferred Shares so that holders of Common Shares and Preferred Shares do not receive dividends on (i) both Common Shares and Parent Common Stock received in the Merger or (ii) both Preferred Shares and Parent Preferred Stock received in the Merger in respect of any calendar quarter or portion thereof or fail to receive a dividend on (i) either Common Shares or Parent Common Stock received in the Merger or on (ii) either Preferred Shares or Parent Preferred Stock received in the Merger in respect of any calendar quarter.

                                  ARTICLE VII

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) Stockholder Approval. The Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole stockholder of Merger Subsidiary in accordance with applicable law.

     (b) Listing. The shares of Parent Common Stock issuable to the holders of Common Shares pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance. The shares of Parent Preferred Stock issuable to the holders of Preferred Shares pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

     (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents"), in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be).

     (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order").

     (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC.

     (f) Blue Sky Approvals. Parent shall have received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated hereby.

     7.2. Conditions to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement; and the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Company Material Adverse Effect", "material" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (c) Consents. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consents or approvals is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or is not, individually or in the aggregate, reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; and no such consent or approval, and no Governmental Consent shall impose any condition or conditions relating to, or requiring changes or restrictions in, the operations of any asset or businesses of the Company, Parent or their respective Subsidiaries which could, in the judgment of the Board of Parent, individually or in the aggregate, materially and adversely impact the economic or business benefits to Parent and its Subsidiaries of the transactions contemplated by this Agreement.

     (d) Tax Opinion. Parent shall have received, prior to the effective date of the S-4 Registration Statement, the opinion of Sullivan & Cromwell, counsel to Parent, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code, and such firm shall have reconfirmed such opinion as of the Closing Date. In rendering such opinion, Sullivan & Cromwell may rely upon and require such certificates of the Company, Parent and Merger Subsidiary and/or their officers or principal shareholders as are customary for such opinions.

     (e) Affiliates Letters. Parent shall have received an Affiliates Letter from each Person identified as an affiliate of the Company pursuant to Section 6.8.

     (f) Employment Agreements. The employment agreements entered into as of December 21, 1997 between the Company and Messrs. Gaston and Dennison, respectively, shall be in full force and effect.

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Parent Material Adverse Effect", "material" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

     (b) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

     (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents or approvals is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or is not, individually or in the aggregate, reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

     (d) Tax Opinion. The Company shall have received, prior to the effective date of the S-4 Registration Statement, the opinion of Jorden Burt Berenson & Johnson LLP, counsel to the Company, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code, and such firm shall have reconfirmed such opinion as of the Closing Date. In rendering such opinion, Jorden Burt Berenson & Johnson LLP may rely upon and require such certificates of the Company, Parent and Merger Subsidiary and/or their officers or principal shareholders as are customary for such opinions.

                                  ARTICLE VIII

                                  TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

     8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned (i) by action of the Board of Directors of either Parent or the Company if the Merger shall not have been consummated by September 30, 1998, whether such date is before or after the date of approval by the stockholders of the Company (the "Termination Date"), (ii) by action of the Board of Directors of Parent, if the Company Common Stock Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, (iii) by action of the Board of Directors of the Company, if the Company Common Stock Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof and prior to or at the time of such meeting no Person shall have made an Acquisition Proposal to the Company or any of its Subsidiaries or any of its stockholders or shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, (iv) by action of the Board of Directors of the Company at any time after 180 days from the date hereof, if the Company Common Stock Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof and prior to or at the time of such meeting any Person shall have made an Acquisition Proposal to the Company or any of its Subsidiaries or any of its stockholders or shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, or
(v) by action of the Board of Directors of either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company or Parent); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company:

          (a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Merger shall not have been approved by the Company Requisite Vote, (iii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) Parent does not make, prior to the later of (x) five business days after receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal (the "Alternative Transaction Notice"), or (y) the
     Section 8.3 Termination Date (as hereinafter defined), an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, as the Superior Proposal, taking into account the long term prospects and interests of the Company and its stockholders, and (v) the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.5. Without limiting the generality of the foregoing, the Company agrees and acknowledges (x) that it cannot terminate this Agreement pursuant to this Section 8.3(a) in order to enter into a binding agreement referred to in clause (iii) above until at least the date falling 180 days from the date of this Agreement (the "Section 8.3 Termination Date") or, if later, five business days after receipt of the Alternative Transaction Notice and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its Alternative Transaction Notice shall change at any time after giving such notification.

          (b) if there has been a material breach by Parent or Merger Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to the party committing such breach.

     8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of Parent referred to in Section 7.1(a), by action of the Board of Directors of Parent if (a) the Company enters into a binding agreement for a Superior Proposal or the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or, after the mailing of the Prospectus/Proxy Statement, failed to reconfirm its recommendation of this Agreement within ten business days after a reasonable written request by Parent to do so, or (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Parent to the party committing such breach.

     8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

     (b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.2(iv) or Section 8.3(a) or (ii) by Parent pursuant to
Section 8.2(ii) (and prior to, or at the time of the meeting referred to therein any Person shall have made an Acquisition Proposal to the Company or any of its Subsidiaries or any of its stockholders or shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries) or Section 8.4(a), then the Company shall promptly, but in no event later than two days after the date of such termination or date of entrance into an agreement concerning a transaction that constitutes an Acquisition Proposal or such earlier time as required by this Agreement, pay Parent a termination fee of $66 million payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Subsidiary commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Subsidiary its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of The Chase Manhattan Bank, in effect from time to time during such period plus two percent.

     (c) In the event this Agreement is terminated (i) by the Company pursuant to Section 8.2(iii) or (ii) by Parent pursuant to Section 8.2(ii) and prior to, or at the time of the meeting referred to therein, no Person shall have made an Acquisition Proposal to the Company or any of its Subsidiaries or any of its stockholders or shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, then the Company shall promptly, but in no event later than two business days after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby ("Expenses"), pay to Parent the amount of such Expenses up to a maximum of $5,000,000 and, if within 18 months of such termination, the Company enters into an agreement concerning a transaction that constitutes an Acquisition Proposal, the Company at the time of entering into such agreement, shall pay to Parent the termination fee of $66 million, in each case payable by wire transfer of same day funds.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Sections 6.11 (Benefits) and 6.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.7 (Access), insofar as it relates to the Company's and Parent's respective confidentiality obligations,
Section 6.12 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5. GOVERNING LAW; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT THAT MATTERS RELATING TO THE VALIDITY AND EFFECTS OF THE MERGER AND THE FIDUCIARY OBLIGATIONS OF THE DIRECTORS OF THE COMPANY REFERRED TO IN SECTION 6.2 AND 6.4 HEREOF SHALL BE GOVERNED BY THE APPLICABLE PROVISIONS OF THE FLORIDA BUSINESS CORPORATION LAW.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESEN-

TATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND
(iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     (c) THE COMPANY AND MERGER SUBSIDIARY EACH AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING WITH RESPECT TO THIS AGREEMENT, IT SHALL SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND AGREES TO VENUE IN SUCH COURTS. THE COMPANY AND MERGER SUBSIDIARY EACH HEREBY APPOINTS THE SECRETARY OF THE COMPANY AND MERGER SUBSIDIARY, RESPECTIVELY, AS ITS AGENT FOR SERVICE OF PROCESS FOR PURPOSES OF THE FOREGOING SENTENCE ONLY.

     9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

         if to Parent or Merger Subsidiary

         American International Group, Inc.
         70 Pine Street
         New York, New York 10270
         Attention: General Counsel
         fax: (212) 785-1584

         (with a copy to James C. Morphy, Esq.,
         Sullivan & Cromwell
         125 Broad Street
         New York, NY 10004
         fax: (212) 558-3588)

         if to the Company

         American Bankers Insurance Group, Inc.
         11222 Quail Roost Drive
         Miami, Florida 33157
         Attention: Chief Executive Officer
         fax: (305) 252-7068

         (with a copy to Josephine Cicchetti, Esq.,
         Jorden Burt Berenson & Johnson LLP
         777 Brickell Avenue, Suite 500
         Miami, Florida 33131
         fax: (305) 372-9928

         and

         Jonathan L. Freedman, Esq.
         Dewey Ballantine LLP
         1301 Avenue of the Americas
         New York, New York 10019
         fax: (212) 259-6333)
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Stock Option Agreement and the Confidentiality Agreement between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     9.8. No Third Party Beneficiaries. Except as provided in Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

     9.13. Alternative Transaction Structure. Notwithstanding anything to the contrary contained in this Agreement, if the Company Preferred Stock Requisite Vote is not obtained at the meeting duly convened to consider the Merger or Parent reasonably determines that the Company Preferred Stock Requisite Vote is not likely to be obtained pursuant to the Agreement (other than pursuant to this Section 9.13), Parent shall, subject to the Company Common Stock Requisite Vote and the other terms and conditions of this Agreement, merge Merger Subsidiary with and into the Company such that the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the Surviving Corporation. In connection with the alternative transaction contemplated by the prior sentence, the Company shall take all actions reasonably requested by Parent including, without limitation, promptly amending this Agreement, as Parent may reasonably deem necessary or appropriate, including, if applicable, to provide that the Preferred Shares shall remain outstanding after the Merger pursuant to the same terms and conditions as are in effect on the date hereof (except that the Preferred Shares shall be convertible into Parent Common Stock) and adding, if applicable, the number of days between the date of the Preferred Stockholders Meeting and the date of the Common Stockholders Meeting to the time periods set forth in Section 8.2(i) and (iv) and the Section 8.3 Termination Date and eliminating the covenant contained in Section 6.6 and the conditions to closing contained in Sections 7.2(d) and 7.3(d).

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                      AMERICAN BANKERS INSURANCE GROUP, INC.

                                      By: /s/ GERALD N. GASTON
                                         ---------------------------------------
                                              Name: Gerald N. Gaston
                                              Title: Vice Chairman, President
                                                     and Chief Executive Officer

                                      AMERICAN INTERNATIONAL GROUP, INC.

                                      By: /s/ HOWARD I. SMITH
                                         ---------------------------------------
                                              Name: Howard I. Smith
                                              Title: Executive Vice President

                                      AIGF, INC.

                                      By: /s/ HOWARD I. SMITH
                                         ---------------------------------------
                                              Name: Howard I. Smith
                                              Title: President

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     AMENDMENT No. 1, dated as of January 28, 1998 (the "Amendment"), to that certain Agreement and Plan of Merger, dated as of December 21, 1997, as amended and restated as of January 7, 1998 (the "Agreement"), among American Bankers Insurance Group, Inc., a Florida corporation ("ABIG"), American International Group, Inc., a Delaware corporation ("AIG") and AIGF, Inc., a Florida corporation and a wholly-owned subsidiary of AIG ("AIGF").

     WHEREAS, pursuant to Section 9.2 of the Agreement, ABIG, AIG and AIGF have determined to amend Section 4.1(e) of the Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, ABIG, AIG and AIGF hereby agree as follows:

          1. All capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

          2. The first two sentences of the second paragraph in Section 4.1(e) of the Agreement are hereby deleted in their entirety and in lieu thereof the following shall be inserted:

             Parent and the Company each shall use its best efforts to make the Election Form available to all persons who become holders of record of Common Shares during the period between the record date for the Common Stockholders Meeting and 5:00 P.M., New York City time, on the third trading day prior to the date of the consummation of the Merger (the "Election Deadline"). Parent will publicly announce the Election Deadline not later than 10:00 A.M. on the trading day preceding the date on which the Election Deadline occurs.

          3. As amended hereby, the Agreement shall remain and continue in full force and effect pursuant to its terms, and ABIG, AIG and AIGF hereby confirm all of the terms of the Agreement as amended by this Amendment No. 1.

          4. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflict of law principles thereof.

          5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                      AMERICAN BANKERS INSURANCE GROUP, INC.

                                      By: /s/ GERALD N. GASTON
                                         ---------------------------------------
                                              Name: Gerald N. Gaston
                                              Title: Vice Chairman, President
                                                     and Chief Executive Officer

                                      AMERICAN INTERNATIONAL GROUP, INC.

                                      By: /s/ HOWARD I. SMITH
                                         ---------------------------------------
                                              Name: Howard I. Smith
                                              Title: Executive Vice President

                                      AIGF, INC.

                                      By: /s/ HOWARD I. SMITH
                                         ---------------------------------------
                                              Name: Howard I. Smith
                                              Title: President

                                  APPENDIX II

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of December 21, 1997 (the "Agreement"), between AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation (the "Grantee"), and AMERICAN BANKERS INSURANCE GROUP, INC., a Florida corporation (the "Grantor").

     WHEREAS, the Grantee, AIGF, INC., a Florida corporation and a wholly owned subsidiary of the Grantee ("Newco"), and the Grantor are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of the Grantor with and into Newco (the "Merger");

     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Grantee and Newco have requested that the Grantor grant to the Grantee an option to purchase up to 8,265,626 shares of Common Stock, par value $1.00 per share, of the Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

     WHEREAS, in order to induce the Grantee and Newco to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. The Option; Exercise; Adjustments; Payment of Spread. (a) Contemporaneously herewith the Grantee, Newco and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 8,265,626 shares of Common Stock (the "Shares") at a cash purchase price equal to $47.00 per share (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of one of the events set forth in Section 2(d) hereof, and prior to the termination of the Option in accordance with the terms of this Agreement.

     (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below) and applicable insurance regulatory approvals) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and out standing shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by 8,265,626.

     (c) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the high est price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to one of the transactions enumerated in Section 2(d) hereof (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the NYSE Composite Tape on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase

Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

     2. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

          (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

          (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

          (c) Any approval required to be obtained prior to the delivery of the Shares under the insurance laws of any state or foreign jurisdiction shall have been obtained and be in full force and effect; and

          (d) (i) any person (other than Grantee or any of its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act") a tender offer, or shall have filed a registration statement under the Securities Act of 1933 (the "Securities Act") with respect to an exchange offer, to purchase any shares of Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the Exchange Act) of which such person is a member shall have acquired beneficial ownership (as such term is defined in rule 13d-3 of the Exchange Act), or the right to acquire beneficial ownership, of 15 percent or more of the then outstanding Common Stock; (ii) any person (other than Grantee or any of its subsidiaries) shall have publicly announced or delivered to Grantor a proposal, or disclosed publicly or to Grantor an intention to make a proposal, to purchase 15% or more of the assets or any equity securities of, or to engage in a merger, reorganization, tender offer, share exchange, consolidation or similar transaction involving the Grantor or any of its subsidiaries (an "Acquisition Transaction"); (iii) Grantor or any of its subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement, including without limitation, an agreement in principle, with any person (other than Grantee or any of its subsidiaries) to effect or provide for an Acquisition Transition; (iv) any person shall solicit proxies or consents or announce a bona fide intention to solicit proxies or consents from Grantor's stockholders (x) relating to directors, (y) in opposition to the Merger, the Merger Agreement or any related transactions or (z) relating to an Acquisition Transaction (other than solicitations of stockholders seeking approval of the Merger, the Merger Agreement or any related transactions); or (v) any person (other than Grantee or any of its subsidiaries) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Common Stock (other than trust account shares) aggregating 15 percent or more of the then outstanding Common Stock. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     3. The Closing. (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or, if the conditions set forth in Section 2(a), (b) or (c) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date,
(i) in the event of a closing pursuant to Section 1(b) hereof, the Grantor will deliver to the

Grantee a certificate or certificates, representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to Section 1(c) hereof. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

     (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

     4. Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the con summation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option and paid for by Grantee as contemplated hereby, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise required by the HSR Act and applicable insurance laws, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of Grantor's charter or by-laws, or any material indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; (e) no "fair price", "moratorium", "control share acquisition," "interested shareholder" or other form of antitakeover statute or regulation, including without limitation, Sections 607.0901 or 607.0902 of the Florida Business Corporation Act, or similar provision contained in the charter or by-laws of Grantor, including without limitation, Article VIII of Grantor's Third Amended and Restated Articles of Incorporation, is or shall be applicable to the acquisition of Shares pursuant to this Agreement; and (f) the Grantor has taken all corporate action necessary so that any Shares acquired pursuant to this Agreement shall not be counted for purposes of determining the number of shares of Common Stock beneficially owned by the Grantee or any of its Affiliates or Associates (as such terms are defined in the Rights Agreement) pursuant to the Rights Agreement, as amended and restated on November 14, 1990, as amended on December 19, 1997, between the Grantor and ChaseMellon Shareholder Services, LLC (as successor to Manufacturers Hanover Trust Company), as Rights Agent (the "Rights Agreement").

     5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and constitutes a valid and binding obligation of Grantee; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

     6. Listing of Shares; Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the New York Stock Exchange, Inc. (the "NYSE"), the Grantor will promptly file an application to list the Shares on the NYSE and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act and the applicable insurance laws of each state and foreign jurisdiction; provided, however, that if the Grantor is unable to effect such listing on the NYSE by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

     7. Repurchase of Shares. If by the date that is the first anniversary of the date the Merger Agreement was terminated pursuant to the terms thereof (the "Merger Termination Date"), neither the Grantee nor any other Person has acquired more than fifty percent (excluding the Shares) of the shares of outstanding Common Stock, then the Grantor has the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares at the greater of
(i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within thirty days following the end of the one year period after the Merger Termination Date, the Repurchase Right lapses. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 20 business days and not earlier than 10 business days following the date such notice is given) for the closing of such purchase.

     8. Sale of Shares. At any time prior to the first anniversary of the Merger Termination Date, the Grantee shall have the right to sell (the "Sale Right") to the Grantor all, but not less than all, of the Shares at the greater of (i) the Purchase Price, or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantee gives written notice of its intention to exercise the Sale Right. If the Grantee does not exercise the Sale Right prior to the first anniversary of the Merger Termination Date, the Sale Right terminates. In the event the Grantee wishes to exercise the Sale Right, the Grantee shall send a written notice to the Grantor specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given for the closing of such sale.

     9. Registration Rights. (a) In the event that the Grantee shall desire to sell any of the Shares within three years after the purchase of such Shares pursuant here to, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such under writers upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 60 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or material transaction involving the Grantor or interfere with any previously planned securities offering by the Company.

     (b) If the Common Stock is registered pursuant to the provisions of this
Section 9, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 45 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless (i) Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "Underwriters") ((i) and
(ii) being referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to the Grantor by the Indemnified Parties expressly for use or incorporation by reference therein.

     (c) The Grantee and the Underwriters shall indemnify and hold harmless the Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee or the Underwriters, as applicable, specifically for use or incorporation by reference therein.

     10. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

     11. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     12. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

         If to the Grantee:

        American International Group, Inc.
        70 Pine Street
        New York, New York 10270
        Attn: General Counsel
        Telecopy: (212) 785-1584

        With a copy to:

        Sullivan & Cromwell
        125 Broad Street
        New York, NY 10004
         Attn: James C. Morphy, Esq.
        Telecopy: (212) 558-3588

         If to the Grantor:

         American Bankers Insurance Group, Inc.
        11222 Quail Roost Drive
        Miami, Florida 33157
        Attn: Chief Executive Officer
        Telecopy: (305) 252-7068

        With a copy to:

        Jorden Burt Berenson & Johnson LLP
        777 Brickell Avenue
        Suite 500
        Miami, Florida 33131
        Attn: Josephine Cicchetti
        Telecopy: (305) 372-9928

        and

        Dewey Ballantine LLP
        1301 Avenue of the Americas
        New York, New York 10019
        Attn: Jonathan L. Freedman
        Telecopy: (212) 259-6333

     13. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successor in interest or as signs shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

     14. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

     15. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Newco), but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

     16. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware(regardless of the laws that might other wise govern under applicable Delaware principles of conflicts of law).

     THE GRANTOR AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING WITH RESPECT TO THIS AGREEMENT, IT SHALL SUBMIT TO THE

JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND AGREES TO VENUE IN SUCH COURTS. THE GRANTOR HEREBY APPOINTS THE SECRETARY OF THE GRANTOR AS ITS AGENT FOR SERVICE OF PROCESS FOR PURPOSES OF THE FOREGOING SENTENCE ONLY.

     19. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time (as defined in the Merger Agreement); (ii) 90 days after the Merger Termination Date (the date referred to in clause (ii) being hereinafter referred to as the "Option Termination Date") and, (iii) 18 months after the date hereof; provided that, if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a), (b) or (c) hereof have not yet been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

     All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

     20. Profit Limitation. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $66 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) deliver to the Grantor for cancellation Shares previously purchased by Grantee, (b) pay cash or other consideration to the Grantor or (c) undertake any combination thereof, so that Grantee's Total Profit shall not exceed $66 million after taking into account the foregoing actions.

     Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $66 million and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $66 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

     As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 8.5 of the Merger Agreement and Section 1(c) hereof, (ii)
(x) the amount received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to Sections 7 or 8 hereof, less (y) the Grantee's purchase price for such Shares, and (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

     As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     21. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     22. Public Announcement. The Grantee will consult with the Grantor and the Grantor will consult with the Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law or the applicable rules and regulations of the NYSE.

     IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                      AMERICAN BANKERS INSURANCE GROUP, INC.

                                               /s/ GERALD N. GASTON

                                      ------------------------------------------
                                      By: Gerald N. Gaston
                                      Title: Vice Chairman, President, and Chief
                                             Executive Officer

                                      AMERICAN INTERNATIONAL GROUP, INC.

                                                /s/ HOWARD I. SMITH

                                      ------------------------------------------
                                      By: Howard I. Smith
                                      Title: Executive Vice President

                                  APPENDIX III

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (the "Agreement") is entered into as of December 21, 1997, between the undersigned stock holders (the "Stockholders") of AMERICAN BANKERS INSURANCE GROUP, INC., a Florida corporation (the "Company"), and AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation ("Parent").

     WHEREAS, concurrently with the execution and delivery of this Agreement, AIGF, INC., a Florida corporation and a wholly owned subsidiary of Parent ("Newco"), Parent and the Company have entered into an Agreement and Plan of Merger dated as of December 21, 1997 (the "Merger Agreement"), providing for the merger of the Company with and into Newco (the "Merger") pursuant to the terms and conditions of the Merger Agreement, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection with the Merger; and

     WHEREAS, as an inducement and a condition to Parent entering into the Merger Agreement, pursuant to which each Stockholder will receive the Common Stock Merger Consideration (as defined in the Merger Agreement) in exchange for each share of Common Stock, par value $1.00 per share, of the Company ("Company Common Stock") owned by such Stockholder, the Stockholders each have agreed to enter into this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. Representations of Stockholders. Each of the Stockholders severally represents as to himself or herself that such Stockholder:

          (a) is the holder in the capacity set forth on Exhibit A hereto of that number of shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit A (such Stockholder's "Shares");

          (b) does not beneficially own (as such term is defined in the Securities Exchange Act of 1934, as amended (the "1934 Act")) any shares of Company Common Stock other than his or her Shares, but excluding any shares of Company Common Stock which such Stockholder has the right to obtain upon the exercise of stock options and upon the conversion of Convertible Notes (as defined in the Merger Agreement) outstanding on the date hereof except, in the case of Mr. Landon for Shares subject to an option granted prior to the date hereof to a third party;

          (c) has the right, power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement, and this Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and such execution, delivery and performance by Shareholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which such Stockholder is a party or by which such Stockholder is bound; (ii) violate any order, writ, injunction decree or statute, or any rule or regulation, applicable to Stockholder or any of the properties or assets of Stockholder; or (iii) result in the creation of, or impose any obligation on such Stockholder to create, any lien, charge or other encumbrance of any nature whatsoever upon the Shares; and

          (d) the Shares are now and will at all times during the term of this Agreement be held by such Stockholder, or by a nominee or custodian for the account of such Stockholder, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights and any other encumbrances whatsoever with respect to the ownership, transfer or voting of such Shares; and there are no outstanding options, warrants or rights to purchase or acquire, or other agreements relating to, such Shares other than this Agreement.

                                      III-1

The representations and warranties contained herein shall be made as of the date hereof and as of each date from the date hereof through and including the date that the Merger is consummated.

     2. Agreement to Vote Shares. Each of the Stockholders severally agrees to vote his or her Shares and any New Shares (as defined in Section 7 hereof), and shall cause any holder of record of his or her Shares or New Shares to vote, (a) in favor of adoption and approval of the Merger Agreement and the Merger (and each other action and transaction contemplated by the Merger Agreement and this Agreement) at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof and (b) against any action or proposal that would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Stockholder severally agrees to deliver to Parent upon request a proxy substantially in the form attached hereto as Exhibit B, which proxy shall be coupled with an interest and irrevocable to the extent permitted under Florida law, with the total number of such Stockholder's Shares and any New Shares correctly indicated thereon. Each Stockholder also agrees to use his reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

     3. No Voting Trusts. After the date hereof, the Stockholders severally agree that they will not, nor will they permit any entity under their control to, deposit any of their Shares in a voting trust or subject any of their Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with Parent or Newco.

     4. No Proxy Solicitations. Each of the Stockholders severally agrees that such Stockholder will not, nor will such Stockholder permit any entity under their control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with or otherwise could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (b) directly or indirectly encourage, initiate or cooperate in a stock holders' vote or action by consent of the Company's stockholders in opposition to or in competition with the consummation of the Merger, or (c) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger; provided, that the foregoing shall not restrict any director of the Company from taking any action such director believes is necessary to satisfy such director's fiduciary duty to shareholders of the Company.

     5. Transfer and Encumbrance. On or after the date hereof, each of the Stockholders severally agrees not to voluntarily transfer, sell, offer, pledge or otherwise dispose of or encumber ("Transfer") any of his or her Shares or New Shares prior to the earlier of (a) the effective date of the Merger or (b) the date this Agreement shall be terminated in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, (A) Mr. Landon shall be permitted to Transfer (i) Shares or New Shares Transferred for net after-tax proceeds of not in excess of $5,000,000, and (ii) Shares or New Shares Transferred pursuant to any court order or settlement of any legal proceeding and (B) Mr. Gaston shall be permitted to Transfer Shares or New Shares Transferred for net after-tax proceeds of not in excess of $2,000,000.

     6. Legend. As soon as practicable after the execution of this Agreement, each Stockholder shall surrender to the Company the certificates representing the Shares in his or her possession (and within 30 days the Shares not in his or her possession), shall cause the following legend to be placed on the certificates representing such Shares and shall request that such legend remain thereon until the earlier of (i) expiration or termination of the Agreement or
(ii) the consummation of the Merger:

     "The shares of capital stock represented by this certificate are subject to a Voting Agreement, dated as of December 21, 1997, among the Stockholders named therein and American International Group, Inc.,

                                      III-2
     which, among other things, (a) restricts the sale or transfer of such shares except in accordance therewith, and (b) restricts the voting of such shares except in accordance therewith."

In the event that Parent requests that a proxy be executed and delivered by Stockholder to it pursuant to Section 2 hereof, Stockholder shall promptly surrender to the Company the certificates representing the Shares covered by such proxy and cause the foregoing legend to be revised to add to the end of such legend the following words:

     ", and such shares are also subject to an irrevocable proxy under Section
     607.0722 of the Florida Business Corporation Act."

Stockholder shall provide Parent with reasonably satisfactory evidence of its compliance with this Section 6 on or prior to the date five business days after the execution hereof with respect to Shares in his possession (or within 30 days with respect to Shares not in his possession) or of the request relating to Stockholder's proxy, as the case may be.

     7. Additional Purchases. Each of the Stockholders severally agrees that in the event (i) any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares of a Stockholder, (ii) such Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Stock after the execution of this Agreement, or (iii) such Stockholder voluntarily acquires the right to vote or share in the voting of any shares of Company Common Stock other than the Shares (collectively, "New Shares"), such Stockholder agrees to deliver promptly to Parent upon request of Parent an irrevocable proxy substantially in the form attached hereto as Exhibit B with respect to such New Shares. Each of the Stockholders also severally agrees that any New Shares acquired or purchased by him or her shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

     8. Specific Performance. Each party hereto severally acknowledges that it will be impossible to measure in money the damage to the other party if the party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto severally agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto severally agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

     9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all other parties hereto.

     10. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

     11.  Miscellaneous.

          (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Florida.

          (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

                                      III-3

          (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d) This Agreement shall terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) termination of the Merger Agreement or (iii) September 30, 1998.

          (e) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (f) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon any Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Newco, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

                                      III-4

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                          AMERICAN INTERNATIONAL GROUP, INC.

                                          By: /s/    HOWARD I. SMITH

                                            ------------------------------------
                                            Name: Howard I. Smith
                                            Title: Executive Vice President

                                          THE STOCKHOLDERS:

                                          /s/      GERALD N. GASTON

                                          --------------------------------------
                                          Name: Gerald N. Gaston

                                          /s/       R. KIRK LANDON

                                          --------------------------------------
                                          Name: R. Kirk Landon

                                          R. Kirk/B. Landon
                                          Foundation

                                          /s/       R. KIRK LANDON

                                          --------------------------------------
                                          By: R. Kirk Landon

                                          R. Kirk Landon Revocable Trust

                                          /s/       R. KIRK LANDON

                                          --------------------------------------
                                          By: R. Kirk Landon, Trustee

                                          Landon Corporation

                                          /s/       R. KIRK LANDON

                                          --------------------------------------
                                          By: R. Kirk Landon

                                      III-5

                                                                     (EXHIBIT A)

                                  STOCKHOLDERS

            NAME:               NUMBER OF SHARES:   TYPE OF OWNERSHIP:
------------------------------  -----------------   ----------------------------------------------
R. Kirk Landon                        865,388       Direct
                                       81,000       Directly, subject to restriction under 1991
                                                    Stock Option/Restricted Stock Award Plan
                                    1,370,450       Landon Corporation
                                      132,000       Through R. Kirk/B. Landon Foundation
                                      129,824       Through R. Kirk Landon Revocable Trust
                                       14,102       Allocated under Company's Leveraged Employee
                                                    Stock Ownership Plan ("LESOP")
                                       52,380       Options
                                       27,586       Acquirable under the 1994 Amended and Restated
                                                    Deferred Compensation Plan
                                      160,000       Acquirable upon conversion of Convertible
                                                    Debenture
Gerald N. Gaston                      482,436       Direct
                                       14,100       Allocated under LESOP
                                      140,000       Acquirable upon conversion of Convertible
                                                    Debenture

                                      III-6

                                  APPENDIX IV

December 21, 1997

The Board of Directors
American Bankers Insurance Group, Inc.
11222 Quail Roost Drive
Miami, Florida 33157-6596

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $1.00 per share ("ABI Common Stock"), and to the holders of the $3.125 Series B Convertible Preferred Stock, no par value ("ABI Preferred Stock") of American Bankers Insurance Group, Inc. ("American Bankers") of the consideration to be received by such holders pursuant to the terms of and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 21, 1997 (the "Merger Agreement"), by and among American International Group, Inc. ("AIG"), a wholly owned subsidiary of AIG ("Merger Sub") and American Bankers. As more fully described in the Merger Agreement, (A) American Bankers will be merged with and into Merger Sub (the "Merger"), (B) each outstanding share of ABI Common Stock will be valued at $47.00 and will be converted into the right to receive, at the option of the holder thereof (subject to certain limitations specified in the Merger Agreement), (i) $47.00 in cash or (ii) shares of common stock, par value $2.50 per share, of AIG ("AIG Common Stock"), calculated by dividing $47.00 by the average closing price of AIG Common Stock for the ten trading days preceding the third trading day before the closing date of the Merger, provided that if such calculation would require AIG to issue more than .4495 of a share of AIG Common Stock per share of ABI Common Stock, AIG may elect to issue not more than
 .4495 of a share of AIG Common Stock and pay the balance of the purchase price per share of ABI Common Stock in cash (the "Common Stock Merger Consideration"), and (C) each outstanding share of ABI Preferred Stock will be converted into the right to receive one preferred share of AIG, no par value ("AIG Preferred Stock") having the terms described in the Merger Agreement (the "Preferred Stock Merger Consideration").

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of American Bankers and certain senior officers and other representatives and advisors of AIG concerning the businesses, operations and prospects of American Bankers and AIG. We examined certain publicly available business and financial information relating to American Bankers and AIG as well as certain financial forecasts for American Bankers and other information and data for American Bankers and AIG which were provided to or otherwise discussed with us by the respective managements of American Bankers and AIG, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the ABI Common Stock and the AIG Common Stock; the historical and projected earnings and other operating data of American Bankers and AIG; and the capitalization and financial condition of American Bankers and AIG. We considered, to the extent publicly available, the financial terms of certain other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of American Bankers and AIG. We also evaluated the potential pro forma financial impact of the Merger on AIG. In connection with our engagement, we were not requested to and did not approach, or hold discussions with, third parties to solicit indications of interest in the possible acquisition of American Bankers. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. We have also assumed with your consent, that the final terms of the Merger Agreement reviewed by us in draft form will not vary materially from the draft reviewed by us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or

The Board of Directors
American Bankers Insurance Group, Inc.
December 21, 1997
Page 2
discussed with us, we have been advised by the management of American Bankers that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of American Bankers as to the future financial performance of American Bankers and the strategic implications and operational benefits anticipated to result from the Merger. Our opinion, as set forth herein, relates to the relative values of American Bankers and AIG. We are not expressing any opinion as to what the value of the AIG Common Stock or the AIG Preferred Stock actually will be when issued pursuant to the Merger or the price at which the AIG Common Stock or the AIG Preferred Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of American Bankers and AIG nor have we made any physical inspection of the properties or assets of American Bankers and AIG. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Smith Barney Inc. and Salomon Brothers Inc, collectively doing business as Salomon Smith Barney, have acted as financial advisors to American Bankers in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We may have in the past provided investment banking services to American Bankers and AIG, for which services we may have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of American Bankers and AIG for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with American Bankers and AIG.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of American Bankers in its evaluation of the proposed merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, (i) the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of ABI Common Stock and (ii) the Preferred Stock Merger Consideration is fair, from a financial point of view, to the holders of ABI Preferred Stock.

                                          Very truly yours,

                                               /s/ SALOMON SMITH BARNEY

                                          --------------------------------------
                                                   Salomon Smith Barney

                                   APPENDIX V

CERTIFICATE OF DESIGNATION OF AIG $3.125 CUMULATIVE CONVERTIBLE SERIAL PREFERRED
                                STOCK, SERIES C

     Section I. Designation of Series and Number of Shares to be Initially Issuable Therein. This series of Preferred Stock shall be designated "$3.125 Cumulative Convertible Serial Preferred Stock, Series C" (hereinafter called the "Series C Preferred Stock"), $5.00 par value, of which 2,300,000 shares shall be initially issuable.

     Section II. Rank. All shares of Series C Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, to all Junior Stock.

     Section III. Dividends. The holders of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, dividends at the rate of $3.125 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest from [February 1, 1998]* (on a daily basis whether or not such amounts would be available at that time for distribution to holders of shares of Series C Preferred Stock) and shall be payable in cash quarterly in arrears on February 1, May 1, August 1 and November 1 of each year commencing [May 1, 1998]* (with respect to the period from [February 1, 1998 to May 1, 1998]*) (except that if any such date is not a Business Day, then such dividend shall be payable on the next Business Day) to holders of record as they appear upon the stock transfer books of the Company on such record dates, not more than sixty days nor less than ten days preceding the payment dates for such dividends, as are fixed by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof). In no event shall any such dividend record date be fixed less than (a) six Business Days prior to any date fixed for the redemption of the Series C Preferred Stock or (b) with respect to the dividend payment date occurring on August 1, 2000 less than ten Business Days prior to any date fixed for such redemption. Subject to the next paragraph of this Section III, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date. The amount of dividends payable per share of Series C Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for any period shorter than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months. No interest shall be payable in respect of any dividend payment on the Series C Preferred Stock which may be in arrears.

     No dividends or other distributions, other than dividends payable solely in shares of Junior Stock, shall be declared, paid or set apart for payment on shares of Junior Dividend Stock, unless and until all accrued and unpaid dividends on the Series C Preferred Stock for all dividend payment periods ending on or before the payment date of such dividends or other distributions on Junior Dividend Stock shall have been paid or declared and set apart for payment.

     No payment on account of the purchase, redemption, retirement or other acquisition of shares of Junior Dividend Stock or Junior Liquidation Stock shall be made unless and until all accrued and unpaid dividends on the Series C Preferred Stock for the then current period and all dividend payment periods ending on or before such payment for such Junior Dividend Stock or Junior Liquidation Stock shall have been paid or declared and set apart for payment; provided, however, that the restrictions set forth in this sentence shall not apply to the purchase, redemption, retirement, or other acquisition of Junior Stock in exchange solely for Junior Stock.

     No full dividends shall be declared, paid or set apart for payment on shares of Parity Dividend Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series C Preferred Stock for all dividend payment periods ending on or before the payment date of such dividends on Parity Dividend Stock. No dividends shall be paid on Parity Dividend Stock except on dates on which dividends are paid on the Series C Preferred Stock. All dividends paid or declared and set apart for payment on the Series C Preferred Stock and the Parity Dividend Stock shall be

---------------

* The first dividend payment will be paid in respect of the full quarterly period in which closing occurs.

paid or declared and set apart for payment pro rata so that the amount of dividends paid or declared and set apart for payment per share on the Series C Preferred Stock and the Parity Dividend Stock on any date shall in all cases bear to each other the same ratio that accrued and unpaid dividends to the date of payment on the Series C Preferred Stock and the Parity Dividend Stock bear to each other.

     No payment on account of the purchase, redemption, retirement or other acquisition of shares of Parity Dividend Stock or Parity Liquidation Stock shall be made, and, other than dividends to the extent permitted by the preceding paragraph, no distributions shall be declared, paid or set apart for payment on shares of Parity Dividend Stock or Parity Liquidation Stock, unless and until all accrued and unpaid dividends on the Series C Preferred Stock for all dividend payment periods ending on or before such payment for, or the payment date of such distributions on, such Parity Dividend Stock or Parity Liquidation Stock shall have been paid or declared and set apart for payment; provided, however, that the restrictions set forth in this sentence shall not apply to the purchase, redemption, retirement, or other acquisition of Parity Dividend Stock or Parity Liquidation Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any subsidiary of the Company hereafter adopted or (B) in exchange solely for Junior Stock.

     Any reference to "distribution" contained in this Section III shall not be deemed, except as expressly stated, to include any distribution made in connection with any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     Section IV. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders an amount equal to the dividends accrued and unpaid on such shares on the date of final distribution to such holders, whether or not earned or declared, without interest, plus a sum equal to $50 per share, and no more, before any payment shall be made or any assets distributed to the holders of shares of Junior Stock; provided, however, that such rights shall accrue to the holders of shares of Series C Preferred Stock only with respect to assets (if any) remaining after the Company's payment obligations with respect to the liquidation preferences of the shares of any class or series of the Company's capital stock hereafter issued ranking prior to the Series C Preferred Stock as to distributions of assets upon such liquidation, dissolution or winding up ("Senior Liquidation Stock") are fully met. The entire assets of the Company available for distribution to stockholders after the liquidation preferences of the shares of Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Series C Preferred Stock and any Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the shares of the Series C Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Company. The voluntary sale, lease, exchange or transfer of all or substantially all of the Company's property or assets to, or its consolidation or merger with one or more corporations shall not be deemed to be considered a voluntary or involuntary liquidation, dissolution or winding up of the Company.

     Section V. Redemption at Option of the Company. The Series C Preferred Stock may not be redeemed by the Company prior to August 7, 2000. On and after such date, the Series C Preferred Stock may be redeemed by the Company, at its option on any date set by the Board of Directors, in whole or in part at any time, subject to the limitations, if any, imposed by the Florida Business Corporation Act (the "FBCA") (assuming the Company were then incorporated under the FBCA), for an amount in cash equal to the Redemption Price.

     In case of the redemption of less than all of the then outstanding Series C Preferred Stock, the Company shall designate by lot, or in such other manner as the Board of Directors may determine to be fair, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Company shall not redeem less than all of the Series C Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all Series C Preferred Stock then outstanding shall have been paid in full for all past dividend periods.

     Not more than ninety nor less than thirty days prior to the date fixed for redemption by the Board of Directors, notice thereof by first class mail, postage prepaid, shall be given to the holders of record of the shares of Series C Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown upon the stock transfer books of the Company. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Series C Preferred Stock, that on and after the date fixed for redemption dividends will cease to accrue on such shares, the then-effective conversion price pursuant to Section VI, and that the right of holders to convert shares of Series C Preferred Stock shall terminate at 5:00 p.m. New York City time on the Business Day prior to the date fixed for redemption and if such conversion right is not exercised prior to such time, such conversion right will be lost (unless the Company defaults in the payment of the Redemption Price).

     Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares of Series C Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued evidencing the unredeemed shares.

     No fractional shares of Series C Preferred Stock shall be issued upon redemption of less than all Series C Preferred Stock. If more than one certificate evidencing shares of Series C Preferred Stock shall be held at one time by the same holder, the number of full shares issuable upon redemption of less than all of such shares of Series C Preferred Stock shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so held. Instead of any fractional share of Series C Preferred Stock that would otherwise be issuable to a holder upon redemption of less than all shares of Series C Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the fair value per share of Series C Preferred Stock (as determined in good faith by the Board of Directors or in any manner prescribed by the Board of Directors) at the close of business on the date fixed for redemption.

     Notice having been given as aforesaid, if, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been deposited with a bank or trust company with irrevocable instructions and authority to pay the Redemption Price to the holders of the Series C Preferred Stock, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, dividends with respect to the shares so called shall cease to accrue on and after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Company and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate. If funds legally available for such purpose are not sufficient for redemption of the shares of Series C Preferred Stock which were to be redeemed, then the certificates evidencing such shares shall be deemed not to be surrendered, such shares shall remain outstanding, and the right of holders of shares of Series C Preferred Stock thereafter shall continue to be only those of a holder of shares of the Series C Preferred Stock.

     Upon an optional redemption by the Company, if at any time the Company does not pay amounts sufficient to redeem all Series C Preferred Stock, then such funds which are paid shall be applied to redeem such shares of Series C Preferred Stock as the Company may designate by lot or in such other manner as the Board of Directors may determine to be fair, or such redemption shall be effected pro rata.

     The shares of Series C Preferred Stock shall not be subject to the operation of any mandatory purchase, retirement or sinking fund.

Section VI.  Conversion Privilege.

     (a) Right of Conversion. Each share of Series C Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to 5:00 p.m. New York City time on the Business Day prior to the date fixed for redemption of such share as herein provided, into fully paid and nonassessable shares of Common Stock, at the rate of that number of shares of Common Stock for each full share of Series C Preferred Stock that is equal to $50 divided by the conversion price applicable per share of Common Stock, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions of this Section VI. For purposes of this resolution, the "conversion price" applicable per share of Common Stock shall initially be equal to $ __ * and shall be adjusted from time to time in accordance with the provisions of this Section VI.

     (b) Conversion Procedures. Any holder of shares of Series C Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series C Preferred Stock at the office of the transfer agent for the Series C Preferred Stock, which certificate or certificates, if the Company shall so require, shall be duly endorsed to the Company or in blank, or accompanied by proper instruments of transfer to the Company or in blank, accompanied by irrevocable written notice to the Company that the holder elects so to convert such shares of Series C Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

     No payments or adjustments in respect of dividends on shares of Series C Preferred Stock surrendered for conversion or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series C Preferred Stock; provided, however, that:

          (i) if a dividend record date fixed for the Series C Preferred Stock as established herein results in a holder who undertakes conversion being eligible to receive on any dividend payment date both a dividend on the Series C Preferred Stock and a dividend on the Common Stock issued upon conversion thereof, then such holder shall be entitled to receive only the higher of such dividend amounts; and

          (ii) if the Company shall, by dividend or otherwise, declare or make a distribution on its Common Stock referred to in Section VI(c)(iv) or VI(c)(v) (including, without limitation, dividends or distributions referred to in the last sentence of Section VI(c)(iv)), the holder of each share of Series C Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution, shall also be entitled to receive for each share of Common Stock into which such share of Series C Preferred Stock is converted, the portion of the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock; provided, however, that at the election of the Company (whose election shall be evidenced by a resolution of the Board of Directors) with respect to all holders so converting, the Company may, in lieu of distributing to such holder any portion of such distribution not consisting of cash or securities of the Company, pay such holder an amount in cash equal to the fair market value thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors). If any conversion of a share of Series C Preferred Stock described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Common Stock which the holder of the share of Series C Preferred Stock so converted is entitled to receive in accordance with the immediately preceding sentence, the Company may elect (such election to be evidenced by a resolution of the Board of Directors) to distribute to such holder a due bill for the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets to which such holder is so entitled, provided that such due bill
     (x) meets any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded and (y) requires payment or delivery of such shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets no later than the date of payment or delivery thereof to holders of shares of Common Stock receiving such distribution.

---------------

* Insert number that is equal to 25.0325 multiplied by a fraction the numerator of which is Purchaser Stock Price and the denominator of which is the Applicable Price, pursuant to Section VI(h)(ii) .

     The Company shall, as soon as practicable after such deposit of certificates evidencing shares of Series C Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series C Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series C Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

     (c) Adjustment of Conversion Price. The conversion price at which a share of Series C Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:

          (i) In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class or series of capital stock of the Company which dividend or distribution includes Common Stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such conversion price by: A/(A + B), where:

        A = the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination; and

        B = the total number of shares of Common Stock constituting such dividend or other distribution,

     such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For purposes of this subparagraph (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company.

          (ii) In case the Company shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price Per Share of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by:
     (A + B)/(A + C), where:

        A = the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination,

        B = the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price Per Share, and

        C = the number of shares of Common Stock so offered for subscription or purchase,

     such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

          In case any rights or warrants referred to in this subparagraph (ii) in respect of which an adjustment shall have been made shall expire unexercised within 45 days after the shares shall have been distributed or issued by the Company the conversion price shall be readjusted at the time of such expiration to the conversion price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants. In the event the Company adopts a stockholder rights plan (a "rights plan") that affords stockholders of the Company rights ("plan purchase rights") to purchase shares of Common Stock, or shares of common stock of a corporation that enters into certain business combinations or other transactions with the Company, following the occurrence of certain triggering events (each, a "triggering event"), then for the purposes of this Section VI(c)(ii) if both the separation of the plan purchase rights from shares of Common Stock and a triggering event shall have occurred, the later to occur of such events shall be deemed to constitute an issuance of rights to purchase shares of the related common stock.

          (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

          (iv) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class or series of capital stock, cash or assets (including securities, but excluding any rights or warrants referred to in subparagraph (ii) of this Section VI(c), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in subparagraph (i) of this
     Section VI(c)), the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (iv) by: (A -- B)/A, where:

        A = the Current Market Price Per Share of the Common Stock on the date fixed for the payment of such distribution (the "Reference Date"), and

        B = the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), on the Reference Date, of the portion of the evidence of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Reference Date, provided, however, that for purposes of this subparagraph (iv), any dividend or distribution that includes shares of Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, cash, assets or shares of capital stock other than such shares of Common Stock or rights or warrants (making any further conversion price reduction required by this subparagraph (iv)) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (making any further conversion price reduction required by subparagraph (i) or (ii) of this Section VI(c), except (A) the Reference Date of such dividend or distribution as defined in this subparagraph (iv) shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution", "the date fixed for the determination of stockholders entitled to receive such rights or warrants" and "the date fixed for such determination" within the meaning of subparagraph (i) and
     (ii) of this Section VI(c) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of subparagraph (i) of this Section VI(c)). If the Board of Directors determines the fair market value of any distribution for purposes of this subparagraph (iv) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price Per Share of Common Stock.

          (v) In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding (A) cash that is part of the distribution referred to in (iv) above and, (B) in the case of any quarterly cash dividend on the Common Stock, the portion thereof that does not exceed the per share amount of the next preceding quarterly cash dividend on the Common Stock (as adjusted to appropriately reflect any of the events referred to in subparagraph (i), (ii), (iii),
     (iv) and (v) of this Section VI(c)), or all of such quarterly cash dividend if the amount thereof per share amount of Common Stock multiplied by four does not exceed 15% of the Current Market Price Per Share of the Common Stock on the Trading Day next preceding the date of declaration of such dividend), the conversion price shall be reduced so that the same shall equal the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (v) by:
     (A -- B)/A, where:

        A = the Current Market Price Per Share of the Common Stock on the date fixed for the payment of such distribution, and

        B = the amount of cash so distributed and not excluded as provided above applicable to one share of Common Stock,

     such reduction to become effective immediately prior to the opening of business on the day following the date fixed for the payment of such distribution.

          (vi) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion price; provided, however, that any adjustments which by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

          (vii) Whenever the conversion price is adjusted as herein provided:
     (1) the Company shall compute the adjusted conversion price and shall prepare a certificate signed by the Treasurer of the Company setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment in based, and such certificate shall forthwith be filed with the transfer agent for the Series C Preferred Stock; and (2) a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Company to all record holders of shares of Series C Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Company.

          (viii) The Company from time to time may reduce the conversion price by any amount for any period of time if the period is at least twenty days, the reduction is irrevocable during the period and the Board of Directors of the Company shall have made a determination that such reduction would be in the best interest of the Company, which determination shall be conclusive. Whenever the conversion price is reduced pursuant to the preceding sentence, the Company shall mail to holders of record of the Series C Preferred Stock a notice of the reduction at least fifteen days prior to the date the reduced conversion price takes effect, and such notice shall state the reduced conversion price and the period it will be in effect.

     (d) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. If more than one certificate evidencing shares of Series C Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable to a holder upon conversion of any shares of Series C Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, so long as the Common Stock is listed on the New York Stock Exchange or quoted on the Nasdaq National Market System, shall be the reported last sale price regular way) at the close of business on the day of conversion.

     (e) Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Company shall be a party to any transaction (including without limitation any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), any sale or transfer of all or substantially all of the assets of the Company or any share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provisions shall be made as part of the terms of such transaction whereby the holder of each share of Series C Preferred Stock then outstanding shall have the right thereafter to convert such share only into (i) in the case of any such transaction other than a Common Stock Fundamental Change and subject to funds being legally available for such purpose under applicable law at the time of such conversion, the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock of the Company into which such share of Series C Preferred Stock might have been converted immediately prior to such transaction, after giving effect, in the case of any Non-Stock Fundamental Change, to any adjustment in the conversion price required by the provisions of Section VI(h), and (ii) in the case of a Common Stock Fundamental Change, common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions of Section VI(h). The Company or the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section VI. The above provisions shall similarly apply to successive transactions of the foregoing type.

     (f) Reservation of Shares; Etc. The Company shall at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect that conversion of all shares of Series C Preferred Stock from time to time outstanding. The Company shall from time to time, in accordance with the laws of the State of Delaware, in good faith and as expeditiously as possible endeavor to cause the authorized number of shares of Common Stock to be increased if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Series C Preferred Stock.

     If any shares of Common Stock required to be reserved for purposes of conversion of the Series C Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Company will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange or traded through the Nasdaq National Market, the Company will, if permitted by the rules of such exchange or market, list and keep listed on such exchange or make and keep eligible for trading on such market (as the case may be), upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series C Preferred Stock; provided, however, that such shares of Common Stock may be delisted from such exchange or may cease to be eligible for trading through such market (as the case may be) if, prior to or concurrent with such delisting or cessation of eligibility for trading, the Company causes such shares of Common Stock to be listed on or eligible for trading through any other such exchange or market.

     (g) Prior Notice of Certain Events.  In case:

          (i) the Company shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then-outstanding shares of Common Stock; or

          (ii) the Company shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; or

          (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company shall be required, or of the sale or transfer of all or substantially all of the assets of the Company or of any share exchange whereby the Common Stock is converted into other securities, cash or other property; or

          (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed with the transfer agent for the Series C Preferred Stock, and shall cause to be mailed to the holders of record of the Series C Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Company, at least ten days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase, rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

     (h) Adjustments in Case of Fundamental Changes. Notwithstanding any other provision in this Section VI to the contrary, if any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each share of Series C Preferred Stock shall be convertible solely into common stock of the kind received by holders of Common Stock as the result of such Common Stock Fundamental Change.

     For purposes of calculating any adjustment to be made pursuant to this
Section VI(h) in the event of a Fundamental Change, immediately after such Fundamental Change:

          (i) In the case of a Non-Stock Fundamental Change, the conversion price of the Series C Preferred Stock shall thereupon become the lower of
     (1) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section VI, and (2) the result of A x $50/B, where:

        A = the greater of the Applicable Price or the then applicable Reference
            Market Price, and

        B = (x) the then-current Redemption Price per share of Series C
            Preferred Stock or (y) for any Non-Stock Fundamental Change that occurs before the Series C Preferred Stock becomes redeemable by the Company pursuant to Section V, the applicable price per share set forth for the date of such Non-Stock Fundamental Change in the following table:

                        DATE OF NON-STOCK FUNDAMENTAL CHANGE                  PRICE
        --------------------------------------------------------------------  ------
        After date of original issuance of Series C Preferred Stock and on or before August 6, 1998............................................  $52.81
        After August 7, 1998 and on or before August 6, 1999................  $52.50
        After August 7, 1999 and on or before August 6, 2000................  $52.19 plus, in any case referred to in this clause (y), an amount equal to all per share dividends on the Series C Preferred Stock accrued and unpaid thereon, whether or not declared, to but excluding the date of such Non-Stock Fundamental Change; and

          (ii) In the case of a Common Stock Fundamental Change, the conversion price of the Series C Preferred Stock in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section VI, shall thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator shall be the Purchaser Stock Price and the denominator shall be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% by value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Common Stock shall have been exchanged for, converted into or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the conversion price of the Convertible Serial Preferred Stock in effect immediately prior to such Common Stock Fundamental Change shall thereupon be adjusted by dividing such conversion price by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

     (i) Dividend or Interest Reinvestment Plans. Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Company or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series C Preferred Stock was first designated (except as expressly provided in Section VI(c)(ii) with respect to a separation of plan purchase rights from the Common Stock or the occurrence of a triggering event under a rights plan), and any issuance of plan purchase rights, shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Company to which any of the adjustment provisions described above applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Company except as specifically described in this Section VI. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to holders of Series C Preferred Stock.

     (j) Plan Purchase Rights. If and so long as any plan purchase rights are attached to the outstanding shares of Common Stock, each share of Common Stock issued upon conversion of the shares of Series C Preferred Stock prior to the earliest of any separation of such plan purchase rights from the Common Stock in accordance with the provisions of the rights plan, the date of redemption of such plan purchase rights or the date of expiration of such plan purchase rights shall be issued with plan purchase rights in an amount equal to the amount of plan purchase rights then attached to each such outstanding share of Common Stock.

     Section VII.  Voting Rights.

     (a) General. (i) The holders of shares of Series C Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of a share of Series C Preferred Stock shall have one vote for each share held. Any shares of Series C Preferred Stock owned, directly or indirectly, by any entity of which the Company owns, directly or indirectly, a majority of the shares entitled to vote for directors, shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

     So long as any shares of the Company's Series C Preferred Stock are outstanding, the Company will not, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series C Preferred Stock and outstanding Parity Dividend Stock, voting or consenting (as the case may be) as a single class (A) amend, alter or repeal (by merger or otherwise) any provision of the Company's Certificate of Incorporation, as may be amended or restated from time to time, or the by-laws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series C Preferred Stock, (B) effect any reclassification of the Series C Preferred Stock, or (C) issue shares of Serial Preferred Stock to the extent that doing so would cause the total number of shares of Serial Preferred Stock outstanding (without giving effect to any depositary receipts or other similar instruments through which such shares could be owned or held under Florida law assuming the Company were then incorporated under the FBCA) after giving effect to such issuance to exceed 3,500,000.

     (ii) In addition to the voting rights (if any) to which holders of Series C Preferred Stock are entitled pursuant to the Delaware General Corporation Law, the holders of the outstanding shares of Series C Preferred Stock shall be entitled to vote as a class as described in paragraphs (iii) and (iv) below if stockholder voting of the Series C Preferred Stock would be required by the FBCA (assuming the Company were then incorporated under the FBCA) upon a proposed amendment to the Certificate of Incorporation of the Company (or upon a plan of merger or share exchange if such plan contains any provision that would, if contained in a proposed amendment to the Certificate of Incorporation of the Company, entitle such holders to vote as a class under this Section VII(a)(ii)) if the amendment would:

          (A) increase or decrease the aggregate number of authorized shares of Serial Preferred Stock;

          (B) effect an exchange or reclassification of all or part of the shares of Serial Preferred Stock into shares of another class;

          (C) effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class into shares of Serial Preferred Stock;

          (D) change the designation, rights, preferences, or limitations of all or part of the shares of Serial Preferred Stock;

          (E) change the shares of all or part of the Serial Preferred Stock into a different number of shares of Serial Preferred Stock;

          (F) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of Serial Preferred Stock;

          (G) increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of Serial Preferred Stock;

          (H) limit or deny an existing preemptive right of all or part of the shares of Serial Preferred Stock;

          (I) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of Serial Preferred Stock;

     (iii) If a proposed amendment to the Certificate of Incorporation of the Company would affect the shares of Series C Preferred Stock in one or more of the ways described in subsection (ii) of this Section VII, the shares of Series C Preferred Stock shall be entitled to vote as a separate class on the proposed amendment.

     (iv) If a proposed amendment to the Certificate of Incorporation of the Company that would entitle the shares of Series C Preferred Stock and one or more other series of shares of Serial Preferred Stock to vote as separate classes under subsections (ii) or (iii) of this Section VII (assuming the Company were then incorporated under the FBCA) would affect shares of Series C Preferred Stock and such one or more other series of Serial Preferred Stock in the same or a substantially similar way, the shares of Series C Preferred Stock and the shares of such one or more other series of Serial Preferred Stock so affected shall vote together as a single class on the proposed amendment.

     (v) The shares of Series C Preferred Stock shall also be entitled to any other voting rights afforded by Florida law (assuming the Company were then incorporated under the FBCA).

     (b) Default Voting Rights. Notwithstanding any other provision of the Company's Certificate of Incorporation, whenever dividends on the Series C Preferred Stock or any other class or series of Parity

Dividend Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), (i) the number of members of the Board of Directors of the Company shall be increased by two, effective at the time of election of such directors as hereinafter provided and (ii) the holders of shares of Series C Preferred Stock (voting separately as a class with all other affected classes or series of Parity Dividend Stock upon which like voting rights have been conferred and are exercisable) shall have the exclusive right to vote for and elect such two additional directors of the Company who shall continue to serve during the period such dividends remain in arrears. The right of the holders of shares of Series C Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Series C Preferred Stock and all other affected classes or series of Parity Dividend Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of shares of Series C Preferred Stock and such Parity Dividend Stock to vote for such two additional directors, and the number of directors of the Board of Directors of the Company shall immediately thereafter be reduced by two.

     The foregoing right of the holders of shares of Series C Preferred Stock with respect to the election of two directors may be exercised at any annual meeting of shareholders or at any special meeting of shareholders held for such purpose. If the right to elect directors shall have accrued to the holders of shares of Series C Preferred Stock more than ninety days preceding the date established for the next annual meeting of stockholders, the President of the Company shall, within twenty days after the delivery to the Company at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of Series C Preferred Stock, call a special meeting of the holders of Series C Preferred Stock to be held within sixty days after the delivery of such request for the purpose of electing such additional directors.

     Notwithstanding any other provision of the Company's Certificate of Incorporation, the holders of shares of Series C Preferred Stock and any Parity Dividend Stock referred to above voting as a class shall have the right to remove, without cause and at any time, and replace any directors such holders shall have elected pursuant to this Section VII.

     Section VIII. Outstanding Shares. For purposes of this amendment, all shares of Series C Preferred Stock issued by the Company shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section V, all shares of Series C Preferred Stock that have been so called for redemption under Section V, to the extent provided thereunder; (ii) from the date of surrender of certificates evidencing shares of Series C Preferred Stock, all shares of Series C Preferred Stock converted into Common Stock; and (iii) from the date of registration of transfer, all shares of Series C Preferred Stock owned, directly or indirectly, by any entity of which the Company owns, directly or indirectly, a majority of the shares entitled to vote for directors.

     Section IX.  Miscellaneous.

     (a) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

     (b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock or shares of Common Stock or other securities issued on account of Series C Preferred Stock pursuant hereto or certificates or instruments evidencing such shares or securities. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series C Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

     (c) In the event that a holder of shares of Series C Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Series C Preferred Stock should be made or the address to which the certificates or instruments evidencing such shares or such payment should be sent, the Company shall be entitled to register such shares and make such payment, in the name of the holder of such Series C Preferred Stock as shown on the records of the Company and to send the certificates or instruments evidencing such shares or such payment, to the address of such holder shown on the records of the Company.

     Section X. Definitions. The following definitions shall apply to terms used in connection with the Series C Preferred Stock:

     a. "Applicable Price" shall mean (i) in the event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the daily Closing Prices of the Common Stock for the ten consecutive Trading Days prior to and including the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets, in each case, as adjusted in good faith by the Board of Directors of the Company to appropriately reflect any of the events referred to in subparagraphs (i), (ii),
(iii), (iv) and (v) of Section VI(c).

     b. "Business Day" shall mean any day other than a Saturday, Sunday or any day on which banking institutions are authorized to close in New York, New York.

     c. "Closing Price" of any common stock on any day shall mean the last reported sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the common stock in each case on the New York Stock Exchange, or, if the common stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which the common stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the common stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Company for that purpose.

     d. "Common Stock" shall mean the Company's now or hereafter issued Common Stock.

     e. "Common Stock Fundamental Change" shall mean any Fundamental Change in which more than 50% by value (as determined in good faith by the Board of Directors of the Company) of the consideration received by holders of Common Stock consists of common stock that for each of the ten consecutive Trading Days referred to with respect to such Fundamental Change in Section X(a) above has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Series C Preferred Stock continue to exist as outstanding shares of Series C Preferred Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Series C Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding to the business of the Company, which convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Series C Preferred Stock.

     f. "Current Market Price Per Share" shall mean, as to the Common Stock on any date in question, the average of the daily Closing Prices for the five consecutive Trading Days prior to and including the date in question; provided, however, that:

          (1) if the Ex Date for any event (other than the issuance or distribution requiring such computation) that required an adjustment to the conversion price pursuant to subparagraphs (i), (ii), (iii), (iv), or (v) of Section VI(c) ("Other Event") occurs after the fifth Trading Day prior to the day in question and prior to the Ex Date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the Ex Date for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the conversion price is so required to be adjusted as a result of such Other Event,

          (2) if the Ex Date for any Other Event occurs after the Ex Date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the Ex Date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the conversion price is so required to be adjusted as a result of such Other Event,

          (3) if the Ex Date for any Other Event occurs on the Ex Date for the Current Event, one of those events, as determined by the Company, shall be deemed for purposes of clauses (1) and (2) of this proviso to have an Ex Date occurring prior to the Ex Date for the other of those events, and

          (4) if the Ex Date for the Current Event is on or prior to the date in question, then after taking into account any adjustment required pursuant to clause (2) of this proviso, the Closing Price for each Trading Day on or after such Ex Date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of paragraph (iv) or (v) of
     Section VI(c), whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the rights, warrants, evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock.

     g. "Ex Date" shall mean (1) when used with respect to any issuance or distribution, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution and (2) when used with respect to any subdivision or combination of shares of Common Stock, the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective.

     h. "Fundamental Change" shall mean the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock of the Company shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the highest weighted average of consideration per share which a holder of Common Stock could have received in such transactions or events as a result of which more than 50% of the Common Stock of the Company shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets.

     i. "Junior Dividend Stock" shall mean the Junior Stock and any other capital stock of the Company ranking junior as to dividends to the Series C Preferred Stock.

     j. "Junior Liquidation Stock" shall mean the Junior Stock and any other class or series of the Company's capital stock ranking junior to the Series C Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     k. "Junior Stock" shall mean the Common Stock and any other class of stock of the Company hereafter authorized over which the Serial Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

     l. "Nasdaq National Market" shall mean the National Association of Securities Dealers Automated Quotation National Market.

     m. "Non-Stock Fundamental Change" shall mean any Fundamental Change other than a Common Stock Fundamental Change.

     n. "Parity Dividend Stock" shall mean any class or series of the Company's capital stock hereafter issued ranking, as to dividends, on a parity with the Series C Preferred Stock.

     o. "Parity Liquidation Stock" shall mean any class or series of the Company's capital stock ranking on a parity with the Series C Preferred Stock as to distributions or assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     p. "Purchaser Stock Price" shall mean, with respect to any Common Stock Fundamental Change, the average of the daily Closing Prices of the common stock received in such Common Stock Fundamental Change for the ten consecutive Trading Days prior to and including the record date for the determination of the holders of Common Stock entitled to receive such common stock, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such common stock, in each case, as adjusted in good faith by the Board of Directors of the Company to appropriately reflect any of the events referred to in subparagraphs, (i), (ii), (iii), (iv) and (v) of Section VI(c); provided, however, if no such Closing Prices of the common stock for such Trading Days exist, then the Purchaser Stock Price shall be set at a price determined in good faith by the Board of Directors of the Company.

     q. "Redemption Price" shall mean the applicable price per share set forth for the date fixed for redemption in the following table:

                             DATE FIXED FOR REDEMPTION                        PRICE
        --------------------------------------------------------------------  ------
        On or after August 7, 2000 and on or before August 6, 2001..........  $51.88
        After August 7, 2001 and on or before August 6, 2002................  $51.56
        After August 7, 2002 and on or before August 6, 2003................  $51.25
        After August 7, 2003 and on or before August 6, 2004................  $50.94
        After August 7, 2004 and on or before August 6, 2005................  $50.63
        After August 7, 2005 and on or before August 6, 2006................  $50.31
        Any date after August 7, 2006.......................................  $50.00

plus, in each case, an amount in cash equal to all per share dividends on the Series C Preferred Stock accrued and unpaid thereon, whether or not declared, to but excluding the date fixed for redemption.

     r. "Reference Market Price" shall initially mean $13.46, and in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $13.46 to the initial conversion price per share set forth in the last sentence of Section VI(a).

     s. "Trading Day" shall mean a day on which securities traded on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.

                                  APPENDIX VI

                 CERTIFICATE OF DESIGNATION OF AMERICAN BANKERS
             $3.125 CUMULATIVE CONVERTIBLE SERIES B PREFERRED STOCK

     Section I. Designation of Series and Number of Shares to be Initially Issuable Therein. This series of Preferred Stock shall be designated "$3.125 Series B Cumulative Convertible Preferred Stock" (hereinafter called the "Convertible Preferred Stock"), no par value, of which 2,300,000 shares shall be initially issuable.

     Section II. Rank. All shares of Convertible Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all Junior Stock.

     Section III. Dividends. The holders of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, dividends at the rate of $3.125 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest from the date of initial issuance of such shares of Convertible Preferred Stock (on a daily basis whether or not such amounts would be available at that time for distribution to holders of shares of Convertible Preferred Stock) and shall be payable in cash quarterly in arrears on February 1, May 1, August 1 and November 1 of each year commencing November 1, 1996 (with respect to the period from such date of initial issuance to November 1, 1996) (except that if any such date is not a Business Day, then such dividend shall be payable on the next Business Day) to holders of record as they appear upon the stock transfer books of the Corporation on such record dates, not more than sixty days nor less than ten days preceding the payment dates for such dividends, as are fixed by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof). In no event shall any such dividend record date be fixed less than (a) six Business Days prior to any date fixed for the redemption of the Convertible Preferred Stock or (b) with respect to the dividend payment date occurring on August 1, 2000 less than ten Business Days prior to any date fixed for such redemption. Subject to the next paragraph of this Section III, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date. The amount of dividends payable per share of Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months. No interest shall be payable in respect of any dividend payment on the Convertible Preferred Stock which may be in arrears.

     No dividends or other distributions, other than dividends payable solely in shares of Junior Stock, shall be declared, paid or set apart for payment on shares of Junior Dividend Stock, unless and until all accrued and unpaid dividends on the Convertible Preferred Stock for all dividend payment periods ending on or before the payment date of such dividends or other distributions on Junior Dividend Stock shall have been paid or declared and set apart for payment.

     No payment on account of the purchase, redemption, retirement or other acquisition of shares of Junior Dividend Stock or Junior Liquidation Stock shall be made unless and until all accrued and unpaid dividends on the Convertible Preferred Stock for all dividend payment periods ending on or before such payment for such Junior Dividend Stock or Junior Liquidation Stock shall have been paid or declared and set apart for payment; provided, however, that the restrictions set forth in this sentence shall not apply to the purchase, redemption, retirement, or other acquisition of Junior Dividend Stock or Junior Liquidation Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted or (B) in exchange solely for Junior Stock.

     No full dividends shall be declared, paid or set apart for payment on shares of Parity Dividend Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Convertible Preferred Stock for all dividend payment periods ending on or before the payment date of such dividends on Parity Dividend Stock. No dividends shall be paid on Parity Dividend Stock except on dates on which dividends are paid on the Convertible Preferred Stock. All dividends paid or declared and set apart for payment on the Convertible Preferred Stock and the Parity Dividend Stock shall be paid or declared and set apart for payment pro rata so that the amount of dividends paid or declared and set apart for payment per share on the Convertible Preferred Stock and the Parity Dividend Stock on any date shall in all cases bear to each other the same ratio that accrued and unpaid dividends to the date of payment on the Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

     No payment on account of the purchase, redemption, retirement or other acquisition of shares of Junior Stock, Parity Dividend Stock or Parity Liquidation Stock shall be made, and, other than dividends to the extent permitted by the preceding paragraph, no distributions shall be declared, paid or set apart for payment on shares of Parity Dividend Stock or Parity Liquidation Stock, unless and until all accrued and unpaid dividends on the Convertible Preferred Stock for all dividend payment periods ending on or before such payment for, or the payment date of such distributions on, such Parity Dividend Stock or Parity Liquidation Stock shall have been paid or declared and set apart for payment; provided, however, that the restrictions set forth in this sentence shall not apply to the purchase, redemption, retirement, or other acquisition of Parity Dividend Stock or Parity Liquidation Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation hereafter adopted or (B) in exchange solely for Junior Stock.

     Any reference to "distribution" contained in this Section III shall not be deemed, except as expressly stated, to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     Section IV. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders an amount equal to the dividends accrued and unpaid on such shares on the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to $50 per share, and no more, before any payment shall be made or any assets distributed to the holders of shares of Junior Liquidation Stock; provided, however, that such rights shall accrue to the holders of shares of Convertible Preferred Stock only with respect to assets (if any) remaining after the Corporation's payment obligations with respect to the liquidation preferences of the shares of any class or series of the Corporation's capital stock hereafter issued ranking prior to the Convertible Preferred Stock as to distributions of assets upon such liquidation, dissolution or winding up ("Senior Liquidation Stock") are fully met. The entire assets of the Corporation available for distribution to shareholders after the liquidation preferences of the shares of Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Convertible Preferred Stock and any Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the shares of Convertible Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. The voluntary sale, lease, exchange or transfer of all or substantially all of the Corporation's property or assets to, or its consolidation or merger with one or more corporations shall not be deemed to be considered a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

     Section V. Redemption at Option of the Corporation. The Convertible Preferred Stock may not be redeemed by the Corporation prior to August 7, 2000. On and after such date, the Convertible Preferred Stock may be redeemed by the Corporation, at its option on any date set by the Board of Directors, in whole or in part at any time, subject to the limitations, if any, imposed by the Florida Business Corporation Act, for an amount in cash equal to the Redemption Price.

     In case of the redemption of less than all of the then outstanding Convertible Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine to be fair, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Convertible Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all Convertible Preferred Stock then outstanding shall have been paid in full for all past dividend periods.

     Not more than ninety nor less than thirty days prior to the date fixed for redemption by the Board of Directors, notice thereof by first class mail, postage prepaid, shall be given to the holders of record of the shares of Convertible Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown upon the stock transfer books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Convertible Preferred Stock, that on and after the date fixed for redemption dividends will cease to accrue on such shares, the then-effective conversion price pursuant to Section VI, and that the right of holders to convert shares of Convertible Preferred Stock shall terminate at 5:00 p.m. New York City time on the Business Day prior to the date fixed for redemption and if such conversion right is not exercised prior to such time, such conversion right will be lost (unless the Corporation defaults in the payment of the Redemption Price).

     Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares of Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued evidencing the unredeemed shares.

     No fractional shares of Convertible Preferred Stock shall be issued upon redemption of less than all Convertible Preferred Stock. If more than one certificate evidencing shares of Convertible Preferred Stock shall be held at one time by the same holder, the number of full shares issuable upon redemption of less than all of such shares of Convertible Preferred Stock shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so held. Instead of any fractional share of Convertible Preferred Stock that would otherwise be issuable to a holder upon redemption of less than all shares of Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the fair value per share of Convertible Preferred Stock (as determined in good faith by the Board of Directors or in any manner prescribed by the Board of Directors) at the close of business on the date fixed for redemption.

     Notice having been given as aforesaid, if, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been deposited with a bank or trust corporation with irrevocable instructions and authority to pay the Redemption Price to the holders of the Convertible Preferred Stock, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, dividends with respect to the shares so called shall cease to accrue on and after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be shareholders of the Corporation and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate. If funds legally available for such purpose are not sufficient for redemption of the shares of Convertible Preferred Stock which were to be redeemed, then the certificates evidencing such shares shall be deemed not to be surrendered, such shares shall remain outstanding, and the right of holders of shares of Convertible Preferred Stock thereafter shall continue to be only those of a holder of shares of the Convertible Preferred Stock.

     Upon an optional redemption by the Corporation, if at any time the Corporation does not pay amounts sufficient to redeem all Convertible Preferred Stock, then such funds which are paid shall be applied to redeem such shares of Convertible Preferred Stock as the Corporation may designate by lot or in such other manner as the Board of Directors may determine to be fair, or such redemption shall be effected pro rata.

     The shares of Convertible Preferred Stock shall not be subject to the operation of any mandatory purchase, retirement or sinking fund.

     Section VI.  Conversion Privilege.

     (a) Right of Conversion. Each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to 5:00 p.m. New York City time on the Business Day prior to the date fixed for redemption of such share as herein provided, into fully paid and nonassessable shares of Common Stock, at the rate of that number of shares of Common Stock for each full share of Convertible Preferred Stock that is equal to $50 divided by the conversion price applicable per share of Common Stock, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions of this Section VI. For purposes of this resolution, the "conversion price" applicable per share of Common Stock shall initially be equal to $50.065 and shall be adjusted from time to time in accordance with the provisions of this Section VI.

     (b) Conversion Procedures. Any holder of shares of Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Convertible Preferred Stock at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Convertible Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

     No payments or adjustments in respect of dividends on shares of Convertible Preferred Stock surrendered for conversion or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Convertible Preferred Stock; provided, however, that:

          (i) if a dividend record date fixed for the Convertible Preferred Stock as established herein results in a holder who undertakes conversion being eligible to receive on any dividend payment date both a dividend on the Convertible Preferred Stock and a dividend on the Common Stock issued upon conversion thereof, then such holder shall be entitled to receive only the higher of such dividend amounts; and

          (ii) if the Corporation shall, by dividend or otherwise, declare or make a distribution on its Common Stock referred to in Section VI(c)(iv) or VI(c)(v) (including, without limitation, dividends or distributions referred to in the last sentence of Section VI(c)(iv)), the holder of each share of Convertible Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution, shall also be entitled to receive for each share of Common Stock into which such share of Convertible Preferred Stock is converted, the portion of the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock; provided, however, that at the election of the Corporation (whose election shall be evidenced by a resolution of the Board of Directors) with respect to all holders so converting, the Corporation may, in lieu of distributing to such holder any portion of such distribution not consisting of cash or securities of the Corporation, pay such holder an amount in cash equal to the fair market value thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors). If any conversion of a share of Convertible Preferred Stock described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Common Stock which the holder of the share of Convertible Preferred Stock so converted is entitled to receive in accordance with the immediately preceding sentence, the Corporation may elect (such election to be evidenced by a resolution of the Board of Directors) to distribute to such holder a due bill for the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets to which such holder is so entitled, provided that such due bill (i) meets any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded and (ii) requires payment or delivery of such shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets no later than the date of payment or delivery thereof to holders of shares of Common Stock receiving such distribution.

     The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Convertible Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

     (c) Adjustment of Conversion Price. The conversion price at which a share of Convertible Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:

          (i) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class or series of capital stock of the Corporation which dividend or distribution includes Common Stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such conversion price by: A/(A + B), where:

        A = the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination; and

        B = the total number of shares of Common Stock constituting such dividend or other distribution,

     such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For purposes of this subparagraph (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

          (ii) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price Per Share of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by:
     (A + B)/(A + C), where:

        A = the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination,

        B = the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price Per Share, and

        C = the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

     In case any rights or warrants referred to in this subparagraph (ii) in respect of which an adjustment shall have been made shall expire unexercised within 45 days after the shares shall have been distributed or issued by the Corporation the conversion price shall be readjusted at the time of such expiration to the conversion price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants. For the purposes of this
     Section VI(c)(ii), if both (A) a Distribution Date (as defined in Section 3(a) of the Rights Agreement) and (B) an event set forth in Section 11(a)(ii) or 13(a) of the Rights Agreement shall have occurred, then the later to occur of such events shall be deemed to constitute an issuance of rights to purchase shares of the related common stock.

          (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

          (iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class or series of capital stock, cash or assets (including securities, but excluding any rights or warrants referred to in subparagraph (ii) of this Section VI(c), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in subparagraph (i) of this Section VI(c)), the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (iv) by:
     (A - B)/A, where:

        A = the Current Market Price Per Share of the Common Stock on the date fixed for the payment of such distribution (the "Reference Date"), and

        B = the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), on the Reference Date, of the portion of the evidence of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Reference Date, provided, however, that for purposes of this subparagraph (iv), any dividend or distribution that includes shares of Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, cash, assets or shares of capital stock other than such shares of Common Stock or rights or warrants (making any further conversion price reduction required by this subparagraph (iv)) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (making any further conversion price reduction required by subparagraph (i) or (ii) of this Section VI(c), except (A) the Reference Date of such dividend or distribution as defined in this subparagraph (iv) shall be substituted as "the date fixed for the determination of shareholders entitled to receive such dividend or other distribution", "the date fixed for the determination of shareholders entitled to receive such rights or warrants" and "the date fixed for such determination" within the meaning of subparagraph (i) and
     (ii) of this Section VI(c) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of subparagraph (i) of this Section VI(c)). If the Board of Directors determines the fair market value of any distribution for purposes of this subparagraph (iv) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price Per Share of Common Stock.

          (v) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding (A) cash that is part of the distribution referred to in (iv) above and, (B) in the case of any quarterly cash dividend on the Common Stock, the portion thereof that does not exceed the per share amount of the next preceding quarterly cash dividend on the Common Stock (as adjusted to appropriately reflect any of the events referred to in subparagraph (i), (ii), (iii),
     (iv) and (v) of this Section VI(c)), or all of such quarterly cash dividend if the amount thereof per share amount of Common Stock multiplied by four does not exceed 15% of the Current Market Price Per Share of the Common Stock on the Trading Day next preceding the date of declaration of such dividend), the conversion price shall be reduced so that the same shall equal the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (v) by: (A - B)/A, where:

        A = the Current Market Price Per Share of the Common Stock on the date fixed for the payment of such distribution, and

        B = the amount of cash so distributed and not excluded as provided above applicable to one share of Common Stock,

     such reduction to become effective immediately prior to the opening of business on the day following the date fixed for the payment of such distribution.

          (vi) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion price; provided, however, that any adjustments which by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

          (vii) Whenever the conversion price is adjusted as herein provided:
     (1) the Corporation shall compute the adjusted conversion price and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment in based, and such certificate shall forthwith be filed with the transfer agent for the Convertible Preferred Stock; and (2) a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of shares of Convertible Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation.

          (viii) The Corporation from time to time may reduce the conversion price by any amount for any period of time if the period is at least twenty days, the reduction is irrevocable during the period and the Board of Directors of the Corporation shall have made a determination that such reduction would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the conversion price is reduced pursuant to the preceding sentence, the Corporation shall mail to holders of record of the Convertible Preferred Stock a notice of the reduction at least fifteen days prior to the date the reduced conversion price takes effect, and such notice shall state the reduced conversion price and the period it will be in effect.

     (d) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. If more than one certificate evidencing shares of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable to a holder upon conversion of any shares of Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, so long as the Common Stock is listed on the New York Stock Exchange or quoted on the Nasdaq National Market System, shall be the reported last sale price regular way) at the close of business on the day of conversion.

     (e) Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Corporation shall be a party to any transaction (including without limitation any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provisions shall be made as part of the terms of such transaction whereby the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share only into
(i) in the case of any such transaction other than a Common Stock Fundamental Change and subject to funds being legally available for such purpose under applicable law at the time of such conversion, the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock of the Corporation into which such share of Convertible Preferred Stock might have been converted immediately prior to such transaction, after giving effect, in the case of any Non-Stock Fundamental Change, to any adjustment in the conversion price required by the provisions of
Section VI(h), and (ii) in the case of a Common Stock Fundamental Change, common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions of
Section VI(h). The Corporation or the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section VI. The above provisions shall similarly apply to successive transactions of the foregoing type.

     (f) Reservation of Shares; Etc. The Corporation shall at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect that conversion of all shares of Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Florida, in good faith and as expeditiously as possible endeavor to cause the authorized number of shares of Common Stock to be increased if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Convertible Preferred Stock.

     If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange or traded through the Nasdaq National Market, the Corporation will, if permitted by the rules of such exchange or market, list and keep listed on such exchange or make and keep eligible for trading on such market (as the case may be), upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock; provided, however, that such shares of Common Stock may be delisted from such exchange or may cease to be eligible for trading through such market (as the case may be) if, prior to or concurrent with such delisting or cessation of eligibility for trading, the Corporation causes such shares of Common Stock to be listed on or eligible for trading through any other such exchange or market.

     (g) Prior Notice of Certain Events.  In case:

          (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then-outstanding shares of Common Stock; or

          (ii) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; or

          (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any share exchange whereby the Common Stock is converted into other securities, cash or other property; or

          (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the Convertible Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least ten days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase, rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

     (h) Adjustments in Case of Fundamental Changes. Notwithstanding any other provision in this Section VI to the contrary, if any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each share of Convertible Preferred Stock shall be convertible solely into common stock of the kind received by holders of Common Stock as the result of such Common Stock Fundamental Change.

     For purposes of calculating any adjustment to be made pursuant to this
Section VI(h) in the event of a Fundamental Change, immediately after such Fundamental Change:

          (i) In the case of a Non-Stock Fundamental Change, the conversion price of the Convertible Preferred Stock shall thereupon become the lower of (1) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section VI, and (2) the result of A x $50/B, where:

        A = the greater of the Applicable Price or the then applicable Reference Market Price, and

        B = (x) the then-current Redemption Price per share of Convertible
            Preferred Stock or (y) for any Non-Stock Fundamental Change that occurs before the Convertible Preferred Stock becomes redeemable by the Corporation pursuant to Section V, the applicable price per share set forth for the date of such Non-Stock Fundamental Change in the following table:

                        DATE OF NON-STOCK FUNDAMENTAL CHANGE                  PRICE
        --------------------------------------------------------------------  ------
        After date of original issuance of Convertible Preferred Stock and on or before August 6, 1997.......................................  $53.13
        After August 7, 1997 and on or before August 6, 1998................  $52.81
        After August 7, 1998 and on or before August 6, 1999................  $52.50
        After August 7, 1999 and on or before August 6, 2000................  $52.19 plus, in any case referred to in this clause (y), an amount equal to all per share dividends on the Convertible Preferred Stock accrued and unpaid thereon, whether or not declared, to but excluding the date of such Non-Stock Fundamental Change; and

          (ii) In the case of a Common Stock Fundamental Change, the conversion price of the Convertible Preferred Stock in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section VI, shall thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator shall be the Purchaser Stock Price and the denominator shall be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% by value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Common Stock shall have been exchanged for, converted into or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the conversion price of the Convertible Preferred Stock in effect immediately prior to such Common Stock Fundamental Change shall thereupon be adjusted by dividing such conversion price by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

     (i) Dividend or Interest Reinvestment Plans. Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Corporation or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Convertible Preferred Stock was first designated (except as expressly provided in Section VI(c)(ii) with respect to certain events under the Rights Agreement), and any issuance of Rights, shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Corporation to which any of the adjustment provisions described above applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Corporation except as specifically described in this Section VI. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to holders of Convertible Preferred Stock.

     (j) Series A Preferred Stock Purchase Rights. So long as Rights are attached to the outstanding shares of Common Stock of the Corporation, each share of Common Stock issued upon conversion of the shares of Convertible Preferred Stock prior to the earliest of any Distribution Date (as defined in Section 3(a) of the Rights Agreement), the date of redemption of the Rights or the date of expiration of the Rights shall be issued with Rights in an amount equal to the amount of Rights then attached to each such outstanding share of Common Stock.

     Section VII.  Voting Rights.

     (a) General. The holders of shares of Convertible Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of a share of Convertible Preferred Stock shall have one vote for each share held. Any shares of Convertible Preferred Stock owned, directly or indirectly, by any entity of which the Corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors, shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

     So long as any shares of the Corporation's Convertible Preferred Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Convertible Preferred Stock and outstanding Parity Dividend Stock, voting or consenting (as the case may be) as a single class (i) amend, alter or repeal (by merger or otherwise) any provision of the Corporation's Third Amended and Restated Articles of Incorporation, as may be amended or restated from time to time, or the by-laws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock or (ii) effect any reclassification of the Convertible Preferred Stock.

     (b) Default Voting Rights. Notwithstanding any other provision of the Corporation's Third Amended and Restated Articles of Incorporation, whenever dividends on the Convertible Preferred Stock or any other class or series of Parity Dividend Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), (i) the number of members of the Board of Directors of the Corporation shall be increased by two, effective as the time of election of such directors as hereinafter provided and
(ii) the holders of shares of Convertible Preferred Stock (voting separately as a class with all other affected classes or series of Parity Dividend Stock upon which like voting rights have been conferred and are exercisable) shall have the exclusive right to vote for and elect such two additional directors of the

Corporation who shall continue to serve during the period such dividends remain in arrears. The right of the holders of shares of Convertible Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Convertible Preferred Stock and all other affected classes or series of Parity Dividend Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of shares of Convertible Preferred Stock and such Parity Dividend Stock to vote for such two additional directors, and the number of directors of the Board of Directors of the Corporation shall immediately thereafter be reduced by two.

     The foregoing right of the holders of shares of Convertible Preferred Stock with respect to the election of two directors may be exercised at any annual meeting of shareholders or at any special meeting of shareholders held for such purpose. If the right to elect directors shall have accrued to the holders of shares of Convertible Preferred Stock more than ninety days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within twenty days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of Convertible Preferred Stock, call a special meeting of the holders of Convertible Preferred Stock to be held within sixty days after the delivery of such request for the purpose of electing such additional directors.

     Notwithstanding any other provision of the Corporation's Third Amended and Restated Articles of Incorporation, the holders of shares of Convertible Preferred Stock and any Parity Dividend Stock referred to above voting as a class shall have the right to remove, without cause and at any time, and replace any directors such holders shall have elected pursuant to this Section VII.

     Section VIII. Outstanding Shares. For purposes of this amendment, all shares of Convertible Preferred Stock issued by the Corporation shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section V, all shares of Convertible Preferred Stock that have been so called for redemption under Section V, to the extent provided thereunder; (ii) from the date of surrender of certificates evidencing shares of Convertible Preferred Stock, all shares of Convertible Preferred Stock converted into Common Stock; and (iii) from the date of registration of transfer, all shares of Convertible Preferred Stock owned, directly or indirectly, by any entity of which the Corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors.

     Section IX.  Miscellaneous.

     (a) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

     (b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in request of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates or instruments evidencing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

     (c) In the event that a holder of shares of Convertible Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Convertible Preferred Stock should be made or the address to which the certificates or instruments evidencing such shares or such payment should be sent, the Corporation shall be entitled to register such shares and make such payment, in the name of the holder of such Convertible Preferred Stock as shown on the records of the Corporation and to send the certificates or instruments evidencing such shares or such payment, to the address of such holder shown on the records of the Corporation.

     Section X. Definitions. The following definitions shall apply to terms used in connection with the Convertible Preferred Stock:

     a. "Applicable Price" shall mean (i) in the event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the daily Closing Prices of the Common Stock for the ten consecutive Trading Days prior to and including the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets, in each case, as adjusted in good faith by the Board of Directors of the Corporation to appropriately reflect any of the events referred to in subparagraphs (i), (ii),
(iii), (iv) and (v) of Section VI(c).

     b. "Business Day" shall mean any day other than a Saturday, Sunday or any day on which banking institutions are authorized to close in New York, New York.

     c. "Closing Price" of any common stock on any day shall mean the last reported sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the common stock in each case on the New York Stock Exchange, or, if the common stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which the common stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the common stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose.

     d. "Common Stock" shall mean the Corporation's now or hereafter issued Common Stock.

     e. "Common Stock Fundamental Change" shall mean any Fundamental Change in which more than 50% by value (as determined in good faith by the Board of Directors of the Corporation) of the consideration received by holders of Common Stock consists of common stock that for each of the ten consecutive Trading Days referred to with respect to such Fundamental Change in Section X(a) above has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Corporation continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Convertible Preferred Stock continue to exist as outstanding shares of Convertible Preferred Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Convertible Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding to the business of the Corporation, which Convertible Preferred Stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Convertible Preferred Stock.

     f. "Current Market Price Per Share" shall mean, as to the Common Stock on any date in question, the average of the daily Closing Prices for the five consecutive Trading Days prior to and including the date in question; provided, however, that:

          (1) if the Ex Date for any event (other than the issuance or distribution requiring such computation) that required an adjustment to the conversion price pursuant to subparagraphs (i), (ii), (iii), (iv), or (v) of Section VI(c) ("Other Event") occurs after the fifth Trading Day prior to the day in question and prior to the Ex Date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the Ex Date for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the conversion price is so required to be adjusted as a result of such Other Event,

          (2) if the Ex Date for any Other Event occurs after the Ex Date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the Ex Date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the conversion price is so required to be adjusted as a result of such Other Event,

          (3) if the Ex Date for any Other Event occurs on the Ex Date for the Current Event, one of those events, as determined by the Corporation, shall be deemed for purposes of clauses (1) and (2) of this proviso to have an Ex Date occurring prior to the Ex Date for the other of those events, and

          (4) if the Ex Date for the Current Event is on or prior to the date in question, then after taking into account any adjustment required pursuant to clause (2) of this proviso, the Closing Price for each Trading Day on or after such Ex Date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of paragraph (iv) or (v) of
     Section VI(c), whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the rights, warrants, evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock.

     g. "Ex Date" shall mean (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective.

     h. "Fundamental Change" shall mean the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock of the Corporation shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the highest weighted average of consideration per share which a holder of Common Stock could have received in such transactions or events as a result of which more than 50% of the Common Stock of the Corporation shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets.

     i. "Junior Dividend Stock" shall mean the Junior Stock and any other capital stock of the Corporation ranking junior as to dividends to the Convertible Preferred Stock.

     j. "Junior Liquidation Stock" shall mean the Junior Stock and any other class or series of the Corporation's capital stock ranking junior to the Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     k. "Junior Stock" shall mean the Common Stock, the Series A Preferred Stock, and the Corporation's hereafter issued capital stock ranking junior to the Convertible Preferred Stock both as to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, when and if issued.

     l. "Nasdaq National Market" shall mean the National Association of Securities Dealers Automated Quotation National Market.

     m. "Non-Stock Fundamental Change" shall mean any Fundamental Change other than a Common Stock Fundamental Change.

     n. "Parity Dividend Stock" shall mean any class or series of the Corporation's capital stock hereafter issued ranking, as to dividends, on a parity with the Convertible Preferred Stock.

     o. "Parity Liquidation Stock" shall mean any class or series of the Corporation's capital stock ranking on a parity with the Convertible Preferred Stock as to distributions or assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     p. "Purchaser Stock Price" shall mean, with respect to any Common Stock Fundamental Change, the average of the daily Closing Prices of the common stock received in such Common Stock Fundamental Change for the ten consecutive Trading Days prior to and including the record date for the determination of the holders of Common Stock entitled to receive such common stock, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such common stock, in each case, as adjusted in good faith by the Board of Directors of the corporation to appropriately reflect any of the events referred to in subparagraphs, (i), (ii), (iii), (iv) and (v) of Section VI(c); provided, however, if no such Closing Prices of the common stock for such Trading Days exist, then the Purchaser Stock Price shall be set at a price determined in good faith by the Board of Directors of the Corporation.

     q. "Redemption Price" shall mean the applicable price per share set forth for the date fixed for redemption in the following table:

                             DATE FIXED FOR REDEMPTION                        PRICE
        --------------------------------------------------------------------  ------
        On or after August 7, 2000 and on or before August 6, 2001..........  $51.88
        After August 7, 2001 and on or before August 6, 2002................  $51.56
        After August 7, 2002 and on or before August 6, 2003................  $51.25
        After August 7, 2003 and on or before August 6, 2004................  $50.94
        After August 7, 2004 and on or before August 6, 2005................  $50.63
        After August 7, 2005 and on or before August 6, 2006................  $50.31
        Any date after August 7, 2006.......................................  $50.00

plus, in each case, an amount in cash equal to all per share dividends on the Convertible Preferred Stock accrued and unpaid thereon, whether or not declared, to but excluding the date fixed for redemption.

     r. "Reference Market Price" shall initially mean $26.92 (which is an amount equal to 66 2/3% of the reported last sale price for the Common Stock quoted on the Nasdaq National Market on July 23, 1996), and in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $26.92 to the initial conversion price per share set forth in the last sentence of Section VI(a).

     s. "Rights" shall have the meaning ascribed to such term in the Rights Agreement.

     t. "Rights Agreement" shall mean the Rights Agreement dated as of February 24, 1988, as amended, between the Corporation and the Rights Agent named therein.

     u. "Series A Preferred Stock" shall mean the Corporation's Series A Participating Preferred Stock, when and if issued.

     v. "Trading Day" shall mean a day on which securities traded on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.

                                  APPENDIX VII

                                                                January 27, 1998

Board of Directors
American Bankers Insurance Group, Inc.
11222 Quail Roost Drive
Miami, Florida 33157

Attention: Mr. R. Kirk Landon, Chairman

Dear Members of the Board:

     On behalf of Cendant Corporation we are pleased to submit a proposal to acquire American Bankers Insurance Group, Inc. for $58 per common share payable in cash and stock. Our proposal, representing a premium of $11 (in excess of 23%) over the value of American International Group's proposal, is demonstrably superior to the AIG proposed transaction.

     Several months ago one of our senior executives had discussed with Mr. Gaston our interest in pursuing a business combination with American Bankers. As recently as December, in response to our inquiry as to whether American Bankers was engaged in discussions relating to an acquisition and to our expression of Cendant's strong interest in exploring such a transaction with American Bankers, Mr. Gaston said that American Bankers was not pursuing any acquisition transaction, and suggested that he meet with our senior executive in early January to discuss the matter further. In view of this, it is particularly disappointing that we were not made aware that American Bankers was interested in pursuing acquisition proposals and, accordingly, we did not have the opportunity to submit an offer prior to the announcement of your proposed transaction with AIG.

     We would have liked to discuss our proposal directly with you. However, the terms of Section 6.2 of your agreement with AIG purport to prohibit discussions with us or any other party until 120 days following the date of such agreement, at which time, as both you and AIG have publicly stated, the acquisition of American Bankers by AIG likely will have been completed, making any discussions between us irrelevant. We believe this is an extraordinary measure and raises questions about whether it is in the best interests of American Bankers' shareholders.

     Accordingly, we will be commencing promptly a cash tender offer directly to American Bankers' shareholders for 51% of American Bankers' shares at a price of $58 per common share to be followed by a second step merger in which shares of Cendant common stock with a fixed value of $58 per share will be exchanged on a tax-free basis for the balance of American Bankers' common stock and each share of American Bankers' preferred stock will be converted into one share of Cendant preferred stock having substantially similar terms, except that such shares will be convertible into shares of Cendant common stock calculated in accordance with the terms of the American Bankers' preferred stock.

     The provisions in your agreement with AIG include highly unusual and restrictive conditions which, in fact, represent a virtual forfeiture of the Board's fundamental mandate of protecting the interests of shareholders. Accordingly, we have today commenced litigation in federal court in Miami to ensure that your shareholders will have the opportunity to consider our offer and to assist your board in fulfilling its fiduciary obligations and to resolve certain other issues.

     Although we have determined that it is both necessary and appropriate, under the circumstances, to commence our cash tender offer and litigation, our strong preference would be to enter into a merger agreement with you containing substantially the same terms and conditions (other than price and inappropriate terms) as your proposed transaction with AIG.

     In addition to its significant economic superiority, the merits and the strategic value of the combination of Cendant and American Bankers are compelling. Cendant (NYSE:CD) is the product of the recent combination of CUC International Inc. and HFS Incorporated, creating the world's largest consumer and business services company. Cendant interacts with approximately 170 million customers and members around the world, several times each year. Cendant is investment grade rated and has a market value of approximately

                                      VII-1

$30 billion. Cendant's 1997 revenues and net income are estimated by Wall Street analysts at approximately $5.1 billion and $900 million, respectively. Cendant has recently announced its acquisition of Providian Direct, a direct marketer of automobile insurance. Under separate cover, we have sent a copy of the proxy statement for the merger that created Cendant.

     Cendant's vision for American Bankers is one of exceptional growth and opportunity, which involves utilizing Cendant's distribution channels and customer base as an outlet for American Bankers' products and capitalizing on American Bankers' existing relationships with financial institutions and retailers to increase penetration of Cendant's products. Consistent with this vision, and Cendant's past strategic acquisition practices, Cendant would expect American Bankers' management to continue with the company, would not expect significant employment reductions and would expect American Bankers to continue to maintain its headquarters in Miami.

     The price we are offering in our proposal clearly provides significantly greater value to your shareholders than the proposed transaction with AIG. It would also benefit Cendant's shareholders and be accretive to earnings within the first year. Our proposal is not subject to any due diligence or financing condition and the funds for the cash portion of our offer are available from existing cash resources and under our credit facilities. In addition, Cendant, having acquired control of insurers in the past, is extremely familiar with the insurance regulatory process, has obtained approvals of the type required to implement this proposal and will be able to complete our proposed transaction on a timely basis.

     Accordingly, we strongly believe that you are obligated by principles of fiduciary duty to consider and accept our proposal. Consistent with your clear fiduciary duties, we expect you will provide us with at least the same information you furnished to AIG in the course of your discussions and negotiations with them and that you will discuss and negotiate with us the details of our proposal. In addition, you should take whatever other actions are reasonably necessary or appropriate so that we may operate on a level playing field with AIG and any other companies which may be interested in acquiring American Bankers.

     Our Board of Directors is fully supportive of our proposal and has unanimously authorized and approved it and no other Cendant approval is required for this transaction. Consistent with our Board of Directors' action, we and our advisors stand ready to meet with you and your advisors at your earliest convenience. We want to stress that we are flexible as to all aspects of our proposal and are anxious to proceed to discuss and negotiate it with you as soon as possible.

     Should you find it helpful to do so in connection with reviewing and considering our proposal, you and your advisors should feel free to contact our outside advisors: Steven B. Wolitzer of Lehman Brothers and Jack Levy of Merrill Lynch & Co., our financial advisors, and David Fox of Skadden, Arps, Slate, Meagher & Flom LLP, our legal counsel.

     Personally and on behalf of our colleagues at Cendant, we look forward to hearing from you soon and working with you on our proposal.

                        Sincerely,

                        /s/  Henry R. Silverman                       /s/  Walter A. Forbes
                        ------------------------------------          -------------------------
                        Henry R. Silverman                            Walter A. Forbes
                        President and Chief Executive                 Chairman
                        Officer

cc: All Directors

                                      VII-2

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation of AIG (the "Certificate") provides that AIG shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer or employee of AIG or serves or served any other enterprise at the request of AIG. Section 6.4 of AIG's By-Laws contains a similar provision.

     The Certificate also provides that a director will not be personally liable to AIG or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such an exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law (the "DGCL").

     Section 145 of the DGCL permits indemnification against expenses, fines, judgment and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, AIG and its subsidiaries maintain a directors' and officers' liability insurance policy.

ITEM 21(A).  EXHIBITS

     See Exhibit Index.

ITEM 21(B).  FINANCIAL STATEMENT SCHEDULES

     All financial statement schedules of AIG and American Bankers which are required to be included herein are included in the Annual Report of AIG on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-8787) or the Annual Report of American Bankers on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-9633), respectively, which are incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

     1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     5. The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 5(a)(i) and 5(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (b) That for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     6. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     7. The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 30TH DAY OF JANUARY, 1998.

                                         AMERICAN INTERNATIONAL GROUP, INC.

                                         By:
                                                  /s/ M. R. GREENBERG
                                           -------------------------------------
                                                (M.R. Greenberg, Chairman)
                               ------------------

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS: that each person whose signature appears below constitutes and appoints M.R. Greenberg, Edward E. Matthews and Howard I. Smith, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
                               ------------------

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                TITLE                         DATE
---------------------------------    --------------------------------------  -----------------

       /s/ M.R. GREENBERG                    Chairman and Director
---------------------------------        (Principal Executive Officer)
        (M.R. Greenberg)

       /s/ HOWARD I. SMITH                  Executive Vice President
---------------------------------                 and Director
        (Howard I. Smith)                   (Principal Financial and
                                              Accounting Officer)

     /s/ M. BERNARD AIDINOFF                        Director
---------------------------------
      (M. Bernard Aidinoff)
      /s/ LLOYD M. BENTSEN                          Director
---------------------------------
       (Lloyd M. Bentsen)

        /s/ PEI-YUAN CHIA                           Director
---------------------------------
         (Pei-yuan Chia)

      /s/ MARSHALL A. COHEN                         Director
---------------------------------
       (Marshall A. Cohen)

                                                                January 30, 1998

            SIGNATURE                                TITLE                         DATE
---------------------------------    --------------------------------------  -----------------

   /s/ BARBER B. CONABLE, JR.                       Director
---------------------------------
    (Barber B. Conable, Jr.)
     /s/ MARTIN S. FELDSTEIN                        Director
---------------------------------
      (Martin S. Feldstein)

                                                    Director
---------------------------------
        (Leslie L. Gonda)

      /s/ EVAN G. GREENBERG                         Director
---------------------------------
       (Evan G. Greenberg)

       /s/ CARLA A. HILLS                           Director
---------------------------------
        (Carla A. Hills)

     /s/ FRANK J. HOENEMEYER                        Director
---------------------------------
      (Frank J. Hoenemeyer)

     /s/ EDWARD E. MATTHEWS                         Director
---------------------------------
      (Edward E. Matthews)

       /s/ DEAN P. PHYPERS                          Director
---------------------------------
        (Dean P. Phypers)

                                                    Director
---------------------------------
       (Thomas R. Tizzio)

                                                    Director
---------------------------------
        (Edmund S.W. Tse)

       /s/ FRANK G. WISNER                          Director
---------------------------------
        (Frank G. Wisner)

                                                                January 30, 1998

                                 EXHIBIT INDEX

EXHIBIT NO.                                       DESCRIPTION
-----------     --------------------------------------------------------------------------------
    2.1         Agreement and Plan of Merger, dated as of December 21, 1997, as amended and restated as of January 7, 1998, and as amended by Amendment No. 1 thereto dated as of January 28, 1998, among American Bankers Insurance Group, Inc., American
                International Group, Inc. and AIGF, Inc. (included as Appendix I to the Proxy
                Statement/Prospectus which is part of this Registration Statement on Form S-4)
     3(i)       Restated Certificate of Incorporation of American International Group, Inc.
                dated June 2, 1995 (incorporated herein by reference to Exhibit 3 (i) to AIG's
                Annual Report on Form 10-K for the year ended December 31, 1996 (File 1-8787))
     3(ii)      By-laws of American International Group, Inc. (incorporated herein by reference to Exhibit 3(ii) to AIG's Quarterly Report on Form 10-Q for the quarter ended
                September 30, 1997 (File No. 1-8787))
    4.1         Fiscal Agency Agreement dated as of October 1, 1984 between American
                International Group, Inc. and Citibank, N.A. (Not required to be filed. AIG hereby agrees to file with the Commission a copy of any instrument defining the rights of holders of AIG's long-term debt upon request of the Commission.)
    4.2         Indenture dated as of July 15, 1989 between American International Group, Inc.
                and The Bank of New York (Not required to be filed. AIG hereby agrees to file with the Commission a copy of any instrument defining the rights of holders of
                AIG's long-term debt upon request of the Commission.)
    5.1         Validity opinion of Kathleen E. Shannon, Esq., Vice President and Associate
                General Counsel of American International Group, Inc.
    8.1         Tax Opinion of Jorden Burt Berenson & Johnson LLP
   10.1         Stock Option Agreement, dated as of December 21, 1997, between American
                International Group, Inc. and American Bankers Insurance Group, Inc. (included as Appendix II to the Proxy Statement/Prospectus which is part of this
                Registration Statement on Form S-4)
   10.2         Voting Agreement, dated as of December 21, 1997, among certain stockholders of
                American Bankers Insurance Group, Inc. and American International Group, Inc.
                (included as Appendix III to the Proxy Statement/Prospectus which is part of this Registration Statement on Form S-4)
   10.3         AIG 1996 Employee Stock Purchase Plan (incorporated herein by reference to exhibit to AIG's Definitive Proxy Statement dated April 2, 1996 (File No.
                1-8787))
   10.4         AIG 1987 Employee Stock Option Plan (incorporated herein by reference to exhibit to AIG's Definitive Proxy Statement dated April 6, 1987 (File No. 0-4652))
   10.5         Amended and Restated AIG 1991 Employee Stock Option Plan (incorporated herein by reference to exhibit to AIG's Definitive Proxy Statement dated April 4, 1997
                (File No. 1-8787))
   11.1         Statement re computation of per share earnings (incorporated herein by reference to Exhibit 11 to AIG's Quarterly Report on Form 10-Q for the quarter ended
                September 30, 1997 (File No. 1-8787))
   12.1         Statements re computation of ratios (incorporated herein by reference to Exhibit
                12 to AIG's Quarterly Report on Form 10-Q for the quarter ended September 30,
                1997 (File No. 1-8787))
   21.1         List of Material Subsidiaries of AIG (incorporated herein by reference to
                Exhibit 21 to AIG's Annual Report on Form 10-K for the year ended December 31,
                1996)
   23.1         Consent of Coopers & Lybrand L.L.P.

EXHIBIT NO.                                       DESCRIPTION
-----------     --------------------------------------------------------------------------------
   23.2         Consent of Price Waterhouse LLP
   23.3         Consent of Jorden Burt Berenson & Johnson LLP (included in Exhibit 8.1)
   23.4         Consent of Kathleen E. Shannon, Esq., Vice President and Associate General
                Counsel of American International Group, Inc. (included in Exhibit 5.1)
   23.5         Consent of Salomon Smith Barney
   24.1         Power of Attorney (included in signature page)
   99.1         Joint Press Release of American International Group, Inc. and American Bankers
                Insurance Group, Inc. dated December 22, 1997
   99.2         Form of Proxy Card for Common Stock of American Bankers Insurance Group, Inc.
   99.3         Form of Proxy Card for $3.125 Series B Cumulative Convertible Serial Preferred
                Stock of American Bankers Insurance Group, Inc.
   99.4         Election Form and Letter of Transmittal
   99.5         Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
                Nominees, dated January 30, 1998
   99.6         Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees Letter to
                Clients, dated January 30, 1998
   99.7         Letter from American Bankers Insurance Group, Inc. to LESOP Holders dated
                January 30, 1998
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